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As filed with the Securities and Exchange Commission on July 31, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genoptix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8071 (Primary Standard Industrial Classification Code Number)	33-0840570 (I.R.S. Employer Identification Number)
2110 Rutherford Road Carlsbad, CA 92008 (760) 268-6200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Tina S. Nova, Ph.D.
President and Chief Executive Officer
Genoptix, Inc.
2110 Rutherford Road
Carlsbad, CA 92008
(760) 268-6200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Frederick T. Muto, Esq. J. Patrick Loofbourrow, Esq. Charles J. Bair, Esq. Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Divakar Gupta, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.  / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common Stock, $0.001 par value per share	$86,250,000	$2,648

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes the offering price of shares that may be issued and sold if the underwriters exercise their option to purchase additional shares.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 31, 2007

PROSPECTUS

                  Shares

Common Stock

This is an initial public offering of shares of common stock by Genoptix, Inc., which does business as Genoptix Medical Laboratory. We are selling                     shares of common stock in this offering.

Currently, no public market exists for the shares. We have applied to list our common stock on the NASDAQ Global Market under the symbol "GXDX." We expect the public offering price will be between $                   and $                   per share.

Investing in our common stock involves risks. See "Risk Factors"
beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted to the underwriters a 30-day option to purchase up to an additional                    shares from us on the same terms and conditions as set forth above to the extent the underwriters sell more than                   firm shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about                                  , 2007.

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

COWEN AND COMPANY

                                                 , 2007

ABOUT THIS PROSPECTUS

        You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

        Through and including                       , 2007 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors" and our consolidated financial statements and notes to those consolidated financial statements, before deciding to invest in shares of our common stock.

Our Business

        We are a leading specialized laboratory service provider focused on delivering high touch, customized and collaborative diagnostic services to community-based hematologists and oncologists, or hem/oncs. Our highly trained group of hematopathologists, or hempaths, utilizes sophisticated technologies to provide a differentiated, personalized and comprehensive assessment of a patient's condition, aiding physicians in making vital decisions concerning the treatment of malignancies of the blood and bone marrow, and other forms of cancer.

        Our customer-centric service model enables us to deliver what we believe is superior value to our hem/onc customers and distinguishes us from other diagnostic service providers. After arranging the transport of a sample, we review all documents and materials relating to the patient case, determine its acuity and urgency and confirm that the appropriate tests are ordered and conducted. We then assign the entire patient case to a single hempath, who interprets and integrates all test results. By ordering one of our key service offerings, COMPASSSM, the hem/onc authorizes us to determine the appropriate diagnostic tests to be performed and we evaluate, synthesize and summarize the results into an easy to read comprehensive report. Our clinical service coordinators, or CSCs, work with the hempath responsible for the patient case to ensure the quality, completeness and consistency of the report, and our hempath is clearly identified and readily available to discuss any aspect of the patient case with the ordering hem/onc, giving our customers the benefit of our expertise and analytical experience. CHARTSM, our other key service offering, combines multiple COMPASS assessments and analyses of disease progression after intervening clinical action, providing the hem/onc with a valuable diagnostic tool to track both a patient's disease and response to the prescribed treatment regimen.

        We focus on marketing our specialized diagnostic services to community-based hem/oncs treating malignancies of the blood and bone marrow, and other forms of cancer. According to the National Cancer Institute, or NCI, and the American Cancer Society, or ACS, there were approximately 800,000 patients in the United States living with malignancies or pre-malignant diseases of the blood and bone marrow in 2004, with more than 140,000 new cases being diagnosed each year. Since 1998, according to the American Medical Association, or AMA, the number of practicing hem/oncs, currently estimated at approximately 11,000, has been growing at an annual rate of approximately 3.8%, significantly outpacing the overall annual growth in physicians in the United States of approximately 2.5%. Approximately 79% of these hem/oncs practice in the community setting.

        In order for hem/oncs to make the correct diagnosis, choose or modify appropriate therapeutic regimens and monitor the effectiveness of these regimens, they require highly specialized diagnostic services. Serial blood and bone marrow examinations are typically performed to follow the progress of the disease and the patient's response to therapy. Based upon estimates from the Centers for Medicare and Medicaid Services, or CMS, we believe there are more than 300,000 bone marrow procedures performed annually and that the bone marrow testing market alone represents at least a $1.0 billion opportunity annually. In addition, based upon our patient case mix and the number of people diagnosed with malignancies and pre-malignancies of the blood and bone marrow each year, we believe there are more than 200,000 blood-based tests for liquid and solid tumors performed annually.

        The market for specialized laboratory services has historically been served by a variety of other laboratory service providers, none of which exclusively focuses on the specific needs of community-based hem/oncs. We believe our differentiated services offer the technical expertise of an esoteric testing laboratory, the customer intimacy of a hospital pathologist and the state-of-the-art technology of an academic laboratory, while maintaining a specialized service focus that is not typically available from national reference laboratories that cover a broad range of medical specialties.

        The success of our business model and the value of our differentiated service offerings are evidenced by our revenue growth. We have grown revenues at a compounded quarterly growth rate of 48% for the nine quarters ended March 31, 2007, and our revenues for the year ended December 31, 2006 and the three months ended March 31, 2007 were $24.0 million and $10.7 million, respectively.

Our Competitive Strengths

        We believe our competitive strengths include:

High Touch Approach Focused on the Specific Diagnostic Needs of Community-Based Hem/Oncs

        Our entire process from specimen collection to delivery of a comprehensive diagnostic report is tailored to the specific needs of the community-based hem/onc. We believe that this integrated high touch approach drives our growth by providing a differentiated, specialized and comprehensive service and key diagnostic tools to community-based hem/oncs that enable them to provide better patient care.

Differentiated Value Proposition Through COMPASS and CHART Service Offerings

        Our key service offerings, COMPASS and CHART, are specifically designed to address the unmet needs of community-based hem/oncs. We believe these service offerings facilitate efficient and effective patient care by providing hem/oncs with a clear, concise and actionable diagnosis rather than just providing individual test results.

Highly Trained and Specialized Personnel

        Each of our sales representatives is highly experienced, with strong technical knowledge and an extensive understanding of the community-based hem/onc's practice. Our hempaths have over 100 years of combined hematopathology expertise. Our CSCs are responsible for the review and quality of every test report before it is sent to the customer. We believe our highly trained and specialized national sales force focused exclusively on community-based hem/oncs, combined with the expertise of our hempaths and the quality assurance provided by our CSCs, results in a higher quality, customer-friendly service offering to community-based hem/oncs.

Experienced Management Team and Metric Driven Culture

        We are led by Tina S. Nova, Ph.D., our president and chief executive officer, who has been involved in the co-founding of several companies that completed initial public offerings or were acquired. Our management team, which has an average of more than 20 years of healthcare industry, financial or operational experience, has created a culture of accountability throughout the organization, tracking the performance of our services real time. We believe that our metric driven culture results in higher quality services and increased customer satisfaction.

Our Growth Strategy

        Our objective is to become the leading specialized laboratory service provider focused on delivering high touch, customized and collaborative diagnostic services to community-based hem/oncs and to continue to capitalize on our specialized diagnostic service offerings to increase our market share, revenue and profitability at a rate significantly faster than the overall market for blood and bone marrow testing services. In furtherance of this objective, our growth strategy has the following key elements:

Expand Our Organization and Infrastructure

        We estimate our current market share for bone marrow procedures at approximately 4%. For the foreseeable future, we intend to grow our market share by increasing our personnel, as well as expanding our infrastructure. This will enable us to visit more hem/oncs more frequently and inform them more fully of our service offerings, while maintaining our relationships with hem/oncs and current high standards of customer service. We believe these initiatives will improve our name recognition and reputation, and, as a result, provide us access to a greater portion of the community-based hem/onc market.

Leverage Our Existing Infrastructure to Increase Operating Efficiencies

        Our laboratory was designed to be highly scalable in anticipation of future growth, and as the volume of customer orders increases, we believe we will be able to take advantage of associated economies of scale. We also intend to take advantage of economies of scale in other areas, such as volume discounts offered by our outside courier, improved terms for the reagents and consumables we use and increased efficiency in our back office functions such as billing and collection.

Expand Service Offerings to Hem/Oncs

        We intend to continue to be among the first to market with new technologies and innovations as the standard of care evolves. Over the next few years, we anticipate a number of additional blood-based assays for solid tumors to become available, which we intend to be one of the first laboratories to commercialize. We believe that by continuously enhancing and supplementing our service offerings, we will solidify our relationships with hem/oncs and expand our revenue opportunities.

Pursue Additional Collaborations and Acquisitions to Supplement our Business

        We intend to opportunistically pursue additional collaborations with pharmaceutical companies and acquisitions of businesses, products or technologies that will enable us to accelerate the implementation of our strategic plan and increase the number of hem/onc customers we serve. For example, we currently provide a specialized flow cytometry service and access to our hempaths through collaborations with select pharmaceutical companies. We expect these collaborations to grow over time, which we believe will improve our financial performance and name recognition and reputation among hem/oncs, and potentially provide us with early access to new technologies available for commercialization.

Our Services

        Our key service offerings include COMPASS and CHART. By ordering our COMPASS service offering, the hem/onc authorizes our hempath to determine the appropriate diagnostic tests to be performed, and our hempath then integrates patient history and all previous and current test results into a comprehensive diagnostic report. As part of our CHART service offering, the hem/onc also receives a detailed assessment of a patient's disease progression over time. Test requisitions for more than half of the patient samples we process include our COMPASS or CHART service offerings. We also offer multiple diagnostic services, each of which includes professional interpretation by our hempaths, and can be ordered individually or as part of our COMPASS or CHART service offerings.

Our Sales and Marketing Approach

        We believe our sales and marketing approach distinguishes us from our competitors. Our nationwide sales force, which we are planning to increase significantly in the future, focuses exclusively on community-based hem/oncs and their office staff. Our sales representatives are highly experienced, with strong technical knowledge and an extensive understanding of the community-based hem/onc's practice, and concentrate on a geographic area determined based upon the size of and the number of practicing community-based hem/oncs in that area. This approach allows our sales representatives to build and enhance relationships with our customers, helping us to better understand their needs and develop new service offerings.

        We have developed an extensive library of clear and effective sales and marketing materials to support our sales efforts. Our marketing materials are targeted at three distinct decision makers with respect to our services: community-based hem/oncs; office staff and medical assistants; and patients. We also offer field-based training for medical assistants advising them on the proper technique for making blood and bone marrow smears to ensure we receive optimal specimens.

Risks Relating to Our Business

        Our business and our ability to execute on our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in "Risk Factors:"

  •
  Reimbursement levels for our specialized diagnostic services are subject to continuing change and any reductions in reimbursement levels would decrease our revenues and adversely affect our results of operations and financial condition;

  •
  Changes in regulations, payor policies or contracting arrangements with payors or changes in other laws, regulations or policies may adversely affect coverage or reimbursement for our specialized diagnostic services, which may decrease our revenues and adversely affect our results of operations and financial condition;

  •
  Increased competition, including from competitors replicating our key service offerings in the future, and the failure to provide a higher quality of service than that of our competitors could adversely affect our revenues and profitability;

  •
  We are subject to numerous regulatory and compliance risks, including violations of regulations, compliance with governmental payor regulations, compliance with laws regarding prohibitions on the corporate practice of medicine and future interpretations of clinical laboratory mark-up prohibitions and other rules and regulations in California and other states;

  •
  We have a limited operating history, have had net operating losses for several years, had an accumulated deficit of $54.0 million as of March 31, 2007 and only recently became profitable, and we are unable to predict whether we will remain profitable;

  •
  We are highly dependent on Cartesian Medical Group, Inc. for the services of our hempaths and any significant difficulties in recruiting or retaining these highly trained hempaths could adversely affect our revenues and results of operations;

  •
  We must hire and retain qualified sales representatives to grow our sales;

  •
  If we fail to attract and retain key management and other personnel, we may be unable to successfully maintain or develop our business;

  •
  We may experience difficulties in managing our growth;

  •
  We currently intend to expand our infrastructure, including the establishment of a new laboratory facility and additional backup systems, which, among other things, could divert our resources and may cause our margins to suffer; and

  •
  We may be subject to litigation relating to, among other things, payor and customer disputes, regulatory actions, professional liability, intellectual property, employee-related matters, product liability and other potential claims, which could adversely affect our business.

Corporate Information

        We were incorporated in Delaware in January 1999. Our principal executive offices are located at 2110 Rutherford Road, Carlsbad, California 92008 and our telephone number is (760) 268-6200. Our corporate website address is www.genoptix.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus. Unless the context indicates otherwise, as used in this prospectus, the terms "Genoptix," "Genoptix Medical Laboratory," "we," "us" and "our" refer to Genoptix, Inc., a Delaware corporation. Genoptix, Inc. does business as Genoptix Medical Laboratory.

        Genoptix® and eCOMPASS® are our registered trademarks. We have applied with the U.S. Patent and Trademark Office, or USPTO, for registration in our field of use of the marks "COMPASS" and "CHART." This prospectus also contains trademarks and tradenames of other companies and those trademarks and tradenames are the property of their respective owners.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Use of proceeds	We estimate the net proceeds of this offering, after deducting estimated underwriting discounts and commissions and estimated offering costs, will be approximately $ , assuming an initial public offering price of $ per share, which is the mid-point of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering to (1) increase our personnel, (2) establish a second laboratory facility and expand our backup systems, (3) repay all outstanding indebtedness and (4) opportunistically pursue new collaborations or acquisitions. We intend to use any remaining net proceeds of this offering for working capital and general corporate purposes. See "Use of Proceeds."
Proposed NASDAQ Global Market symbol	GXDX

        The number of shares of common stock that will be outstanding upon completion of this offering is based on            shares outstanding as of March 31, 2007, and excludes:

  •
  shares of common stock subject to outstanding options under our 2001 equity incentive plan, or 2001 plan, as of March 31, 2007, with a weighted average exercise price of $            per share;

  •
  shares of common stock reserved for future issuance under our 2007 equity incentive plan, or 2007 plan, which includes                  shares of common stock reserved for future issuance under our 2001 plan that will be allocated to our 2007 plan, 2007 non-employee directors' stock option plan, or directors' plan, and 2007 employee stock purchase plan, or 2007 purchase plan, each of which will become effective immediately upon the signing of the underwriting agreement for this offering; and

  •
  shares of common stock subject to outstanding warrants as of March 31, 2007, with a weighted average exercise price of $            per share.

        Unless otherwise stated, all information contained in this prospectus assumes:

  •
  a 1-for-    reverse stock split of our common stock to be effected prior to the completion of this offering;

  •
  the conversion of all outstanding shares of our preferred stock into an aggregate of            shares of common stock upon the completion of this offering;

  •
  the filing of our amended and restated certificate of incorporation and adoption of our amended and restated bylaws, which will occur immediately prior to the completion of this offering; and

  •
  no exercise of the underwriters' option to purchase additional shares.

SUMMARY FINANCIAL DATA

        The following tables present our summary historical financial data and should be read together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary financial information for the three months ended March 31, 2006 and 2007 and the summary balance sheet information as of March 31, 2007 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The summary financial information for all other 2005 and 2006 quarterly periods presented are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The summary financial information for the years ended December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the consolidated financial position and results of operations for these periods. Our historical results are not necessarily indicative of our future results.

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
	(in thousands)
Statement of Operations Data
Revenues	$463	$1,019	$1,565	$2,146	$4,009	$5,270	$6,911	$7,828	$10,651
Cost of revenues	733	1,094	1,343	2,019	2,479	3,061	3,768	3,823	4,637

Gross profit	(270)	(75)	222	127	1,530	2,209	3,143	4,005	6,014
Operating expenses:
Sales and marketing expenses	723	1,018	1,101	1,383	1,179	1,334	1,624	2,127	2,321
General and administrative expenses	683	875	1,065	1,159	1,329	1,654	1,985	1,962	2,134
Research and development expenses	429	164	295	217	330	259	271	220	178
Impairment and lease exit costs	—	—	—	—	—	542	—	—	—

Total operating expenses	1,835	2,057	2,461	2,759	2,838	3,789	3,880	4,309	4,633

(Loss) income from operations	(2,105)	(2,132)	(2,239)	(2,632)	(1,308)	(1,580)	(737)	(304)	1,381
Interest income	5	29	80	91	75	63	55	53	48
Interest expense	(33)	(61)	(91)	(106)	(96)	(96)	(96)	(96)	(82)
Other income (expense)	5	7	5	5	5	307	7	(11)	29

(Loss) income before income taxes	(2,128)	(2,157)	(2,245)	(2,642)	(1,324)	(1,306)	(771)	(358)	1,376
Provision for income taxes	—	—	—	—	—	—	—	—	(51)

Net (loss) income	$(2,128)	$(2,157)	$(2,245)	$(2,642)	$(1,324)	$(1,306)	$(771)	$(358)	$1,325

Other Financial Data
EBITDA, as adjusted(1)	$(1,908)	$(1,932)	$(2,031)	$(2,422)	$(1,095)	$(875)	$(513)	$(73)	$1,607

	Years Ended December 31,			Three Months Ended March 31,
	2004(2)	2005	2006	2006	2007
	(in thousands, except per share data)
Statement of Operations Data
Revenues	$730	$5,193	$24,018	$4,009	$10,651
Cost of revenues	1,600	5,189	13,131	2,479	4,637

Gross profit	(870)	4	10,887	1,530	6,014
Operating expenses:
Sales and marketing expenses	1,522	4,225	6,264	1,179	2,321
General and administrative expenses	3,078	3,782	6,930	1,329	2,134
Research and development expenses	4,323	1,105	1,080	330	178
Impairment and lease exit costs	317	—	542	—	—

Total operating expenses	9,240	9,112	14,816	2,838	4,633

(Loss) income from operations	(10,110)	(9,108)	(3,929)	(1,308)	1,381
Interest income	32	205	246	75	48
Interest expense	(160)	(291)	(384)	(96)	(82)
Other income (expense)	16	22	308	5	29

(Loss) income before income taxes	(10,222)	(9,172)	(3,759)	(1,324)	1,376
Provision for income taxes	—	—	—	—	(51)

Net (loss) income	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$1,325

Net (loss) income per share(3)
Basic	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Diluted	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Shares used to compute net (loss) income per share
Basic	388	391	529	392	730

Diluted	388	391	529	392	730

Pro forma net (loss) income per share(3)
Basic			$(0.07)		$0.02

Diluted			$(0.07)		$0.02

Shares used to compute pro forma net (loss) income per share
Basic			52,930		53,131

Diluted			52,930		60,405

Other Financial Data
EBITDA, as adjusted(1)	$(8,743)	$(8,293)	$(2,556)	$(1,095)	$1,607
	As of March 31, 2007
	Actual	Pro Forma As Adjusted(4)
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$4,015
Working capital	5,395
Total assets	12,115
Long-term debt, net of current portion	965
Total stockholders' equity	5,497

(1)
We present EBITDA, as adjusted in this prospectus to provide investors with a supplemental measure of our operating performance and liquidity. EBITDA, as adjusted differs from the term "EBITDA" as it is commonly used. We use EBITDA only to assist in the reconciliation of net income to EBITDA, as adjusted. EBITDA, as adjusted, as used in this prospectus, means "EBITDA," which is generally consolidated net income before interest expense, provision for income taxes, depreciation and amortization, together with impairment and lease exit costs, stock-based compensation and other income (expense).

Management uses EBITDA, as adjusted as a performance and cash flow metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, to facilitate analysis of investment decisions, to evaluate the effectiveness of our business strategies, in communications with our board of directors and stockholders concerning our financial performance and in making decisions on management compensation. In addition, this metric is important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors by excluding potential variations caused by differences in capital structures and indebtedness amounts (affecting relative interest expense) and significant, unusual transactions (affecting impairment and lease exit costs and other income (expense)). Further, we believe EBITDA, as adjusted is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA, as adjusted is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA, as adjusted in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA, as adjusted may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. We compensate for these limitations by relying primarily on our results under GAAP and using EBITDA, as adjusted only supplementally. EBITDA, as adjusted is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Because other companies may calculate EBITDA, as adjusted differently than we do, EBITDA, as adjusted may not be comparable to similarly titled measures reported by other companies, which may limit its usefulness.

The following is a reconciliation of EBITDA and EBITDA, as adjusted to net (loss) income on a quarterly and annual basis:

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
	(in thousands)
Net (loss) income	$(2,128)	$(2,157)	$(2,245)	$(2,642)	$(1,324)	$(1,306)	$(771)	$(358)	$1,325
Add:
Depreciation	197	200	208	210	209	150	134	137	120
Interest expense, net	28	32	11	15	21	33	41	43	34
Provision for income taxes	—	—	—	—	—	—	—	—	51

EBITDA	$(1,903)	$(1,925)	$(2,026)	$(2,417)	$(1,094)	$(1,123)	$(596)	$(178)	$1,530
Add:
Impairment and lease exit costs(a)	—	—	—	—	—	542	—	—	—
Stock-based compensation	—	—	—	—	4	13	90	94	106
Other income (expense)(b)	(5)	(7)	(5)	(5)	(5)	(307)	(7)	11	(29)

EBITDA, as adjusted	$(1,908)	$(1,932)	$(2,031)	$(2,422)	$(1,095)	$(875)	$(513)	$(73)	$1,607

	Years Ended December 31,
	2004	2005	2006
	(in thousands)
Net loss	$(10,222)	$(9,172)	$(3,759)
Add:
Depreciation	1,049	815	630
Interest expense, net	128	86	138
Provision for income taxes	—	—	—

EBITDA	$(9,045)	$(8,271)	$(2,991)
Add:
Impairment and lease exit costs(a)	317	—	542
Stock-based compensation	1	—	201
Other income (expense)(b)	(16)	(22)	(308)

EBITDA, as adjusted	$(8,743)	$(8,293)	$(2,556)

  (a)
  Impairment and lease exit costs in 2006 primarily relate to the relocation in the second quarter of 2006 of our corporate headquarters, at which time we subleased our prior facility. We recorded a charge of approximately $542,000 related to the fair value of the expected loss on the sublease of our prior facility, including $235,000 related to impairment of tenant improvements. During 2004, we recorded impairment charges related to certain equipment that would no longer be utilized upon the shift in our business to specialized diagnostic services. We recorded an adjustment to the carrying value of such equipment assets of $317,000, based on the estimated proceeds from the sale of the equipment. During 2005, this equipment was sold at the adjusted carrying value.

  (b)
  Other income (expense) to date has generally consisted of insignificant amounts related to the disposal of assets, other than a gain of approximately $300,000 from a payment we received in April 2006 related to the sale of our cellular analysis technology in June 2005.

(2)
During the third quarter of 2004, we shifted our business to providing specialized diagnostic services. Prior to that time, our operations were focused on the development of cellular analysis technology.

(3)
For the three months ended March 31, 2007, our net income of $1,325,000 was allocated to preferred stockholders for purposes of calculating net (loss) income per share pursuant to the terms of the preferred stock, resulting in no net income per share allocable to common stockholders. Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate the number of shares used in the computation of the per share amounts.

(4)
The pro forma as adjusted balance sheet data gives effect to (a) the sale of                       shares of common stock in this offering at an assumed initial public offering price of $        per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us, (b) the automatic conversion of all preferred stock into common stock and (c) the repayment of our outstanding indebtedness of approximately $     million with the net proceeds of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering and our cash and cash equivalents, working capital, total assets and total stockholders' equity by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. The pro forma as adjusted information is illustrative only and, following the completion of this offering, will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

        An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating to Our Business Operations

Reimbursement levels for our specialized diagnostic services are subject to continuing change and any reductions in reimbursement levels would decrease our revenues and adversely affect our results of operations and financial condition.

        Reimbursement to healthcare providers, such as specialized diagnostic service providers like us, is subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, including managed care organizations, and other private payors, such as hospitals and private medical groups. Reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid by governmental payors for our specialized diagnostic services. For example, the consumer price index, or CPI, update of the clinical laboratory fee schedule for 2004 through 2008 was frozen by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA. Although this modification to Medicare's reimbursement rates did not materially affect the amount paid by Medicare for our current services, future modifications to Medicare's reimbursement rates or the reimbursement rates from other governmental payors could significantly reduce the amounts we receive for the services we provide. Payment rates also may be impacted if we are no longer able to submit claims to Medicare for our pathology services for hospital patients, but are instead required to bill hospitals for payments. Current legislation allows us to submit such claims to Medicare through 2007.

        Reductions in Medicare's reimbursement rates for pathology services, for which we currently are paid under the Medicare physician fee schedule, would reduce the amount we receive for a substantial number of our specialized diagnostic tests. The Medicare physician fee schedule is updated annually and CMS, the agency responsible for administering the Medicare program, has made a number of methodological changes to components of the formula used to calculate the payment rate beginning in 2007. These methodological changes have not resulted in any significant reductions in the reimbursement for the pathology services we provide, but future modifications may result in reduced payment rates. Further, because of another longstanding formula used to calculate the annual update factors for the physician fee schedule, a decrease in the reimbursement rates for pathology services is proposed for 2008 unless Congress acts to change the formula used or continues, as it has done in the past, to mandate freezes or increases each year.

        Other policy changes may include competitive bidding by clinical laboratories for the provision of services to the Medicare program which is currently the subject of a CMS demonstration project pursuant to the requirements of the MMA. If implemented, competitive bidding could decrease our reimbursement rates for clinical laboratory tests.

        In addition, some private insurers and other third party payors link their rates to Medicare's reimbursement rates, and a reduction in Medicare reimbursement rates for clinical laboratory and pathology services could result in a corresponding reduction in the reimbursements we receive from such third party payors. Any reductions in reimbursement levels for our specialized diagnostic services would decrease our revenues and adversely affect our results of operations and financial condition.

Changes in regulations, payor policies or contracting arrangements with payors or changes in other laws, regulations or policies may adversely affect coverage or reimbursement for our specialized diagnostic services, which may decrease our revenues and adversely affect our results of operations and financial condition.

        Governmental payors, as well as private insurers, and other private payors have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including clinical laboratory and pathology services. Congress has from time to time considered and implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for clinical laboratory and pathology services, including the specialized diagnostic services we provide. In addition, as a result of the focus on healthcare reform in connection with the 2008 Presidential election, there is risk that Congress may implement changes in laws and regulations governing healthcare service providers, including measures to control costs or reductions in reimbursement levels, which may have an adverse impact on our business. We also believe that healthcare professionals, including hem/oncs, will not use our services if third party payors do not provide adequate coverage and reimbursement for them. These changes in federal, state, local and third party payor regulations or policies may decrease our revenues and adversely affect our results of operations and financial condition. For example, prior to February 19, 2007, we were reimbursed for all the flow cytometry studies we performed. On February 19, 2007, the California contractor for Medicare that we bill for flow cytometry studies issued a local coverage determination for those studies, limiting reimbursement to only 20 flow cytometry studies for services performed on or after that date. Our diagnostic tests use an average of approximately 24 flow cytometry studies and to receive reimbursement for all studies performed, we may be required to file an appeal.

        For approximately half of our 2006 revenues, we were generally subject to reimbursement as a non-contracting provider, and payments to us as a non-contracting provider can be changed by third party payors at any time. Moreover, should any of these third party payors insist that we enter into a contract for the specialized diagnostic services we provide, the resulting contract may contain pricing and other terms that are materially less favorable to us than the terms under which we currently operate. As our revenues grow, there is heightened risk that third party payors will insist that we enter into contractual arrangements that contain pricing and other terms that are less favorable to us, which may decrease our revenues and gross margins. If we refuse to enter into a contract with a third party payor, they may refuse to cover and reimburse for our services in the future, which may lead to a decrease in case volume, and a corresponding decrease in our revenues, which would adversely affect our results of operations and financial condition.

Increased competition, including from competitors replicating our key service offerings in the future, and the failure to provide a higher quality of service than that of our competitors could adversely affect our revenues and profitability.

        The laboratory services industry generally is intensely competitive both in terms of service and price, and it continues to undergo significant consolidation, permitting larger clinical laboratory service providers to increase cost efficiencies and change service levels, resulting in more intense competition. Most of our existing competitors and many potential competitors have substantially greater financial, selling, logistical and laboratory resources, more experience in dealing with third party payors for the services we provide, and greater market penetration, purchasing power and marketing budgets, as well as more experience in providing diagnostic services.

        As a specialized diagnostic service provider, we rely extensively on our high quality of service to attract and retain community-based hem/oncs and other healthcare professionals as our customers at the expense of our larger competitors. We compete primarily on the basis of the quality of testing, reporting and information systems, reliability in patient sample transport, reputation in the medical community and access to our highly qualified hempaths. For example, we provide treating hem/oncs with telephonic access on a real-time basis to the specific hempaths that generates a report and analysis on the specific patient. Our failure to provide services superior to the laboratories with which we compete could adversely affect our revenues and profitability.

        Because we do not rely on our intellectual property portfolio to impede others from copying our business, there are no significant barriers to entry into our business, and new or existing laboratories could replicate our key service offerings and business model and enter our market to compete with us with relatively low upfront investments, which would adversely affect our business and prospects.

We have a limited operating history, have had net operating losses for several years, had an accumulated deficit of $54.0 million as of March 31, 2007 and only recently became profitable, and we are unable to predict whether we will remain profitable.

        We are an early stage company with a limited operating history. We did not commence selling our specialized diagnostic services until the third quarter of 2004 and only became profitable in the first quarter of 2007. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a longer history of successfully commercializing specialized diagnostic services.

        During our limited operating history, we have incurred substantial net operating losses. We have financed our operations through private placements of preferred stock and debt and have incurred losses in each full fiscal year since our inception in January 1999. For the year ended December 31, 2006, we had a net loss of $3.8 million, and for the three months ended March 31, 2007, we had net income of $1.3 million. Although we became profitable in the first quarter of 2007, we have incurred significant net losses since our inception. As of March 31, 2007, we had an accumulated deficit of $54.0 million. We may incur operating losses in the future as we expand our infrastructure, increase selling expenses and increase general and administrative expenses to comply with public company reporting requirements or if we are unable to continue to maintain or increase our revenues or control expenses. Because of the numerous risks and uncertainties associated with our growth prospects, sales and marketing and other efforts and other factors, we are unable to predict whether we will remain profitable or the extent of our profitability or future losses.

We are highly dependent on Cartesian Medical Group, Inc. for the services of our hempaths and any significant difficulties in recruiting or retaining these highly trained hempaths could adversely affect our revenues and results of operations.

        Our business is highly dependent on the availability of hempaths, who provide professional services to us through Cartesian Medical Group, Inc., or Cartesian. We currently contract with Cartesian to obtain the professional services of 12 hempaths on a full-time basis, and Cartesian is actively recruiting additional hempaths to work with us as we continue to expand our business. There are currently only approximately 1,500 hempaths licensed in the United States, and only approximately 75 new hempaths receive board certification in the United States each year. Our Clinical Laboratory Professional Services Agreement, or PSA, with Cartesian provides for a year-to-year term that can be terminated by either party at the end of the term. Should Cartesian be unable to retain the hempaths that provide professional services to us, if Cartesian fails in its efforts to recruit additional hempaths to provide us professional services or if Cartesian were to decide not to renew the PSA, our ability to maintain and grow our business may be impaired. In addition, Cartesian may be required to offer higher compensation to hempaths in connection with recruitment and retention efforts, and these increased compensation costs would be reflected in the amount we pay to Cartesian through the PSA. We may be unable to recover these increased costs through price increases or reimbursements for our diagnostic services. In addition, if Cartesian were to experience significant turnover in hempaths, our ability to perform our specialized diagnostic services and our revenues and results of operations could be adversely affected.

We must hire and retain qualified sales representatives to grow our sales.

        Our ability to retain existing customers for our specialized diagnostic services and attract new customers is dependent upon retaining existing sales representatives and hiring new sales representatives, which is an expensive and time-consuming process. We face intense competition for qualified sales personnel and our inability to hire or retain an adequate number of sales representatives could limit our ability to maintain or expand our business and increase sales. Even if we are able to increase our sales force, our new sales personnel may not commit the necessary resources or provide sufficient high quality service and attention to hem/oncs to effectively market and sell our specialized diagnostic services. If we are unable to maintain and expand our marketing and sales networks or if our sales personnel do not perform to our high standards, we may be unable to maintain or grow our existing business and our results of operations and financial condition will likely suffer accordingly.

        Our sales personnel have developed and maintain close relationships with a number of healthcare professionals. In particular, our sales force focuses its efforts on developing relationships with community-based hem/oncs and other healthcare professionals who are decision makers in their offices. Our sales depend on the use of our specialized diagnostic services by these community-based hem/oncs and other healthcare professionals, and successful marketing of our services depends on educating these community-based hem/oncs and other healthcare professionals as to the distinctive characteristics, benefits, high quality and value of our specialized diagnostic services compared to those of our competitors.

        If a sales representative ceases employment, we risk the loss of customer goodwill based on the impairment of relationships developed between the sales representative and the healthcare professionals for whom the sales representative was responsible. This is particularly a risk if the representative goes to work for a competitor, as the healthcare professionals that are our customers may choose to use a competitor's services based on their relationship with the sales representative.

If we fail to attract and retain key management and other personnel, we may be unable to successfully maintain or develop our business.

        Our success depends on our continued ability to attract, retain and motivate highly qualified management, laboratory and other personnel. For example, we are highly dependent on the operational and financial expertise of our senior management. The loss of the services of any of our senior management, particularly Tina S. Nova, Ph.D., our president and chief executive officer, could impede our growth. If we lose any member of our senior management team, other senior management team members may be required to fulfill his or her duties and spend time finding a replacement. We may not be able to find suitable replacements, and our business may be harmed as a result. We do not maintain "key woman" or "key man" insurance policies on the lives of these individuals or the lives of any of our other employees. We employ our senior management on an at-will basis and their employment can be terminated by us or them at any time.

        Our industry has experienced a high rate of turnover of management personnel in recent years. In addition to the intense competition for qualified personnel in the healthcare industry, the San Diego area is characterized by a high cost of living, particularly for housing. As such, we could have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our operational objectives, our revenue growth and our ability to implement our business strategy.

We may experience difficulties in managing our growth.

        Our revenues have grown at a compounded quarterly growth rate of 48% for the nine quarters ended March 31, 2007. This growth has put significant pressure on our systems and operations. We currently have 113 full-time employees. Our current organization, and our systems and facilities currently in place, may not be adequate to support our future growth. In order to effectively manage our operations and any significant growth, we may need to:

  •
  scale our internal infrastructure, including establishing a second laboratory facility, while continuing to provide quality services on a timely basis to community-based hem/oncs and other customers;

  •
  maintain and strengthen our relationships with our hem/onc customers as we increase the number of our sales and marketing personnel and increase our presence in the various geographic markets we serve;

  •
  attract and retain sufficient numbers of talented employees, including sales personnel, hempaths, CSCs, scientists, laboratory technicians and administrative employees, to handle the increasing number of tests we are requested to conduct;

  •
  manage our relationship with Federal Express to ensure its ability to handle increasing sample transport and deliveries;

  •
  continue to enhance our compliance and quality assurance systems; and

  •
  continue to improve our operational, financial and management controls and reporting systems and procedures.

        If we are not able to successfully implement the tasks necessary to further expand our operations, our business, results of operations and financial results could be adversely affected.

We currently intend to expand our infrastructure, including the establishment of a new laboratory facility and additional backup systems, which, among other things, could divert our resources and may cause our margins to suffer.

        In order to better serve our expanding customer base, to serve as backup to our current laboratory facility and to gain additional referrals for our specialized diagnostic services, we intend to expand our infrastructure, including establishing a second laboratory facility in another geographic market and expanding our backup systems. In order to establish a new laboratory facility, we will be required to spend considerable time and money securing adequate space, constructing the facility, obtaining the federal, state and local certifications required by all applicable laws and regulations, recruiting and training employees and establishing the additional operational, logistical and administrative infrastructure necessary to support a second facility. Even after the new laboratory facility is operational, it may take time for us to derive the same economies of scale as in our existing facility. Moreover, we may suffer reduced economies of scale in our existing facility as we seek to balance the amount of work allocated to each facility. Similarly, we may invest in new backup systems in order to prevent the interruption in our current systems, which may be costly and would take time and resources to implement. An expansion of our facilities or systems could divert resources, including the focus of our management, away from our current business. In addition, this expansion of our facilities may increase our costs and potentially decrease operating margins, both of which would, individually or in the aggregate, negatively impact our business, financial condition and results of operations. We will need to continue to expand our managerial, operational, financial, sales, marketing and other infrastructure in order to adequately manage our business and provide support for our services. In addition, to the extent our service levels in our existing or new facilities suffer, this may adversely impact our business, financial condition and results of operations.

If our Carlsbad laboratory facility becomes inoperable, we will be unable to perform our specialized diagnostic services and our business will be harmed.

        We currently do not have redundant laboratory facilities. We perform all of our diagnostic testing in our laboratory facility located in Carlsbad, California. Carlsbad is situated on or near earthquake fault lines. In addition, we do not have redundant systems for all of our business processes. Our facility, the equipment we use to perform our tests and services and our other business process systems would be costly to replace and could require substantial time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, wildfires, floods, acts of terrorism or other criminal activities, infectious disease outbreaks and power outages, which may render it difficult or impossible for us to perform our tests for some period of time. In addition, such events may temporarily interrupt our ability to receive specimens or materials from our suppliers and to have access to our various systems necessary to operate our business. For example, we recently experienced a power outage at our Carlsbad laboratory facility, and although our backup generator allowed us to continue our operations without material interruption, we cannot assure you that similar incidents will not adversely affect our business in the future. The inability to perform our tests and services would result in the loss of customers and harm our reputation, and we may be unable to regain those customers in the future. Our insurance covering damage to our property and the disruption of our business may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

        In the event our facility is damaged or destroyed, we would need to engage a third party to perform laboratory testing services on our behalf. In order to rely on a third party to perform these testing services, we could only use another facility with established state licensure and Clinical Laboratory Improvement Amendments of 1988, or CLIA, accreditation. We cannot assure you that we would be able to find another CLIA-certified facility, or that another laboratory would be willing to perform the necessary tests for us on commercially reasonable terms. Finding a new laboratory that meets the required state licensure and CLIA accreditation standards or developing new systems necessary to operate our business would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services or to provide the same level of quality in our services as we currently provide, which would harm our reputation and adversely affect our business, results of operations and financial condition.

We incur financial risk related to collections.

        Substantially all of our revenues are derived from specialized diagnostic services for which we bill on a fee-for-service basis. Billing for diagnostic services is a complex process and we bill many different payors such as insurance companies, governmental payor programs and patients, each of which has different billing requirements. We face risks in our collection efforts, including potential write-offs of doubtful accounts and long collection cycles for accounts receivable, including reimbursements by third party payors, such as Medicare, Medicaid and other governmental payor programs, hospitals, private insurance plans and managed care organizations. Our provision for doubtful accounts for the year ended December 31, 2006 and for the three months ended March 31, 2007 was 5.0% and 5.5%, respectively, of revenues. In addition, increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors could adversely affect our business, results of operations and financial condition.

We or our suppliers and/or manufacturers may be subject to litigation relating to, among other things, payor and customer disputes, regulatory actions, professional liability, intellectual property, employee-related matters, product liability and other potential claims, which could adversely affect our business.

        We or our suppliers and/or manufacturers may become subject in the ordinary course of business to material litigation related to, among other things, payor or customer disputes, professional liability, regulatory actions, intellectual property, employee-related matters, product liability and other potential claims, as well as investigations by governmental agencies and governmental payors relating to the specialized diagnostic services we provide. Responding to these types of claims, regardless of their merit, could result in significant expense and divert the time, attention and resources of our management. Legal actions could result in substantial monetary damages as well as significant harm to our reputation with community-based hem/oncs and other healthcare professionals and with payors, which could adversely affect our business, financial condition and results of operations.

        We, Cartesian and/or our hempaths may be sued, or may be added as an additional party, under physician liability or other liability law for acts or omissions by our hempaths, laboratory personnel, CSCs and other employees and consultants, including but not limited to being sued for misdiagnoses or liabilities arising from the professional interpretations of test results. We, Cartesian and/or our hempaths may periodically become involved as defendants in medical malpractice and other lawsuits, and are subject to the attendant risk of substantial damage awards, in particular in connection with our COMPASS service offering. Our hempaths are insured for medical malpractice risks on a claims-made basis under traditional professional liability insurance policies. We also maintain general liability insurance that covers certain claims to which we may be subject. Our general insurance does not cover all potential liabilities which may arise, including governmental fines and penalties that we may be required to pay, liabilities we may incur under indemnification agreements and certain other uninsurable losses that we may suffer. It is possible that future claims will not be covered by or will exceed the limits of our insurance coverage.

        The suppliers and manufacturers of the diagnostic tests we perform, which are critical to the performance of our specialized diagnostic services, may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that their diagnostic tests infringe the intellectual property rights of these third parties. In such event, we could no longer have access to, or we may be prohibited from marketing or performing, such diagnostic tests unless we obtained a license from such third party. A license may not be available to us on acceptable terms, if at all. If we are unable to license diagnostic tests that are important to our specialized diagnostic services, our business, financial condition and results of operations may be adversely affected.

We rely on a limited number of third parties for manufacture and supply of all of our laboratory instruments, tests and materials, including consumables, and we may not be able to find replacement suppliers or manufacturers in a timely manner in the event of any disruption, which could adversely affect our business.

        We rely on third parties for the manufacture and supply of all of our laboratory instruments, equipment and materials, including consumables such as reagents and disposable test kits, that we need to perform our specialized diagnostic services, and rely on a limited number of suppliers for certain laboratory materials and some of the laboratory equipment with which we perform our diagnostic services. We do not have long-term contracts with our suppliers and manufacturers that commit them to supply equipment and materials to us. Certain of our suppliers provide us with analyte specific reagents, or ASRs, which serve as building blocks in the diagnostic tests we conduct in our laboratory. These suppliers are subject to regulation by the U.S. Food and Drug Administration, or FDA, and must comply with federal regulations related to the manufacture and distribution of ASR products. Because we cannot ensure the actual production or manufacture of such critical equipment and materials, or the ability of our suppliers to comply with applicable legal and regulatory requirements, we may be subject to significant delays caused by interruption in production or manufacturing. If any of our third party suppliers or manufacturers were to become unwilling or unable to provide this equipment or these materials in required quantities or on our required timelines, we would need to identify and acquire acceptable replacement sources on a timely basis. While we have developed alternate sourcing strategies for the equipment and materials we use, we cannot be certain that these strategies will be effective and even if we were to identify other suppliers and manufacturers for the equipment and materials we need to perform our specialized diagnostic services, there can be no assurance that we will be able to enter into agreements with such suppliers and manufacturers or otherwise obtain such items on a timely basis or on acceptable terms, if at all. If we encounter delays or difficulties in securing necessary laboratory equipment or materials, including consumables, we would face an interruption in our ability to perform our specialized diagnostic services and experience other disruptions that would adversely affect our business, results of operations and financial condition.

Performance issues, service interruptions or price increases by our shipping carrier could adversely affect our business, results of operations and financial condition, and harm our reputation and ability to provide our specialized diagnostic services on a timely basis.

        Expedited, reliable shipping is essential to our operations. One of our marketing strategies entails highlighting the reliability of our point-to-point transport of patient samples.

        We rely almost exclusively on a single carrier, Federal Express, for reliable and secure point-to-point transport of patient bone marrow and other samples to our laboratory and enhanced tracking of these patient samples. Federal Express has tailored some of its systems and processes to meet our specific needs in providing high quality services to our hem/onc customers. In our specialty diagnostic field, patient samples more often than not include bone marrow biopsies, which are both technically difficult for a physician to obtain and extremely uncomfortable for patients to endure. Should Federal Express encounter delivery performance issues such as loss, damage or destruction of a sample, it would be difficult to replace our patient samples in a timely manner and such occurrences may damage our reputation and lead to decreased referrals from physicians for our specialized diagnostic services and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather or other service interruptions by delivery services we use would adversely affect our ability to receive and process patient samples on a timely basis.

        If we or Federal Express were to terminate our relationship, we would be required to find another party to provide expedited, reliable point-to-point transport of our patient samples. There are only a few other providers of such nationwide transport services, and there can be no assurance that we will be able to enter into arrangements with such other providers on acceptable terms, if at all. Finding a new provider of transport services would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services. Even if we were to enter into an arrangement with such provider, there can be no assurance that they will provide the same level of quality in transport services currently provided to us by Federal Express. If the new provider does not provide the required quality and reliable transport services, it could adversely affect our business, reputation, results of operations and financial condition.

Proprietary trademarks, service marks, trade secrets and unpatented know-how are very important to our business.

        We use numerous trademarks and service marks to identify the products and services we offer, some of which have been registered with the USPTO and others of which are undergoing USPTO review. We cannot guarantee that any of the trademarks or service marks for which we have applied for registration will be granted. Moreover, should a third party challenge one or more of our trademarks or service marks, we cannot guarantee that we would prevail in that challenge. Despite the use of our trademarks or service marks in connection with our services, we are not the sole person entitled to use the names COMPASS or CHART in every category in the United States. For example, third parties have registered the name COMPASS in the United States in the medical field and other categories. In addition, we are seeking registration of the name Genoptix in additional fields of use.

        Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still be able to obtain this information or we may be unable to protect our rights. There can be no assurance that binding agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets or unpatented know-how is expensive and time-consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, and we would not be able to prevent their use.

If technological innovation or prophylactic treatments were to reduce the need to conduct diagnostic testing on blood and bone marrow samples or allow our customers or other third parties to perform specialized diagnostic services similar to ours, our business, prospects, results of operations and financial condition could be adversely affected.

        In order for hem/oncs to arrive at the correct diagnosis, choose or modify appropriate therapeutic regimens and monitor the effectiveness of these regimens, they currently require highly specialized diagnostic services that analyze blood and bone marrow samples. We focus our diagnostic efforts primarily on specific malignancies of the blood and bone marrow. Serial blood and bone marrow examinations are typically performed to follow the progress of the disease and the patient's response to therapy. Technological innovations or other advances in medicine that result in the creation of enhanced diagnostic tools may enable other clinical laboratories, hospitals, physicians or other medical providers, or patients, to provide specialized diagnostic services similar to ours in a more patient-friendly, efficient or cost-effective manner than is currently possible. Advances in technology or medicine may also result in a cure or prophylactic treatment for some of the diseases on which we focus which could reduce or eliminate the need to obtain and analyze bone marrow samples. This would substantially reduce or eliminate our market opportunity and adversely affect our business, prospects, results of operations and financial condition.

Failure in our information technology, or IT, telephone or other systems could significantly disrupt our operations and adversely affect our business and financial condition.

        IT and telephone systems are used extensively in virtually all aspects of our business, including laboratory testing, sales, billing, customer service, logistics and management of medical data. The success of our business depends on the ability to obtain, process, analyze, maintain and manage this data. Our management relies on our information systems because:

  •
  patient samples must be received, tracked and processed on a timely basis;

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  test results must be monitored and reported on a timely basis;

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  billings and collections for all customers must be managed efficiently and accurately;

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  third party ancillary billing services require proper tracking and reporting;

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  pricing and other information related to our services is needed by our sales force and other personnel in a timely manner to conduct business;

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  centralized procurement and test inventory management systems are required for effective test inventory management;

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  regulatory compliance requires proper tracking and reporting; and

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  proper recordkeeping is required for operating our business, regulatory compliance, managing employee compensation and other personnel matters.

        Our business, results of operations and financial condition may be adversely affected if, among other things:

  •
  our IT, telephone or other systems are interrupted or fail for any extended length of time;

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  services relating to our IT, telephone or other systems are not kept current;

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  our IT, telephone or other systems become unable to support expanded operations and increased levels of business;

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  information is lost or unable to be restored or processed; or

  •
  information security is breached.

        Our success depends, in part, on the continued and uninterrupted performance of our IT, telephone and other systems, which are vulnerable to damage from a variety of sources, including telecommunications or network failures, computer viruses, natural disasters and physical or electronic break-ins. We are especially vulnerable to losses of patient information which could result in violations of federal and state privacy laws. Despite the precautionary measures we have taken to prevent breakdowns in our IT and telephone systems, sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner or that cause us to lose patient information could adversely affect our business, results of operations and financial condition.

We may experience difficulty in identifying, acquiring or in-licensing, and integrating third parties' products, services, businesses and technologies into our current infrastructure and we may not be able to successfully execute on and integrate such products, services, businesses or technologies, which could disrupt our business and adversely affect our results of operations and financial condition.

        An important part of our business strategy is to opportunistically pursue additional technologies, collaborations and acquisitions that will enable us to accelerate the implementation of our strategic plan and to increase the number of customers we serve and the specialized diagnostic services we provide to those customers. For example, we currently outsource select specialized services that we offer and we may in the future seek to acquire the necessary capabilities to provide these services internally. Although we are not currently a party to any other agreements or commitments and we have no understandings with respect to any such opportunities, we may seek to, and currently intend to use a portion of the net proceeds from this offering to, expand our services and technologies, on an opportunistic basis and as resources allow, by acquiring or in-licensing products, services, businesses or technologies that we believe are a strategic fit with our business and growth plans. Future acquisitions or in-licensing of products, services, businesses or technologies, however, may entail numerous operational and financial risks including:

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  exposure to unknown liabilities;

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  disruption of our business and diversion of our management's time and attention;

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  the availability of financing to pay for these transactions;

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  incurrence of substantial debt or dilutive issuances of securities to pay for these transactions;

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  higher than expected acquisition, in-licensing and integration costs;

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  increased amortization expenses;

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  difficulties in and costs of combining the operations and personnel of any acquired or in-licensed products, services, businesses or technologies with our operations and personnel;

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  impairment of relationships with key suppliers or customers of any acquired or in-licensed products, services, businesses or technologies due to changes in management and ownership; and

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  inability to retain key employees of any acquired or in-licensed products, services, businesses or technologies.

        Finally, we may devote resources to potential acquisitions, in-licensing or collaboration opportunities that are never completed or fail to realize the anticipated benefits of such efforts. Any of these matters could disrupt our business and adversely affect our results of operations and financial condition.

We use biological and hazardous materials that require considerable expertise and expense for handling, storage or disposal and may result in claims against us.

        We work with hazardous materials, including chemicals, biological agents and compounds, blood and bone marrow samples and other human tissue, that could be dangerous to human health and safety or the environment. Our operations also produce hazardous and biohazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair business efforts. If we do not comply with applicable regulations, we may be subject to fines and penalties.

        In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Our general liability insurance and/or workers' compensation insurance policy may not cover damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our operations could be suspended or otherwise adversely affected.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

        We engage the services of consultants to assist us with certain aspects of our business. Many of these consultants were previously employed at or may have previously been or are currently providing consulting services to, other clinical laboratories or diagnostics companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that we or these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Relating to Regulatory and Compliance Matters

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may, directly or indirectly, reduce our revenues, adversely affect our results of operations and financial condition and harm our business.

        The clinical laboratory testing industry is highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

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  federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

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  federal and state laboratory anti-mark-up laws;

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  federal and state anti-kickback laws;

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  federal and state false claims laws;

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  federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

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  coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

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  restrictions on reimbursements for our services;

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  federal and state laws governing laboratory testing, including CLIA;

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  federal and state laws governing the development, use and distribution of diagnostic medical tests known as "home brews";

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  the Health Insurance Portability and Accountability Act of 1996, or HIPAA;

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  federal and state regulation of privacy, security and electronic transactions;

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  state laws regarding prohibitions on the corporate practice of medicine;

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  state laws regarding prohibitions on fee-splitting;

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  federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

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  Occupational Safety and Health Administration, or OSHA, rules and regulations.

        These laws and regulations are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. While we believe that we are currently in material compliance with applicable laws and regulations, a determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would adversely affect our business, prospects, results of operations and financial condition. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenues or increase our costs and adversely affect our business, prospects, results of operations and financial condition.

If we fail to comply with healthcare fraud and abuse laws that govern, among other things, sales and marketing, billing and claims processing practices, we could face substantial penalties and our business, results of operations and financial condition could be adversely affected.

        We are subject to various state and federal healthcare fraud and abuse laws and regulations, including, but not limited to:

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  the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under governmental payor programs such as Medicare and Medicaid;

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  the federal False Claims Act which prohibits individuals or entities from knowingly presenting, or causing to be presented to the federal government, claims for payment that are false or fraudulent;

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  HIPAA, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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  the Stark Law, which prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician (or a member of the physician's family) has a financial relationship with the entity, and which also prohibits the submission of any claim for reimbursement for designated health services furnished pursuant to a prohibited referral; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third party payor, including commercial insurers.

        Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a clinical laboratory's participation in or reimbursement from governmental payor programs, criminal fines and imprisonment. Although we endeavor to comply in all material respects with these rules and regulations, our sales and marketing, billing and claims processing practices may not, in all cases, meet all of the criteria for safe harbor protection or exemptions from liability under these laws. For example, in most cases, patients who utilize service providers that are not participants in a preferred provider network are subject to increased financial obligations in the form of greater coinsurance or copayment requirements. For approximately 40% of our revenues for the year ended December 31, 2006, we were generally subject to reimbursement as a non-contracting provider. In order to maintain our competitiveness with other clinical laboratories, except as required by applicable laws, we frequently accept third party insurance payment as payment in full and, in turn, waive all or a part of a patient's copayment or coinsurance obligations such that the patient's financial burden is no greater than if he or she would have selected an in-network provider. A successful challenge to our practice of accepting third party insurance payments as payment in full under the laws discussed above could adversely affect our business, results of operations and financial condition.

Our failure to comply with governmental payor regulations could result in our being excluded from participation in Medicare, Medicaid or other governmental payor programs, which would decrease our revenues and adversely affect our results of operations and financial condition.

        Reimbursement from Medicare and Medicaid accounted for approximately 43% and 41% of our revenues for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. The Medicare program is administered by CMS which, like the states that administer their respective state Medicaid programs, imposes extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning funds already paid to us, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payor program, a material portion of our revenues would decline, which could adversely affect our results of operations and financial condition.

Our business could be harmed by future interpretations of clinical laboratory mark-up prohibitions.

        Our laboratory currently uses the services of outside reference laboratories to provide certain complementary laboratory services to those services provided directly by our laboratory. Although Medicare policies do not prohibit certain independent-laboratory-to-independent-laboratory referrals and subsequent mark-up for services, California and other states have rules and regulations that prohibit or limit the mark-up of these laboratory-to-laboratory services. A challenge to our charge-setting procedures under these rules and regulations could have a material adverse effect on our business, results of operations and financial condition.

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes in, the law or regulations of the Clinical Laboratory Improvement Amendments of 1988, or those of other state or local agencies.

        We are subject to CLIA, which is administered by CMS and extends federal oversight to virtually all clinical laboratories by requiring that they be certified by the federal government or by a federally-approved accreditation agency. CLIA is designed to ensure the quality and reliability of clinical laboratories by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory's CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. If a laboratory is certified as "high complexity" under CLIA, the laboratory may obtain ASRs, which are used to develop in-house diagnostic tests known as "home brews." We received our CLIA accreditation certificate as a "high complexity" laboratory in mid-2004. To renew this certificate, we are subject to survey and inspection every two years as well as the possibility of unannounced surveys at any time. Our CLIA accreditation was last renewed in 2006.

        We are also subject to regulation of laboratory operations under state clinical laboratory laws. State clinical laboratory laws may require that laboratories and/or laboratory personnel meet certain qualifications, specify certain quality controls or require maintenance of certain records. For example, California requires that we maintain a license to conduct testing in California and California law establishes standards for our day-to-day laboratory operations, including the training and skill required of laboratory personnel and quality control. Certain other states, including Florida, Maryland, New York and Pennsylvania, require that we hold licenses to test specimens from patients residing in those states, and additional states may require similar licenses in the future. Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could adversely affect our business and results of operations.

Certain of our specialized diagnostic tests take advantage of the "home brew" exception from FDA review, and any changes to the FDA's policies with respect to this exception could adversely affect our business and results of operations.

        Clinical laboratory diagnostic tests that are developed and validated by a laboratory for use in examinations the laboratory performs itself are called "home brew" tests. The FDA maintains that it has authority to regulate the development and use of "home brews" as diagnostic medical devices under the federal Food, Drug and Cosmetic Act, or FDCA, but to date has decided not to exercise its authority with respect to most "home brew" tests as a matter of enforcement discretion. A substantial portion of our specialized diagnostic tests are "home brew" tests for which we have not obtained FDA premarket clearance or approval. In addition, manufacturers and suppliers of ASRs, which we obtain for use in our "home brews," are required to register with the FDA, to conform manufacturing operations to the FDA's Quality System Regulation, or QSR, and to comply with certain reporting and other record keeping requirements. The FDA regularly considers the application of additional regulatory controls over the sale of ASRs and the development and use of "home brews" by laboratories such as ours. We cannot predict the extent of the FDA's future regulation and policies with respect to "home brew" tests and there can be no assurance that the FDA will not require us to obtain premarket clearance or approval for certain of the diagnostic tests that we perform. Any such premarket clearance requirements could restrict or delay our ability to provide our specialized diagnostic services and may adversely affect our business and results of operations.

Failure to comply with the HIPAA security and privacy regulations may increase our operational costs.

        The HIPAA privacy and security regulations establish comprehensive federal standards with respect to the uses and disclosures of "protected health information," or PHI, by health plans and healthcare providers, in addition to setting standards to protect the confidentiality, integrity and availability of electronic PHI. The regulations establish a complex regulatory framework on a variety of subjects, including:

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  the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for services and healthcare operations activities;

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  a patient's rights to access, amend and receive an accounting of certain disclosures of PHI;

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  the content of notices of privacy practices for PHI; and

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  administrative, technical and physical safeguards required of entities that use or receive PHI electronically.

        We have implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy regulations establish a uniform federal "floor" and do not supersede state laws that are more stringent. Therefore, we are required to comply with both federal privacy regulations and varying state privacy laws. The federal privacy regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our business could be materially harmed by future interpretation or implementation of state laws regarding prohibitions on the corporate practice of medicine.

        The manner in which licensed physicians can be organized to perform and bill for medical services is governed by state laws and regulations. Under the laws of some states, including California, business corporations generally are not permitted to employ physicians or to own corporations that employ physicians or to otherwise exercise control over the medical judgments or decisions of physicians. All of the hempaths that we utilize in connection with providing our specialized diagnostic services are employed by Cartesian. Cartesian is a California professional corporation formed for the purpose of providing professional medical services in conjunction with the diagnostic services that we provide. We entered into the PSA with Cartesian pursuant to which these hempaths provide professional services to us.

        We believe that we currently are in compliance in all material respects with the laws governing the corporate practice of medicine in California. If regulatory authorities or other parties were to assert that we were engaged in the corporate practice of medicine, or if California laws governing the corporate practice of medicine were to change, we could be required to restructure our contractual and other arrangements, and we and/or our hempaths could be subject to civil or criminal penalties. In addition, the provision of our specialized diagnostic services, which rely heavily on the professional services provided by our hempaths, could be interrupted or suspended, which would adversely affect our business, results of operations and financial condition.

Risks Relating to Our Finances and Capital Requirements

We may need to raise additional capital in the future, which may not be available on favorable terms or at all, which may cause dilution to you or require us to be subject to certain restrictions.

        We may need to raise additional capital in the future. Our operations have consumed substantial amounts of cash since inception. To date, our sources of cash have been primarily limited to private placements of preferred stock and debt. We expect to continue to spend substantial amounts of capital to grow our business. To fund such growth, we may raise additional funds through public or private equity offerings or debt financings. We do not know if we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to maintain or grow our business at the rate that we currently anticipate and respond to competitive pressures or unanticipated capital requirements, or we may be required to reduce operating expenses, which could significantly harm our business, financial condition and results of operations. In addition, to the extent that we raise additional capital by issuing equity securities, your ownership in our company will be diluted.

        Our loan and security agreement with Comerica Bank, as amended, or Loan Agreement, is secured by a pledge of all of our assets other than intellectual property, and contains a variety of operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions, among other restrictions. To the extent we raise additional capital through a debt transaction, the debt financing may involve similar or more onerous covenants that restrict our operations. Any future debt financing will need to be repaid, which creates additional financial risk for us, particularly if our business or prevailing financial market conditions are not conducive to repaying or refinancing our outstanding debt obligations.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance programs.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market, or NASDAQ, in the past several years have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance programs and other programs related to being a public company, such as investor relations and monitoring of public company reporting obligations. These rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. As a public company, it will be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting. In particular, commencing in 2008, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal significant deficiencies or material weaknesses in our internal control over financial reporting. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

Risks Relating to the Securities Markets and Investment in Our Common Stock

There may not be a viable public market for our common stock.

        Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a regular trading market will develop and continue upon completion of this offering or that the market price of our common stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock upon completion of this offering. Among the factors considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, revenue expectations and other factors deemed relevant. See "Underwriting" for additional information.

Fluctuations in our operating results and market volatility may affect our stock price and the value of your investment.

        Following completion of this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, many of which we cannot control, including:

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  changes in coverage and/or reimbursement guidelines and amounts;

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  variations in deductible and coinsurance amounts;

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  changes in regulations affecting the healthcare or diagnostic services industry;

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  failure to comply with applicable regulations;

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  changes in the payor mix or the mix or cost of our specialized diagnostic services;

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  the timing and volume of patient orders and the timing and cost of our sales and marketing campaigns;

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  increased investigative or enforcement initiatives by governmental and other third party payors;

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  additions or departures of key personnel;

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  variations in our quarterly operating results, including the number of business days in each quarter;

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  seasonality and volume declines due to adverse weather conditions and holidays;

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  material changes in our days sales outstanding, or DSO, level;

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  changes in securities analysts' estimates of our financial performance;

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  announcements of acquisitions or other strategic transactions by us or our competitors;

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  announcements of new products or services offered by us or our competitors;

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  fluctuations in stock market prices and trading volumes of similar companies or in the broader markets generally;

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  sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

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  any litigation in which we become involved;

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  discussion of us or our stock price by the financial and medical press and in online investor communities; and

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  changes in accounting principles generally accepted in the United States.

        An active public market for our common stock may not develop or be sustained upon completion of this offering. You may not be able to sell your shares of common stock at or above the offering price.

Our management team may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

        Our management will have considerable discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering:

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  to increase our personnel, including sales personnel, hempaths, CSCs, scientists, laboratory technicians and administrative employees;

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  to establish a second laboratory facility;

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  to expand our backup systems;

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  to repay all outstanding indebtedness under our Loan Agreement;

  •
  to opportunistically pursue new collaborations, acquisitions or in-licenses of products, services, businesses or technologies; and

  •
  for working capital and general corporate purposes.

        We have no present understandings, commitments or agreements with respect to the acquisition of any complementary technologies or businesses and no portion of the net proceeds from this offering has been allocated for any specific transaction. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Investors purchasing common stock in this offering will incur substantial dilution as a result of this offering and future equity issuances, and, as a result, our stock price could decline.

        The initial public offering price for this offering is substantially higher than the pro forma, net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will pay a price that substantially exceeds the value of our tangible assets after subtracting liabilities and will incur immediate dilution of $          per share, based on an assumed initial public offering price of $          per share, the mid-point of the price range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering costs. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased certain of their shares. Investors purchasing shares of common stock in this offering will contribute approximately    % of the total amount we have raised since our inception, and will own approximately    % of our total common stock immediately following the completion of this offering, in each case based on an assumed initial

public offering price of $          per share, the mid-point of the price range set forth on the cover page of this prospectus. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors. If we need to raise additional capital, we may issue additional equity securities. These future equity issuances, together with the exercise of outstanding options and warrants and any additional shares that may be issued in connection with acquisitions, will result in further dilution to investors.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the completion of this offering, may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

If our executive officers, directors and largest stockholders choose to act together, they may be able to control our operations and act in a manner that advances their interests and not necessarily those of other stockholders.

        Upon completion of this offering, our executive officers, directors and holders of 5% or more of our outstanding common stock will beneficially own approximately     % of our common stock. As a result, these stockholders, acting together, will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their interests and not necessarily those of other stockholders.

Future sales of our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of this offering, we will have            outstanding shares of common stock based on the number of shares outstanding as of June 30, 2007. This includes the shares that we are selling in this offering, which may be resold in the public market immediately. Of the remaining shares,            shares are currently restricted as a result of securities laws or lock-up agreements, but will be available for resale in the public market as described in "Shares Eligible for Future Sale." As a result of the lock-up agreements between our underwriters and our security holders and the provisions of Rule 144, Rule 144(k) and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

  •
  shares will be eligible for sale under Rule 144(k) or Rule 701 upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus;

  •
  shares will be eligible for sale under Rule 144 upon the expiration of the lock-up agreements, subject to volume limitations, manner of sale requirements and other restrictions, beginning 180 days after the date of this prospectus; and

  •
  shares will be eligible for sale, upon the exercise of vested options and warrants, upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus.

        In July 2007, the SEC announced proposed revisions to Rule 144. If the proposed changes to Rule 144 are approved, the holding period for restricted shares of our common stock after the completion of this offering may be reduced to six months under specified circumstances, the restrictions on the sale of restricted shares of our common stock held by our affiliates may be reduced and certain other restrictions on resale of the shares of our common stock under Rule 144 may be modified to make it easier for our stockholders under specified circumstances to sell their shares upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus. We do not know whether these proposed revisions to Rule 144 will be adopted as proposed or in a modified form, or at all.

        Moreover, upon completion of this offering, holders of up to approximately                        shares of common stock (including shares of our common stock issuable upon the exercise of outstanding warrants) will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These rights will continue following this offering and will terminate upon the earlier of four years following the closing of this offering or, as to a particular holder of registration rights, when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act within a single 90-day period. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Underwriting" section of this prospectus.

We have never paid dividends on our capital stock, and because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, of our common stock may be your sole source of gain on an investment in our stock.

        We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Furthermore, to the extent we incur additional indebtedness, the loan documents governing such indebtedness may restrict our ability to pay dividends. As a result, we anticipate that capital appreciation, if any, of our common stock may be your sole source of gain for the foreseeable future.

We may become involved in securities class action litigation that could divert management's attention and harm our business.

        The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of diagnostic companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because clinical laboratory service companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management's attention and resources, which could adversely affect our business.

If we are not the subject of securities analyst reports or if any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected.

        Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. There are many publicly traded companies active in the healthcare industry, which may mean it will be less likely that we receive analysts' coverage, which in turn could affect the price of our common stock. In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors' stocks, the trading price of our common stock may also be negatively affected.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, including statements regarding our sales and marketing efforts, our expected future revenues, operations and expenditures, and our future plans and prospects, that are based on our management's beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements relate to future events or our future financial performance and include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, regulatory compliance, the effects of future regulation and competition. Forward-looking statements include all statements that are not historical facts and generally can be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or the negative of those terms, and similar expressions.

        Forward-looking statements include, but are not limited to, statements about:

  •
  the expected reimbursement levels from governmental payors and private insurers;

  •
  application of existing laws, rules and regulations, including without limitation, Medicare laws, anti-kickback laws, HIPAA regulations, federal and state false claims laws and corporate practice of medicine laws, to our business and the services we provide;

  •
  regulatory developments in the United States;

  •
  our ability to maintain our license under CLIA;

  •
  our ability to expand our operations and increase our market share;

  •
  our ability to compete with other clinical diagnostic laboratories;

  •
  our expected growth in revenues and profitability;

  •
  our ability to contract with Cartesian for the services of an adequate number of highly trained hempaths;

  •
  our ability to hire and retain sufficient managerial, sales, clinical and other personnel to meet our needs;

  •
  our ability to successfully establish a second laboratory facility and expand our backup systems and infrastructure;

  •
  the accuracy of our estimates regarding reimbursement, expenses, future revenues and capital requirements;

  •
  our ability to consummate and successfully integrate any future acquisitions; and

  •
  our ability to raise additional funds in the capital markets, through arrangements with lending institutions or from other sources.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

        Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $    million, based upon an assumed initial public offering price of $    per share, the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Each $1.00 increase or decrease in the assumed public offering price of $    per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the net proceeds to us from this offering by approximately $    million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. If the underwriters fully exercise their option to purchase additional shares, we estimate that our net proceeds from this offering will be approximately $    million.

        We intend to use the net proceeds from this offering:

  •
  to increase our personnel, including sales personnel, hempaths, CSCs, scientists, laboratory technicians and administrative employees;

  •
  to establish a second laboratory facility;

  •
  to expand our backup systems;

  •
  to repay all outstanding indebtedness under our Loan Agreement;

  •
  to opportunistically pursue new collaborations, acquisitions or in-licenses of products, services, businesses or technologies that will enable us to accelerate the implementation of our strategic plan and increase the number of customers we serve; and

  •
  for working capital and general corporate purposes.

        As of March 31, 2007, an aggregate of $2.6 million in principal remained outstanding under the term loan and equipment lines of our Loan Agreement, which become due at various dates through November 2009 and bear interest at the prime rate plus 1.0% and prime rate plus 1.25%, resepectively, and are payable in equal monthly installments.

        Although we are not currently pursuing any particular acquisition or in-licensing transaction, we expect to look for those opportunities that we believe are a strategic fit with our business and complement our existing specialized diagnostic services. To the degree that we pursue any of these transactions, the amount of proceeds that we have available for working capital and general corporate purposes may decrease.

        Pending the use of the net proceeds from this offering, we intend to invest these funds in short-term government agency securities. The amounts and timing of our actual expenditures will depend on numerous factors, including the rate at which we hire additional personnel and expand our infrastructure. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future. The terms of our Loan Agreement prohibit us from declaring or paying any cash dividend without the prior written consent of our lender. Any future determination related to dividend policy will be made at the discretion of our board of directors. Furthermore, to the extent we incur additional indebtedness in the future, the loan documents governing such indebtedness may restrict our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to:

  •
  the filing of an amended and restated certificate of incorporation to authorize 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock;

  •
  the conversion of all our outstanding shares of preferred stock into an aggregate of            shares of common stock upon the completion of this offering;

  •
  the sale of                  shares of common stock in this offering at an assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us; and

  •
  the repayment of all indebtedness under our Loan Agreement with a portion of the net proceeds of this offering.

        You should read the information in this table together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	March 31, 2007
	Actual	Pro Forma As Adjusted(1)
	(in thousands)
Long-term debt, including current portion	$2,476	$
Stockholders' equity:
Preferred stock, $0.001 par value: 54,519,000 shares authorized, shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	52
Common stock, $0.001 par value: 70,500,000 shares authorized, shares issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	1
Additional paid-in capital(2)	59,468
Accumulated deficit	(54,024)

Total stockholders' equity(2)	5,497

Total capitalization(2)	$7,973	$

(1)
The pro forma as adjusted information is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid-in capital, total stockholders' equity and total capitalization by $    million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        The number of shares of our common stock that will be outstanding upon the completion of this offering is based on                  shares outstanding as of March 31, 2007, and excludes the following:

  •
  shares of common stock subject to outstanding options under our 2001 plan as of March 31, 2007, with a weighted average exercise price of $         per share;

  •
  shares of common stock reserved for future issuance under our 2007 plan, which includes                  shares of common stock reserved for future issuance under our 2001 plan that will be allocated to our 2007 plan, directors' plan and 2007 purchase plan, each of which will become effective immediately upon the signing of the underwriting agreement for this offering; and

  •
  shares of common stock subject to outstanding warrants as of March 31, 2007, with a weighted average exercise price of $         per share.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering. The historical net tangible book value of our common stock as of March 31, 2007 was approximately $5.5 million, or approximately $            per share of common stock, based on the number of shares of common stock outstanding as of March 31, 2007, after giving effect to the conversion of all outstanding shares of our preferred stock into                  shares of common stock upon the completion of this offering. Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock (after taking into account the automatic conversion of all outstanding shares of our preferred stock upon completion of this offering) into our total tangible assets (total assets less intangible assets) less total liabilities.

        Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $            per share, the mid-point range of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us, and after giving effect to the conversion of all outstanding shares of our preferred stock as of March 31, 2007, into an aggregate of                        shares of common stock upon completion of this offering, our pro forma as adjusted net tangible book value as of March 31, 2007 would have been approximately $            million, or approximately $            per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing common stockholders, and an immediate dilution of $            per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share, the mid-point of the price range set forth on the cover page of this prospectus		$
Historical net tangible book value per share as of March 31, 2007	$
Pro forma increase in net tangible book value per share attributable to investors participating in this offering	$

Pro forma as adjusted net tangible book value per share after this offering		$

Pro forma dilution per share to investors participating in this offering		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $            , our pro forma as adjusted net tangible book value per share after this offering by $            per share and the dilution in pro forma as adjusted net tangible book value per share to investors participating in this offering by $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        If the underwriters exercise their option in full to purchase                  additional shares of common stock in this offering, our pro forma as adjusted net tangible book value per share after the offering would be $            per share, the increase in our pro forma net tangible book value per share to existing stockholders would be $            per share and the dilution to new investors participating in this offering would be $            per share.

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2007, the differences between the number of shares of common stock purchased from us, the total consideration for such common stock, which includes cash received from the exercise of stock options, the value of common stock issued to employees and non-employees, and the net proceeds received from the issuance of common stock and preferred stock, and the average price per share paid by existing stockholders and by investors participating in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us, at an assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus.

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
(in thousands)
Existing stockholders before this offering			%	$		%	$
Investors participating in this offering

Total		100%			100%		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $    million, or increase (decrease) the percent of total consideration paid by new investors by         %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters' option to purchase additional shares and no exercise of any outstanding options or warrants. If the underwriters' option to purchase additional shares is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to            % of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be increased to            shares or            % of the total number of shares of common stock to be outstanding upon completion of this offering.

        As of March 31, 2007, there were:

  •
  shares of common stock subject to outstanding options under our 2001 plan, with a weighted average exercise price of $            per share; and

  •
  shares of common stock subject to outstanding warrants, having a weighted average exercise price of $            per share.

        Effective immediately upon the signing of the underwriting agreement for this offering, an aggregate of            shares of our common stock will be reserved for issuance under our 2007 plan, which includes                  shares of common stock reserved for future issuance under our 2001 plan that will be allocated to our 2007 plan, our directors' plan and our 2007 purchase plan, respectively, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL DATA

        The following selected financial data should be read together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2004, 2005 and 2006, and the selected balance sheet data as of December 31, 2005 and 2006, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2002 and 2003, and the selected balance sheet data as of December 31, 2002, 2003 and 2004, are derived from our audited consolidated financial statements, which are not included in this prospectus. The selected statement of operations data for the three months ended March 31, 2006 and 2007 and the selected balance sheet data as of March 31, 2007 are derived from our unaudited consolidated financial statements, which are included in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the consolidated financial position and results of operations for these periods. Our historical results are not necessarily indicative of our future results.

	Years Ended December 31,					Three Months Ended March 31,
	2002(1)	2003(1)	2004(1)	2005	2006	2006	2007
	(in thousands, except per share data)
Statement of Operations Data
Revenues	$99	$209	$730	$5,193	$24,018	$4,009	$10,651
Cost of revenues	66	136	1,600	5,189	13,131	2,479	4,637

Gross profit	33	73	(870)	4	10,887	1,530	6,014
Operating expenses:
Sales and marketing expenses	498	648	1,522	4,225	6,264	1,179	2,321
General and administrative expenses	3,589	2,956	3,078	3,782	6,930	1,329	2,134
Research and development expenses	8,201	6,295	4,323	1,105	1,080	330	178
Impairment and lease exit costs	—	—	317	—	542	—	—

Total operating expenses	12,288	9,899	9,240	9,112	14,816	2,838	4,633

(Loss) income from operations	(12,255)	(9,826)	(10,110)	(9,108)	(3,929)	(1,308)	1,381
Interest income	185	46	32	205	246	75	48
Interest expense	(136)	(253)	(160)	(291)	(384)	(96)	(82)
Other income (expense)	—	15	16	22	308	5	29

(Loss) income before income taxes	(12,206)	(10,018)	(10,222)	(9,172)	(3,759)	(1,324)	1,376
Provision for income taxes	—	—	—	—	—	—	(51)

Net (loss) income	$(12,206)	$(10,018)	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$1,325

Net (loss) income per share(2)
Basic	$(77.57)	$(38.80)	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Diluted	$(77.57)	$(38.80)	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Shares used to compute net (loss) income per share
Basic	157	258	388	391	529	392	730

Diluted	157	258	388	391	529	392	730

Pro forma net (loss) income per share(2)
Basic					$(0.07)		$0.02

Diluted					$(0.07)		$0.02

Shares used to compute pro forma net (loss) income per share
Basic					52,930		53,131

Diluted					52,930		60,405

(1)
During the third quarter of 2004, we shifted our business to providing specialized diagnostic services. Prior to that time, our operations were focused on the development of cellular analysis technology.
(2)
For the three months ended March 31, 2007, our net income of $1,325,000 was allocated to preferred stockholders for purposes of calculating net (loss) income per share pursuant to the terms of the preferred stock, resulting in no net income per share allocable to common stockholders. Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate the historical and pro forma net (loss) income per share and the number of shares used in the computation of the per share amounts.

	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2007
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$3,878	$7,051	$236	$8,926	$3,865	$4,015
Working capital (deficit)	2,829	5,723	(844)	8,451	4,293	5,395
Total assets	7,604	9,994	2,397	12,714	10,202	12,115
Long-term debt, net of current portion	1,380	482	404	2,136	1,262	965
Total stockholders' equity	4,877	7,917	602	7,524	4,065	5,497

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Please see "Forward-Looking Statement" for more information. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading specialized laboratory service provider focused on delivering high touch, customized and collaborative diagnostic services to community-based hem/oncs. Our highly trained group of hempaths utilizes sophisticated technologies to provide a differentiated, personalized and comprehensive assessment of a patient's condition, aiding physicians in making vital decisions concerning the treatment of malignancies of the blood and bone marrow, and other forms of cancer.

        Our objective is to continue to capitalize on our specialized diagnostic service offerings to increase our market share, revenue and profitability at a rate significantly faster than the overall market for blood and bone marrow testing services. In furtherance of this objective, our growth strategy has the following key elements:

  •
  expand our organization and infrastructure;

  •
  leverage our existing infrastructure to increase operating efficiencies;

  •
  expand service offerings to hem/oncs; and

  •
  pursue additional collaborations and acquisitions to supplement our business.

        Our key service offerings include COMPASS and CHART. By ordering our COMPASS service offering, the hem/onc authorizes our hempath to determine the appropriate diagnostic tests to be performed, and our hempath then integrates patient history and all previous and current test results into a comprehensive diagnostic report. As part of our CHART service offering, the hem/onc also receives a detailed assessment of a patient's disease progression over time. Test requisitions for more than half of the patient samples we process include our COMPASS or CHART service offerings.

        We were organized in 1999, and we began offering specialized diagnostic services in the third quarter of 2004. We have grown revenues at a compounded quarterly growth rate of 48% for the nine quarters ended March 31, 2007, and our revenues for the year ended December 31, 2006 and the three months ended March 31, 2007 were $24.0 million and $10.7 million, respectively. Although we became profitable for the first time in the first quarter of 2007, we have incurred significant net losses since our inception. As of March 31, 2007, we had an accumulated deficit of $54.0 million.

Consolidated Financial Statement Presentation

        The following paragraphs provide a brief description of the most significant items that appear in our consolidated statements of operations.

Revenues

        Revenues primarily consist of payments or reimbursements received from governmental payors, such as Medicare and Medicaid, private insurers, including managed care organizations, private payors, such as hospitals, patients, and others for the specialized diagnostic services rendered to our hem/onc customers. For the year ended December 31, 2006, we derived approximately 54% of our revenues from private insurance, including managed care organizations and other healthcare insurance providers, 43% from Medicare and Medicaid and 3% from other sources. Our revenues are affected by changes in customer and case volume, payor mix and reimbursement rates. Billing and reimbursement for our specialized diagnostic services in connection with governmental payor programs is subject to numerous federal and state regulations and other billing requirements. Reimbursement under Medicare for our specialized diagnostic services is subject to a Medicare physician fee schedule, and to a lesser degree, a clinical laboratory fee schedule, both of which are updated annually. These billing and reimbursement arrangements are discussed more fully in "Business—Billing and Reimbursement." A portion of our revenues in 2004 and 2005 consisted of governmental grants related to the development of the cellular analysis technology, that we sold in June 2005. We had no grant revenues in 2006 and do not expect to have any grant revenues in the future.

Cost of Revenues

        Cost of revenues consists of the compensation and fringe benefits of hempaths, licensed technicians, CSCs and other support personnel, outside laboratory costs, laboratory supplies, shipping and distribution costs and depreciation and facility-related costs allocated to cost of revenues. Our cost of revenues generally increases as our case volume and revenues increase. We expect that our cost of revenues will continue to increase as our case volume and revenues increase and we hire additional hempaths, technicians and support personnel, incur increased outside laboratory, shipping, distribution and facility costs and spend more on supplies to support these anticipated increases in case volume and related revenues. A portion of our cost of revenues in 2004 and 2005 consisted of governmental grants that were completed on a cost-plus basis.

Sales and Marketing Expenses

        Sales and marketing expenses consist primarily of compensation and fringe benefits, related travel costs for our sales personnel in the field and depreciation and facility-related costs allocated to sales and marketing expenses. We expect our sales and marketing expenses to increase as we hire additional sales representatives and managers as part of our growth strategy. As our name becomes more recognized and our existing sales force becomes more established in its markets, we believe that our sales force productivity should increase and the time it takes for new sales representatives to reach their full potential and the average cost per sale should decrease.

General and Administrative Expenses

        General and administrative expenses relate to billing, finance, human resources and other administrative functions and primarily consist of compensation and fringe benefits, professional services, including third party billing services and depreciation and facility-related costs allocated to general and administrative expenses. In addition, provision for doubtful accounts is included in general and administrative expenses. We anticipate increases in our general and administrative expenses as we add personnel, comply with the reporting obligations applicable to publicly held companies, incur additional expenses associated with the expansion of our facilities and backup systems, including establishing a second laboratory facility, and continue to build our corporate infrastructure to support our anticipated growth.

Research and Development Expenses

        Research and development expenses primarily consist of compensation and fringe benefits and depreciation and facility-related costs allocated to research and development expenses. Our research and development activities between 2001 and mid-2004 were focused primarily on the development of cellular analysis tools utilizing laser and optic technology, that we sold in June 2005. Subsequent to mid-2004, our research and development efforts have been focused on the development of diagnostic tests in connection with our specialized diagnostic services business.

Impairment and Lease Exit Costs

        Impairment and lease exit costs in 2006 primarily relate to the relocation of our corporate headquarters in the second quarter of 2006, at which time we subleased our prior facility. We recorded a charge of approximately $542,000 related to the present value of the expected loss on the sublease of our prior facility, including $235,000 related to impairment of tenant improvements. During 2004, we recorded impairment charges related to certain equipment that would no longer be utilized upon the shift in our business to specialized diagnostic services. We recorded an adjustment to the carrying value of such equipment of $317,000, based on the estimated proceeds from the sale of the equipment. During 2005, this equipment was sold at its adjusted carrying value.

Interest Income

        Interest income primarily consists of interest earned on our cash and cash equivalents. We expect our interest income to increase as the cash generated by our operating activities increases, and as we invest the net proceeds from this offering.

Interest Expense

        Interest expense to date has consisted primarily of interest expense on our outstanding capital leases, loan balances under our Loan Agreement and the amortization of warrants related to our various debt issuances. We intend to use a portion of the net proceeds from this offering to repay all indebtedness outstanding under our Loan Agreement, which we anticipate will result in a decrease in our interest expense following the completion of this offering.

Other Income (Expense)

        Other income (expense) to date has generally consisted of insignificant amounts related to the disposal of assets, other than a gain of approximately $300,000 from a payment we received in April 2006 related to the sale of our cellular analysis technology in June 2005.

Income Taxes

        As of December 31, 2006, we had federal and state net operating loss carryforwards of approximately $48.7 million and $48.1 million, respectively. If not used, the net operating loss carryforwards will begin expiring in 2019 for federal income tax purposes and 2008 for state income tax purposes. As of December 31, 2006, we had federal research credit carryforwards of $0.4 million, which will begin expiring in 2020. As of December 31, 2006, we had state research credit carryforwards of $0.5 million, which do not expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, substantial changes in our ownership may limit the amount of net operating loss and research and development credit carryforwards that could be used annually in the future to offset taxable income. Any such annual limitation may significantly reduce our ability to use net operating loss carryforwards and credit carryforwards before they expire. In each period since our inception, we have recorded a valuation allowance for the full amount of our deferred tax asset, as the realization of the deferred tax asset is uncertain. As a result, through December 31, 2006, we have not recorded any federal or state income tax benefit in our statement of operations.

Seasonality

        The majority of our testing volume is dependent on patient visits to hem/oncs' offices and other healthcare providers. Volume of testing generally declines during the year-end holiday periods and other major holidays. In addition, volume of testing tends to decline due to adverse weather conditions, such as excessively hot or cold spells or hurricanes or tornados in certain regions, consequently reducing revenues and cash flows in any affected period. Therefore, comparison of the results of successive periods may not accurately reflect trends for successive periods.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in conformity with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Actual results could differ from those estimates.

        We believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements. For a summary of all of our accounting policies, including the policies discussed below, see Note 1 of our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

        We recognize revenues in accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility of the resulting receivable is reasonably assured.

        Our specialized diagnostic services are performed based on a written test requisition form and revenues are recognized once the diagnostic services have been performed, the results have been delivered to the ordering physician and the payor has been identified. These diagnostic services are billed to various payors, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals, and individuals. We report revenues from contracted payors, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, the published fee schedules. We report revenues from non-contracted payors, including certain insurance companies and individuals, based on the amount expected to be collected. The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate. In each reporting period, we review our historical collection experience for non-contracted payors and adjust our expected revenues for current and subsequent periods accordingly. During the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007, we did not make any significant adjustments to our original revenue estimates.

        From inception through May 2005, we recorded revenues related to several research agreements with the U.S. Government or its agencies on a cost-plus basis. Revenues from these agreements were recognized as research costs were incurred over the period specified in the related agreement. Subsequent to May 2005, we had no active research agreements with the U.S. Government or its agencies and do not intend to enter into any such agreements in the future.

Allowance for Doubtful Accounts

        An allowance for doubtful accounts is recorded, at the same time revenues are recognized, for estimated uncollectible amounts due from our payors. The process for estimating the collection of receivables associated with our specialized diagnostic services involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically, based upon an evaluation of historical collection experience with specific payors and other relevant factors. The realization cycle for certain governmental and managed care payors can be lengthy, involving denial, appeal and adjudication processes, and are subject to periodic adjustments which may be significant.

Provision for doubtful accounts is charged to general and administrative expense. Accounts receivable are written off as uncollectible and deducted from the allowance after appropriate collection efforts have been exhausted. During the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007, our write-offs have been minimal as we continue to pursue collection efforts.

        Our provision for doubtful accounts was approximately 5.0% of revenues for the year ended December 31, 2006 and approximately 5.5% of revenues for the three months ended March 31, 2007.

Income Taxes

        We account for income taxes utilizing the asset and liability method, in accordance with Statement of Financial Accounting Standards, or SFAS, No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefit is more likely than not.

        In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        We adopted the provisions of FIN No. 48 on January 1, 2007. As of the date of adoption, our unrecognized tax benefits totaled $840,000, all of which, if recognized, would affect the effective tax rate. The adoption of FIN No. 48 did not result in an adjustment to accumulated deficit. We will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. We recognized no interest or penalties upon the adoption of FIN No. 48. We do not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date.

        We are subject to U.S. federal and California income tax. We are no longer subject to U.S. federal and California income tax examinations for years before 2003 and 2002, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. We are not currently under Internal Revenue Service, or IRS, or California tax examinations.

        At January 1, 2007, we had net deferred tax assets of $23.0 million. A significant component of our deferred tax assets are federal and state tax net operating loss carryforwards and federal and state research and development credit carryforwards. Due to uncertainties surrounding our ability to generate sufficient future taxable income to realize these assets, a full valuation has been established to offset our net deferred tax asset. Additionally, the future utilization of our net operating loss and research and development credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future, including in connection with this offering of our common stock. Until we have determined whether such an ownership change has occurred, and until the amount of any limitation becomes known, no amounts are being presented as an uncertain tax position in accordance with FIN No. 48. Any carryforwards that will expire prior to utilization as a result of these limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Stock-based Compensation

  Stock-Based Compensation Under SFAS No. 123

        Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements using the intrinsic value method of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Prior to January 1, 2006, we utilized the minimum value method to comply with the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment to SFAS No. 123. The pro forma net losses disclosed under the disclosure-only provisions of SFAS No. 123 were less than $30,000 greater than the net losses disclosed for the years ended December 31, 2004 and 2005. Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, of the fair value of our common stock over the exercise price of the option on the date of grant. No stock-based compensation expense was recorded under APB Opinion No. 25 for the years ended December 31, 2004 and 2005.

  Stock-Based Compensation Under SFAS No. 123R

        Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, and supersedes APB Opinion No. 25. We adopted SFAS No. 123R using the prospective approach. Under the prospective approach, SFAS No. 123R applies to new awards and to awards modified, repurchased or cancelled after the required effective date. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the statement of operations based on the department to which the related employee reports.

        Under SFAS No. 123R, we elected to use the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options was estimated at the grant date using the following assumptions:

	Year Ended December 31,	Three Months Ended March 31,
	2006	2006	2007
Employee stock options
Risk-free interest rate	4.75%	4.75%	4.71%
Dividend yield	—	—	—
Expected life of options (years)	6.08	6.08	6.08
Volatility	68.00%	68.00%	65.00%

        The weighted-average grant date fair value per share of employee stock options granted during the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007 was $1.55, $1.03 and $2.17, respectively.

        We derived the risk-free interest rate assumption from the U.S. Treasury's rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We based the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. We calculated the weighted average expected life of options using the simplified method as prescribed by SEC SAB No. 107, Share-Based Payment. This decision was based on the lack of relevant historical data due to our limited historical experience. In addition, due to our limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies with publicly-available share prices. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We utilized our historical forfeitures to estimate our future forfeiture rate at 7%

for 2006 and the three months ended March 31, 2007. Prior to adoption of SFAS No. 123R, we accounted for forfeitures of stock option grants as they occurred.

        The fair value of our common stock during the years ended December 31, 2004 and 2005 was determined contemporaneously by our board of directors with assistance from valuation information provided by management. Given the absence of an active market for our common stock, our board of directors was required to estimate the fair value of our common stock at the time of each grant. Our board of directors, which includes members who are experienced in valuing the securities of early-stage companies, considered objective and subjective factors in determining the estimated fair value of our common stock on each option grant date. During 2004 and 2005, our common stock was allocated a value of $0.08 per share while our preferred stock was sold at prices ranging from $0.839 per share in August 2004 to $0.634 per share in May and August 2005. Substantially all of our enterprise value was allocated to our preferred stock in 2004 and 2005 due to the following:

  •
  significant operating losses in 2004 and increasing losses in each quarter of 2005;

  •
  weak financial condition in 2004 and continuing into 2005;

  •
  low likelihood of a liquidity event;

  •
  liquidation preferences of participating preferred stock in excess of enterprise value throughout 2004 and 2005;

  •
  decline in enterprise value in 2005 as represented by a decrease in the preferred stock per share price from $0.839 in the first quarter of 2005 to $0.634 in the third quarter of 2005;

  •
  risks affecting our business; and

  •
  the lack of marketability of our common stock.

        In August 2006, our board of directors directed management to prepare, with the assistance of an independent valuation consultant, an in-depth contemporaneous valuation of our common stock and the resulting methodology was used to determine the value of our common stock from August 2006 through February 2007. This valuation used a probability-weighted expected return method that utilized the income approach and the market approach based on an analysis of our future enterprise values assuming various possible future scenarios including an acquisition, initial public offering or continued operation. The enterprise value was based on the probability-weighted present value of expected future cash flows considering possible future events, including the timing of an expected acquisition or initial public offering transaction. Allocation of the enterprise value between common and preferred stockholders was based on the expected payoff to the stockholders at various enterprise values given their preferences and conversion rights. This approach is consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        The contemporaneous valuation utilized estimates (under low, middle and high performance scenarios) of the probability of a potential acquisition, initial public offering or continued operation, the weighted average cost of capital, the discount for lack of control and illiquidity and the potential multiple on projected revenues under both the acquisition and initial public offering scenarios. In November 2006, our board of directors made a determination that the fair market value of our common stock was $0.45 per share, after taking into consideration the contemporaneous valuation, including the valuation information provided by the independent valuation consultant, as well as other factors including, among others, our financial performance, the likelihood of achieving a liquidity event for the shares of common stock underlying stock options, such as an initial public offering or acquisition transaction, risks affecting our business and the lack of marketability of our common stock.

        In April and June 2007, our board of directors directed management to prepare, with the assistance of the independent valuation consultant, additional in-depth contemporaneous valuations. These valuations used the same methodology as in the prior contemporaneous valuation but updated the assumptions to take into account changes in market conditions in the form of recent acquisition transactions and revenue multiples of comparable companies with publicly traded shares. In addition, certain other estimates were updated to reflect the progression of the business, including profitability in the first quarter of 2007, and increased likelihood of a liquidity event.

        In connection with the preparation of our consolidated financial statements for the year ended December 31, 2006 and the three months ended March 31, 2007 for this offering, we reassessed the fair value of our common stock. We undertook to prepare an in-depth retrospective valuation at each quarter-end in 2006 and the first quarter of 2007 by reviewing each critical estimate in our valuation. Due to the retrospective nature of the analysis, we adjusted our original determination of fair market value and related underlying assumptions as a result of increasing the likelihood of a liquidity event in the form of the initial public offering contemplated by this prospectus. As a result of the consistent and significant growth of our business at each quarterly reporting period, we reduced our estimated weighted average cost of capital and also reduced the discount for incremental lack of control and illiquidity. In addition, we increased the probability of achieving the high end of our performance scenarios. Our reassessment using our updated analysis resulted in the increase of our common stock value for financial reporting purposes in each quarter in 2006 and the first quarter of 2007. For periods prior to January 1, 2006, we believe the estimated fair value determinations originally made by our board of directors were appropriate because of the early stage of development of our specialized diagnostic services business and relatively low revenue prior to that time.

        There are significant judgments and estimates inherent in the determination of the reassessed fair values. These judgments and estimates include determinations of the appropriate valuation methods and, when utilizing a market-based approach, the selection and weighting of appropriate market comparables. For these and other reasons, the reassessed fair values used to compute stock-based compensation expense for financial reporting purposes may not reflect the fair values that would result from the application of other valuation methods, including accepted valuation methods for tax purposes. In addition, due to the retrospective nature of the analysis, any retrospective valuation includes substantial additional information that was not known or reasonably ascertainable at the time of the original valuation determinations, such as the probability of completing an initial public offering, a company's actual performance, a company's ability to obtain required funding, the ability to mitigate potential risks and other factors.

        The following is a summary of the results of our common stock reassessment for financial reporting purposes at each quarter-end in the reassessment period. The summary includes the reassessed value based on a retrospective reassessment and the number of equity instruments issued during the following quarters:

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Weighted average reassessed value per share of common stock	$1.08	$1.37	$1.68	$1.89	$2.45
Equity awards granted during period	73,500	92,750	778,900	61,650	87,950

        As a result of our Black-Scholes option fair value calculations and the allocation of value to the vesting periods using the straight-line vesting attribution method, we recognized employee-stock based compensation in the statements of operations as follows (in thousands):

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
Cost of revenues	$38	$20
Sales and marketing expenses	24	16
General and administrative expenses	92	47
Research and development expenses	31	16

	$185	$99

        The adoption of SFAS No. 123R caused basic and diluted net loss per share of common stock to increase by $0.35 in 2006. No income tax benefit was recognized in the statement of operations for 2006.

        The total compensation cost related to unvested stock option grants not yet recognized as of March 31, 2007 was $1.35 million, and the weighted-average period over which these grants are expected to vest is 3.29 years.

        Based on an assumed initial public offering price of $          per share, the intrinsic value of stock options outstanding at March 31, 2007 was $          million, of which $          million and $          million related to stock options that were vested and unvested, respectively, at that date.

        We record equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with SFAS No. 123R and Emerging Issues Task Force, or EITF, 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and we periodically revalue them as the equity instruments vest.

Quarterly Results of Operations

        A summary of our quarterly statements of operations data for the nine quarters ended March 31, 2007 is as follows:

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
	(in thousands)
Statement of Operations Data
Revenues	$463	$1,019	$1,565	$2,146	$4,009	$5,270	$6,911	$7,828	$10,651
Cost of revenues	733	1,094	1,343	2,019	2,479	3,061	3,768	3,823	4,637

Gross profit	(270)	(75)	222	127	1,530	2,209	3,143	4,005	6,014
Operating expenses:
Sales and marketing expenses	723	1,018	1,101	1,383	1,179	1,334	1,624	2,127	2,321
General and administrative expenses	683	875	1,065	1,159	1,329	1,654	1,985	1,962	2,134
Research and development expenses	429	164	295	217	330	259	271	220	178
Impairment and lease exit costs	—	—	—	—	—	542	—	—	—

Total operating expenses	1,835	2,057	2,461	2,759	2,838	3,789	3,880	4,309	4,633

(Loss) income from operations	(2,105)	(2,132)	(2,239)	(2,632)	(1,308)	(1,580)	(737)	(304)	1,381
Interest income	5	29	80	91	75	63	55	53	48
Interest expense	(33)	(61)	(91)	(106)	(96)	(96)	(96)	(96)	(82)
Other income (expense)	5	7	5	5	5	307	7	(11)	29

(Loss) income before income taxes	(2,128)	(2,157)	(2,245)	(2,642)	(1,324)	(1,306)	(771)	(358)	1,376
Provision for income taxes	—	—	—	—	—	—	—	—	(51)

Net (loss) income	$(2,128)	$(2,157)	$(2,245)	$(2,642)	$(1,324)	$(1,306)	$(771)	$(358)	$1,325

Other Financial Data
EBITDA, as adjusted(1)	$(1,908)	$(1,932)	$(2,031)	$(2,422)	$(1,095)	$(875)	$(513)	$(73)	$1,607

(1)
We present EBITDA, as adjusted in this prospectus to provide investors with a supplemental measure of our operating performance and liquidity. EBITDA, as adjusted differs from the term "EBITDA" as it is commonly used. We use EBITDA only to assist in the reconciliation of net income to EBITDA, as adjusted. EBITDA, as adjusted, as used in this prospectus, means "EBITDA," which is generally consolidated net income before interest expense, provision for income taxes, depreciation and amortization, together with impairment and lease exit costs, stock-based compensation and other income (expense).

Management uses EBITDA, as adjusted as a performance and cash flow metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, to facilitate analysis of investment decisions, to evaluate the effectiveness of our business strategies, in communications with our board of directors and stockholders concerning our financial performance and in making decisions on management compensation. In addition, this metric is important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors by excluding potential variations caused by differences in capital structures and indebtedness amounts (affecting relative interest expense) and significant, unusual transactions (affecting impairment and lease exit costs and other income (expense)). Further, we believe EBITDA, as adjusted is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA, as adjusted is not a recognized measurement under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA, as adjusted in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA, as adjusted may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. We compensate for these limitations by relying primarily on our results under GAAP and using EBITDA, as adjusted only supplementally. EBITDA, as adjusted is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Because other companies may calculate EBITDA, as adjusted differently than we do, EBITDA, as adjusted may not be comparable to similarly titled measures reported by other companies, which may limit its usefulness.

The following is a reconciliation of EBITDA and EBITDA, as adjusted to net (loss) income on a quarterly and annual basis:

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
	(in thousands)
Net (loss) income	$(2,128)	$(2,157)	$(2,245)	$(2,642)	$(1,324)	$(1,306)	$(771)	$(358)	$1,325
Add:
Depreciation	197	200	208	210	209	150	134	137	120
Interest expense, net	28	32	11	15	21	33	41	43	34
Provision for income taxes	—	—	—	—	—	—	—	—	51

EBITDA	$(1,903)	$(1,925)	$(2,026)	$(2,417)	$(1,094)	$(1,123)	$(596)	$(178)	$1,530
Add:
Impairment and lease exit costs (a)	—	—	—	—	—	542	—	—	—
Stock-based compensation	—	—	—	—	4	13	90	94	106
Other income (expense)(b)	(5)	(7)	(5)	(5)	(5)	(307)	(7)	11	(29)

EBITDA, as adjusted	$(1,908)	$(1,932)	$(2,031)	$(2,422)	$(1,095)	$(875)	$(513)	$(73)	$1,607

  (a)
  Impairment and lease exit costs in 2006 primarily relate to the relocation in the second quarter of 2006 of our corporate headquarters, at which time we subleased our prior facility. We recorded a charge of approximately $542,000 related to the fair value of the expected loss on the sublease of our prior facility, including $235,000 related to impairment of tenant improvements. During 2004, we recorded impairment charges related to certain equipment that would no longer be utilized upon the shift in our business to specialized diagnostic services. We recorded an adjustment to the carrying value of such equipment assets of $317,000, based on the estimated proceeds from the sale of the equipment. During 2005, this equipment was sold at the adjusted carrying value.

  (b)
  Other income (expense) to date has generally consisted of insignificant amounts related to the disposal of assets, other than a gain of approximately $300,000 from a payment we received in April 2006 related to the sale of our cellular analysis technology in June 2005.

Results of Operations

Comparison of the Three Months Ended March 31, 2006 and 2007

Revenues

	Three Months Ended March 31,
			% Change
	2006	2007
Revenues (in thousands)	$4,009	$10,651	166%
Number of cases	2,042	4,402	116%
Revenues per case	$1,963	$2,420	23%

        Revenues for the three months ended March 31, 2007 increased 166% due to case volume increases of 116% and revenues per case increases of 23%, driven by improved weighted average reimbursement rates per case.

Cost of Revenues

	Three Months Ended March 31,
			% Change
	2006	2007
Cost of revenues (in thousands)	$2,479	$4,637	87%
Cost of revenues as a % of revenues	62%	44%

        Cost of revenues for the three months ended March 31, 2007 has increased over the three months ended March 31, 2006 primarily due to the increased volume of tests processed. As a percentage of revenues, cost of revenues has declined as we have leveraged our laboratory infrastructure and managed material and outsourcing costs with our suppliers, resulting in gross margins of 56% and 38% for the three months ended March 31, 2007 and 2006, respectively. We anticipate that our cost of revenues will remain stable as a percentage of revenues, but will increase in absolute dollars as we increase our revenues.

Sales and Marketing Expenses

	Three Months Ended March 31,
			% Change
	2006	2007
Sales and marketing expenses (in thousands)	$1,179	$2,321	97%
Sales and marketing expenses as a % of revenues	29%	22%

        Sales and marketing expenses for the three months ended March 31, 2007 have increased over the three months ended March 31, 2006 primarily due to the increased number of sales representatives and managers that we have hired to support our revenue growth. As of March 31, 2007, the number of sales representatives increased 64% as compared to the comparable period in 2006 to 23, with three additional regional managers as of March 31, 2007. As a percentage of revenues, sales and marketing expenses have declined as we have gained productivity from a more experienced sales force. We anticipate that our sales and marketing expenses will decrease as a percentage of revenues but will increase in absolute dollars as we increase our revenues.

General and Administrative Expenses

	Three Months Ended March 31,
			% Change
	2006	2007
General and administrative expenses (in thousands)	$1,329	$2,134	61%
General and administrative expenses as a % of revenues	33%	20%

        General and administrative expenses for the three months ended March 31, 2007 have increased over the three months ended March 31, 2006 primarily due to increased personnel costs necessary to support revenue growth, increased rent expense associated with relocating our laboratory facility and higher provision for doubtful accounts due to higher revenues. As a percentage of revenues, general and administrative expenses have declined as we have leveraged our existing personnel in light of our revenue growth. We anticipate that our general and administrative expenses will decrease as a percentage of revenues, but will increase in absolute dollars as we increase our revenues.

Research and Development Expenses

	Three Months Ended March 31,
			% Change
	2006	2007
Research and development expenses (in thousands)	$330	$178	(46)%
Research and development expenses as a % of revenues	8%	2%

        Research and development expenses for the three months ending March 31, 2007 declined as the focus of our business and the allocation and use of our personnel shifted from research and development efforts to specialized diagnostic services. We anticipate that our research and development expenses will remain stable as a percentage of revenues, but will increase in absolute dollars as we increase our revenues.

Interest Income and Expense

	Three Months Ended March 31,
			% Change
	2006	2007
Interest income (in thousands)	$75	$48	(36)%
Interest expense (in thousands)	$(96)	$(82)	(15)%

        Interest income for the three months ended March 31, 2007 decreased primarily due to reduced cash balances available for investment in short-term government agency securities.

        Interest expense for the three months ended March 31, 2007 decreased primarily due to lower outstanding borrowings under our financing facilities.

Provision for Income Taxes

	Three Months Ended March 31,
	2006	2007
Provision for income taxes (in thousands)	$-	$(51)

        Provision for income taxes for the three months ended March 31, 2007 has increased from the three months ended March 31, 2006 primarily due to our becoming profitable in the first quarter of 2007. Due to limitations on our ability to fully utilize net operating loss carryforwards for alternative minimum tax purposes, we are unable to fully offset our alternative minimum taxable income which resulted in an estimated income tax liability of $51,000 in the first quarter of 2007.

Comparison of the Years Ended December 31, 2004, 2005 and 2006

Revenues

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Revenues (in thousands)	$730	$5,193	$24,018	611%	363%
Service revenues (in thousands)(1)	$244	$4,911	$24,018	1,913%	389%
Number of cases	190	2,796	10,858	1,372%	288%
Service revenues per case	$1,284	$1,756	$2,212	37%	26%

(1)
During the third quarter of 2004, we shifted our business to providing specialized diagnostic services. From inception through May 2005, we recorded revenues related to several research agreements with the U.S. Government or its agencies. The service revenues above exclude (in thousands) $486 and $282 of such revenues for the years ended December 31, 2004 and 2005, respectively. Subsequent to May 2005, we had no active agreements with the U.S. Government or its agencies and do not intend to enter into any such agreements in the future.

        We recorded our initial service revenues in June 2004 and service revenues have increased nearly $24 million over the three-year period ended December 31, 2006 due to increases in case volume and service revenues per case. Service revenues per case increased as a result of expanding our in-house testing capabilities, and associated increases in reimbursement.

Cost of Revenues

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Cost of revenues (in thousands)	$1,600	$5,189	$13,131	224%	153%
Cost of service revenues (in thousands)(1)	$1,269	$5,005	$13,131	294%	162%
Cost of revenues as a % of revenues	219%	100%	55%

(1)
During the third quarter of 2004, we shifted our business to providing specialized diagnostic services. From inception through May 2005, we recorded costs of revenues related to several research agreements with the U.S. Government or its agencies. The cost of service revenues above exclude (in thousands) $331 and $184 of such cost of revenues for the years ended December 31, 2004 and 2005, respectively. Subsequent to May 2005, we had no active agreements with the U.S. Government or its agencies and do not intend to enter into any such agreements in the future.

        Cost of service revenues has increased over the three-year period ended December 31, 2006 primarily due to the increased volume of cases processed. As a percentage of revenues, cost of revenues has declined steadily during 2005 and 2006 as we have leveraged our laboratory infrastructure and managed material and outsourcing costs with our suppliers.

Sales and Marketing Expenses

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Sales and marketing expenses (in thousands)	$1,522	$4,225	$6,264	178%	48%
Sales and marketing expenses as a % of revenues	208%	81%	26%

        Sales and marketing expenses have increased over the three-year period ended December 31, 2006 primarily due to the increased number of sales representatives and managers that we have hired to support our revenue growth. As of December 31, 2004, our sales force consisted of five sales representatives and as of December 31, 2006, it consisted of 23 sales representatives and three regional managers. As a percentage of revenues, sales and marketing expenses have declined as we have gained productivity from a more experienced sales force.

General and Administrative Expenses

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
General and administrative expenses (in thousands)	$3,078	$3,782	$6,930	23%	83%
General and administrative expenses as a % of revenues	422%	73%	29%

        General and administrative expenses have increased over the three-year period ended December 31, 2006 primarily due to increased personnel costs necessary to support revenue growth, increased rent expense associated with relocating our laboratory facility, higher provision for doubtful accounts due to higher revenues and increased billing fees due to higher revenues. As a percentage of revenues, general and administrative expenses have declined as we have leveraged our existing personnel in light of our revenue growth.

Research and Development Expenses

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Research and development expenses (in thousands)	$4,323	$1,105	$1,080	(74)%	(2)%
Research and development expenses as a % of revenues	592%	21%	4%

        Research and development expenses have decreased over the three-year period ended December 31, 2006 primarily as the focus of our business and the allocation and use of our personnel shifted from research and development efforts to specialized diagnostic services.

Interest Income and Expense

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Interest income (in thousands)	$32	$205	$246	541%	20%
Interest expense (in thousands)	$(160)	$(291)	$(384)	82%	32%

        Interest income increased over the three-year period ended December 31, 2006 primarily due to higher cash balances available for investment in short-term government agency securities.

        Interest expense increased over the three-year period ended December 31, 2006 primarily due to higher outstanding borrowings under our financing facilities.

Other Income (Expense)

	Years Ended December 31,			% Change
	2004	2005	2006	2005	2006
Other income (expense) (in thousands)	$16	$22	$308	38%	1,300%

        Other income (expense) increased over the three-year period ended December 31, 2006 due to the disposal of miscellaneous insignificant assets and a gain of approximately $300,000 recorded in April 2006 related to the sale of our cellular analysis technology in June 2005.

Liquidity and Capital Resources

        Since inception, our operations have been financed primarily through the private placement of equity securities and both long-term and short-term debt financings. Through March 31, 2007, we received net proceeds of approximately $58.8 million from the sale of shares of our preferred stock.

        In May 2005, we entered into our Loan Agreement with Comerica Bank which provided for a $3,000,000 term loan, which was fully drawn in May 2005, a $1,000,000 committed credit line, a $1,000,000 accounts receivable credit line and a $300,000 equipment credit line. The Loan Agreement is secured by all of our assets other than intellectual property. The term loan will become due November 9, 2008 and bears interest at the prime rate plus 1.25% annually and is payable in equal monthly installments. In connection with amendments to the Loan Agreement, (i) the committed credit line was increased to $1,450,000 through November 30, 2006 and decreased to $450,000 thereafter, (ii) a second $1,000,000 equipment credit line was added, (iii) the use of the committed credit line was restricted to the issuance of letters of credit to support lease obligations and (iv) the maturity dates of the committed credit line and the accounts receivable credit line were extended to August 30, 2007. As of June 30, 2007, $1,000,000 was available under the accounts receivable credit line and no credit was available under the equipment credit line. The accounts receivable credit line bears interest at the prime rate plus 0.75% annually while the committed credit line and the equipment credit line each bear interest at the prime rate plus 1% annually. As of March 31, 2007, $2.6 million in principal remained outstanding under the Loan Agreement. In connection with the Loan Agreement, in May 2005, we issued a warrant to Comerica Bank to purchase approximately 276,025 shares of our Series 1-D preferred stock, at an initial exercise price of $0.634 per share. In May 2006, we issued another warrant to Comerica Bank to purchase approximately 55,205 shares of our Series 1-D preferred stock, at an initial exercise price of $0.634 per share.

        As of March 31, 2007, we had $4.0 million in cash and cash equivalents, primarily consisting of money market funds and short-term government agency securities. We have established guidelines relating to diversification and maturities of our investments to preserve principal and maintain liquidity.

        Net cash provided by operating activities during the three months ended March 31, 2007 primarily reflected our net income, depreciation and the provision for doubtful accounts, offset by changes in working capital. Net cash used in operating activities in 2006 primarily reflected our net loss and changes in working capital, offset in part by depreciation and the provision for doubtful accounts. Net cash used in operating activities in 2005 primarily reflected the net loss and changes in working capital, offset in part by depreciation and the provision for doubtful accounts. Net cash used in investing activities for all periods was primarily attributable to the net purchases of property and equipment. Net cash provided by (used in) financing activities for all periods was primarily attributable to the issuance of stock and notes payable and the related repayment of the notes payable.

        Our future capital uses and requirements depend on numerous forward-looking factors. These factors include but are not limited to the following:

  •
  changes in regulations or payor policies, including reimbursement levels from governmental payors and private insurers, or contracting arrangements with payors or changes in other laws, regulations or policies; and

  •
  the extent to which we expand our operations and increase our market share.

        We expect to continue to fund our operations with cash from our operations and the net proceeds from this offering. We intend to use the net proceeds from this offering:

  •
  to increase our personnel;

  •
  to establish a second laboratory facility;

  •
  to expand our backup systems;

  •
  to repay all outstanding indebtedness under our Loan Agreement;

  •
  to opportunistically pursue new collaborations or acquisitions; and

  •
  for working capital and general corporate purposes.

        We expect to continue to spend substantial amounts of capital to grow our business. To fund such growth, we may raise additional funds through public or private equity offerings or debt financings. We do not know if we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to maintain or grow our business at the rate that we currently anticipate and respond to competitive pressures or unanticipated capital requirements, or we may be required to reduce operating expenses, which would could significantly harm our business, financial condition and results of operations.

Contractual Obligations and Commitments

        The following table describes our long-term contractual obligations and commitments as of December 31, 2006:

	Payments Due by Period
Contractual obligations
	Total	2007	2008	2009	2010	2011	Beyond
	(in thousands)
Interest and principal payable under Loan Agreement	$3,176	$1,773	$1,266	$137	$—	$—	$—
Operating lease obligations(1)	5,832	992	1,021	1,052	1,084	1,116	567
Capital lease obligations	19	19	—	—	—	—	—

Total	$9,027	$2,784	$2,287	$1,189	$1,084	$1,116	$567

(1)
Excludes cash obligations (in thousands) related to our sublease extension dated May 2007 of $134, $272, $280, $289, $297 and $151 for the years ending December 31, 2007, 2008, 2009, 2010, 2011 and 2012, respectively.

        From time to time we may enter into contracts with suppliers, manufacturers and other third parties under which we may be required to make payments. The table above does not reflect any future obligations that may arise due to the establishment of our second laboratory facility, including facility leasing costs, tenant improvements and other facility startup and infrastructure costs.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the requirements of SFAS No. 157; however, we do not believe that its adoption will have a material effect on our consolidated financial statements.

Off-Balance Sheet Arrangements

        We have not engaged and do not expect to engage in any off-balance sheet activities.

Quantitative and Qualitative Disclosures About Market Risk

        Our cash and cash equivalents as of March 31, 2007 consisted primarily of cash, money market funds and short-term government agency securities with maturities of less than 90 days. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of United States interest rates. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

BUSINESS

Overview

        We are a leading specialized laboratory service provider focused on delivering high touch, customized and collaborative diagnostic services to community-based hem/oncs. Our highly trained group of hempaths utilizes sophisticated technologies to provide a differentiated, personalized and comprehensive assessment of a patient's condition, aiding physicians in making vital decisions concerning the treatment of malignancies of the blood and bone marrow, and other forms of cancer.

        Our key service offerings, COMPASS and CHART, are designed to meet the specific needs of community-based hem/oncs. Our COMPASS service offering includes the determination by our hempaths of the appropriate diagnostic tests to be conducted and the performance of these tests. We then evaluate, synthesize and summarize the results into an easy to read comprehensive report, and our hempaths are available to interpret these results jointly with the hem/onc, giving them the benefit of our expertise and analytical experience. Our CHART service offering combines multiple COMPASS assessments and analyses of disease progression after intervening clinical action, providing the hem/onc with a valuable diagnostic tool to track both a patient's disease and response to the prescribed treatment regimen.

        Our revenue growth rate reflects the value of our differentiated service offerings to these community-based hem/oncs. We have grown revenues at a compounded quarterly growth rate of 48% for the nine quarters ended March 31, 2007, and our revenues for the year ended December 31, 2006 and the three months ended March 31, 2007 were $24.0 million and $10.7 million, respectively.

Our High Touch Approach

        Our customer-centric service model enables us to deliver what we believe is superior value to our hem/onc customers and distinguishes us from other diagnostic service providers.

        Once a hem/onc notifies us about a blood or bone marrow specimen to be analyzed, we arrange for its prompt pick-up and transport to our central laboratory for analysis. Samples are tracked real time throughout transport, substantially reducing the risk of sample loss. After receiving the specimen in our state-of-the-art laboratory, one of our hempaths conducts a detailed review of all documents and materials relating to the patient case. The hempath then determines the acuity and urgency of the patient case and whether immediate intervention may be required by the hem/onc, and confirms that the appropriate tests are ordered and conducted. We then assign the entire patient case to a single hempath, who interprets and integrates all test results.

        By ordering our COMPASS service offering, the hem/onc authorizes our hempath to determine the appropriate diagnostic tests to be performed, and our hempath then integrates patient history and all previous and current test results into a comprehensive diagnostic report. As part of our CHART service offering, the hem/onc also receives a detailed assessment of a patient's disease progression over time.

        Our CSCs work with the hempath responsible for the patient case to ensure the quality, completeness and consistency of the report. A detailed report including results of all tests performed is delivered either through eCOMPASS, our secure web-based patient reporting system, by facsimile, courier or mail, or personally over the telephone, based upon the preference of the hem/onc. In addition, our hempath responsible for the patient case is clearly identified and readily available to discuss any aspect of the patient case with the hem/onc.

        We have implemented customer-friendly billing processes that include directly billing insurers after the report has been delivered to the hem/onc. Our billing model is designed to avoid the complex billing arrangements that are typical in our industry and to minimize errors and administrative burden on the community-based hem/onc.

        We believe this integrated high touch approach provides a key service to community-based hem/oncs and enables us to capitalize on a large, unmet market opportunity.

Market Overview and Opportunity

        We focus on marketing our specialized diagnostic services to community-based hem/oncs treating malignancies of the blood and bone marrow, and other forms of cancer. According to NCI and ACS, there were approximately 800,000 patients in the United States living with malignancies or pre-malignant diseases of the blood and bone marrow in 2004, with more than 140,000 new cases being diagnosed each year. A 2005 survey by the AMA reports that these patients are served through approximately 11,000 practicing hem/oncs, and that approximately 79% of these hem/oncs practice in the community setting. Since 1998, according to the AMA, the number of practicing hem/oncs has been growing at an annual rate of approximately 3.8%, significantly outpacing the overall annual growth in physicians in the United States of approximately 2.5%.

        In order for hem/oncs to make the correct diagnosis, choose or modify appropriate therapeutic regimens and monitor the effectiveness of these regimens, they require highly specialized diagnostic services. Serial blood and bone marrow examinations are typically performed to follow the progress of the disease and the patient's response to therapy. Based upon estimates from CMS, we believe there are more than 300,000 bone marrow procedures performed annually and that the bone marrow testing market alone represents at least a $1.0 billion opportunity annually. In addition, based upon our patient case mix and the number of people diagnosed with malignancies and pre-malignancies of the blood and bone marrow each year, we believe there are more than 200,000 blood-based tests for liquid and solid tumors performed annually.

        The market for specialized laboratory services has historically been served by hospital pathologists, esoteric testing laboratories, national reference laboratories and academic laboratories, each of which has its own strengths, but none of which exclusively focuses on the specific needs of community-based hem/oncs.

Our Competitive Strengths

High Touch Approach Focused on the Specific Diagnostic Needs of Community-Based Hem/Oncs

        Our entire process from specimen collection to delivery of a comprehensive diagnostic report is tailored to the specific needs of the community-based hem/onc. One of our hempaths conducts a detailed review of each patient case, determines its acuity and urgency and whether immediate intervention may be required, and ensures that the appropriate tests are ordered and conducted. We then assign the entire patient case to a single hempath, who interprets and integrates all test results. In our COMPASS and CHART service offerings, our hempath integrates patient history and all previous and current test results into a comprehensive summary diagnosis. As part of our CHART service offering, the hem/onc also receives a detailed assessment of a patient's disease progression over time. In addition, our hempath responsible for the patient case is clearly identified and readily available to the hem/onc to personally discuss any aspect of the patient case. We believe that this integrated high touch approach drives our growth by providing a differentiated, specialized and comprehensive service and key diagnostic tools to community-based hem/oncs that enable them to provide better patient care.

Differentiated Value Proposition Through COMPASS and CHART Service Offerings

        Our key service offerings, COMPASS and CHART, are specifically designed to address the unmet needs of community-based hem/oncs. Our COMPASS service offering involves the determination by our hempaths of the appropriate diagnostic tests to be conducted and the performance of these tests. We then evaluate, synthesize and summarize the results into an easy to read comprehensive report, and our hempaths are available to interpret these results jointly with the hem/onc, giving them the benefit of our expertise and analytical experience. Our CHART service offering combines multiple COMPASS assessments and analyses of disease progression after intervening clinical action, providing the hem/onc with a diagnostic tool to track both a patient's disease and response to the prescribed treatment regimen. We are the only commercial laboratory currently offering this diagnostic tool in the marketplace. We believe our COMPASS and CHART service offerings facilitate efficient and effective patient care by providing hem/oncs with a clear, concise and actionable diagnosis rather than just providing individual test results.

Highly Trained and Specialized Personnel

        Our sales representatives are highly experienced, with strong technical knowledge and an extensive understanding of the community-based hem/onc's practice. Our hempaths have over 100 years of combined hematopathology expertise, including in highly challenging diagnoses, with credentials from leading academic institutions. Our CSCs are an integral component of our focus on quality and are responsible for the review and quality of every test report before it is sent to the customer. We believe our highly trained and specialized national sales force focused exclusively on community-based hem/oncs, combined with the expertise of our hempaths and the quality assurance provided by our CSCs, results in a higher quality, customer-friendly service offering to community-based hem/oncs.

Experienced Management Team and Metric Driven Culture

        We are led by Tina S. Nova, Ph.D., our president and chief executive officer. Dr. Nova has been involved in the co-founding of three life science companies, two of which completed initial public offerings and one of which was acquired. As our chief executive officer, Dr. Nova leads an experienced management team with an average of more than 20 years of healthcare industry, financial or operational experience. Our management team has created a culture of accountability throughout the organization in which we track the performance of our services real time and use our extensive internal systems and processes to continuously measure the performance of our business operations. We believe that our metric driven culture results in higher quality services and increased customer satisfaction.

Our Growth Strategy

        Our objective is to become the leading specialized laboratory service provider focused on delivering high touch, customized and collaborative diagnostic services to community-based hem/oncs and to continue to capitalize on our specialized diagnostic service offerings to increase our market share, revenues and profitability at a rate significantly faster than the overall market for blood and bone marrow testing services. In furtherance of this objective, our growth strategy has the following key elements:

Expand Our Organization and Infrastructure

        Based on case volume and the estimated total number of blood and bone marrow procedures nationwide, we estimate our current market share for bone marrow procedures at approximately 4%. For the foreseeable future, we intend to grow our market share by increasing our personnel, including sales personnel, hempaths, CSCs, scientists, laboratory technicians and administrative employees, as well as expanding our infrastructure. This will enable us to visit more hem/oncs more frequently and inform them more fully of our service offerings, while maintaining our relationships with hem/oncs and current high standards of customer service. In addition, we intend to use a portion of the net proceeds from this offering to establish a second laboratory facility and expand our backup systems. We believe these initiatives will improve our name recognition and reputation, and, as a result, provide us access to a greater portion of the community-based hem/onc market.

Leverage Our Existing Infrastructure to Increase Operating Efficiencies

        Our CLIA and College of American Pathologists, or CAP, certified laboratory was designed to be highly scalable in anticipation of future growth, and as the volume of customer orders increases, we believe we will be able to take advantage of associated economies of scale. As our name becomes more recognized and our existing sales force becomes more established in its markets, we believe that our sales force productivity should increase and the time it takes for new sales representatives to reach their full potential and the average cost per sale should decrease. We also intend to take advantage of economies of scale in other areas, such as volume discounts offered by our outside courier, improved terms for the reagents and consumables we use and increased efficiency in our back office functions such as billing and collection.

Expand Service Offerings to Hem/Oncs

        We intend to continue to be among the first to market with new technologies and innovations as the standard of care evolves. We believe that by continuously enhancing and supplementing our service offerings, we will solidify our relationships with hem/oncs and expand our revenue opportunities. For example, we believe we were the first commercial lab to offer a comprehensive assessment of a patient case through our COMPASS service offering, the first commercial lab to offer mutation testing for Janus Kinase 2, a new Polymerase Chain Reaction, or PCR, diagnostic test for a subtype of leukemia and the second commercial lab to offer Circulating Tumor Cell, or CTC, testing for breast cancer. In addition, we are currently the only commercial lab offering an analysis of disease progression after intervening clinical action through our CHART service offering. Over the next few years, we anticipate a number of additional blood-based assays for solid tumors to become available, which we intend to be one of the first laboratories to commercialize.

Pursue Additional Collaborations and Acquisitions to Supplement Our Business

        We intend to opportunistically pursue additional collaborations with pharmaceutical companies and acquisitions or in-licensing of businesses, products or technologies that will enable us to accelerate the implementation of our strategic plan and to increase the number of hem/onc customers we serve. For example, we currently provide a specialized flow cytometry service and access to our hempaths through collaborations with select pharmaceutical companies. We expect these collaborations to grow over time, which we believe will improve our financial performance and name recognition and reputation among hem/oncs, and potentially provide us with early access to new technologies available for commercialization.

Our Services

        Our key service offerings include COMPASS and CHART. Test requisitions for more than half of the patient samples we process include our COMPASS or CHART service offerings. We introduced CHART in the first quarter of 2007 and believe that it provides significant additional value to hem/oncs in their efforts to evaluate the effectiveness of the prescribed treatment regimen over time. The following diagnostic services, each of which includes professional interpretation by our hempaths, can be ordered individually or as part of our COMPASS or CHART service offerings:

  •
  Histopathology—expert microscopic evaluation of blood or bone marrow material in order to identify the nature and extent of disease;

  •
  Flow Cytometry—a quantitative method to characterize maturation level of cells and measure the type and amount of leukemia/lymphoma via automated assessment of cellular surface characteristics;

  •
  Cytogenetics—a suite of methods designed to reveal changes and/or abnormalities at the level of the chromosome in order to identify malignant processes and to assist in the prognosis of a malignancy;

  •
  PCR—a quantitative method to follow progression of disease and response to therapy at the genetic level (DNA sequence); and

  •
  CTC—identification and enumeration of tumor cells circulating in the blood of metastatic breast cancer patients.

Sales and Marketing

        We believe our sales and marketing approach distinguishes us from our competitors. We have a nationwide sales force focusing exclusively on community-based hem/oncs and their office staff. Most of our sales representatives have a four year bachelor of science or arts degree, preferably in the biological sciences, and a three to five year history selling diagnostic services or niche pharmaceuticals directly to hem/oncs. Each of them has typically also completed a quality sales training program. We are organizing our sales organization and customer-facing commercial teams into regional business units, led by a territory manager that coordinates the sales, service and support personnel for that particular region. We believe this regional business unit model allows us to add additional sales and support resources to a particular territory while maintaining our existing relationships with community-based hem/oncs.

        We currently have 33 sales representatives and managers nationwide and are planning to increase significantly our sales force in the future. Our sales representatives are highly experienced, with strong technical knowledge and an extensive understanding of the community-based hem/onc's practice, and concentrate on a geographic area determined based upon the size of and the number of practicing community-based hem/oncs in that area. This approach allows our sales representatives to build and enhance relationships with our customers, helping us to better understand their needs and develop new service offerings. We believe the expansion of our sales force in the future will enable us to visit more hem/oncs more frequently and inform them more fully of our service offerings, while maintaining our relationships with hem/oncs and current high standards of customer service.

        We have developed an extensive library of clear and effective sales and marketing materials to support our sales efforts. Our marketing materials are targeted at three distinct decision makers with respect to our services: community-based hem/oncs; office staff and medical assistants; and patients. Materials for hem/oncs focus on education and description of our differentiated and unique workflow as applied to the diagnosis of hematomalignancies. This includes detailed descriptions of how we manage patient cases as compared to traditional lab services providers, updates on new diagnostic technologies and synopses from recent medical meetings regarding malignancies of the blood and bone marrow, and other forms of cancer. Materials for office staff and medical assistants focus on practice workflow issues and highlight proper sample preparation, as well as basic information on new diagnostic technologies. We also offer field-based training for medical assistants advising them on the proper technique for making blood and bone marrow smears to ensure we receive optimal specimens. Our marketing materials for patients address, in simple terms, questions about the technologies used to diagnose disease and concerns about billing and insurance issues.

Competition

        As a specialized diagnostic service provider, we rely extensively on our high quality of service to attract and retain community-based hem/oncs and other healthcare professionals as our customers at the expense of our larger competitors. We compete primarily on the basis of the quality of testing, reporting and information systems, reliability in patient sample transport, reputation in the medical community and access to our highly qualified hempaths. Our primary competitors include hospital pathologists, esoteric testing laboratories, national reference laboratories and academic laboratories.

        Hospital Pathologists.    Pathologists located within a hospital have traditionally provided most of the diagnostic services required by community-based hem/oncs. These pathologists typically rely on close interaction with the treating physician, including face-to-face contact if necessary. However, only very large hospitals tend to retain hempaths on staff, and most general pathologists do not have the expertise in hematology/oncology necessary to perform all the specialized services required by hem/oncs.

        Esoteric Testing Laboratories.    Esoteric testing laboratories typically are specialized, regional centers focused on servicing hospitals and hospital-based pathologists, oftentimes maintaining a staff of hempaths on site that can provide support in the interpretation of certain results. The business models of these laboratories tend to be focused on the efficient delivery of individual tests rather than the comprehensive assessments of specific cases, and their target groups tend to be hospital pathologists as opposed to community-based hem/oncs.

        National Reference Laboratories.    National reference laboratories typically offer a full suite of tests for a variety of medical professionals including general practitioners, hospitals and pathologists. This emphasis on providing a broad product portfolio of commoditized tests at the lowest possible price tends to limit these laboratories' ability to handle highly complex samples requiring special attention, such as bone marrow services. In addition, national reference laboratories tend not to provide ready access to a medical professional for interpretation of test results or a specialized focus on the needs of community-based hem/oncs.

        Academic Laboratories.    Academic laboratories generally provide state-of-the-art technology and know-how. These laboratories are typically pursuing multiple activities and goals such as research and education or are committed to their own hospitals. This limits the attractiveness of academic laboratories to outside hem/oncs, who tend to have focused specialized needs.

        Examples of our competitors include Bio-Reference Laboratories, Inc., Genzyme Corp., Laboratory Corporation of America Holdings and Quest Diagnostics Incorporated. We believe that we can continue to effectively compete in our industry based on our differentiated services that offer community-based hem/oncs the technical expertise of an esoteric testing laboratory, the customer intimacy of a hospital pathologist and the state-of-the-art industry technology of an academic laboratory, while maintaining a specialized service focus that is not typically available from national reference laboratories that cover a broad range of medical specialties. We believe that our customer-focused and highly trained and knowledgeable sales force will continue to effectively differentiate our services from those of our competitors and that we intend to continue to gain market share by providing personalized and collaborative diagnostic services to community-based hem/oncs.

Quality Assurance

        We consider the quality of our diagnostic services to be of critical importance, and we have established a comprehensive quality assurance program for our laboratory designed to drive accurate and timely test results and to ensure the consistent high quality of our testing services. In addition to the compulsory proficiency programs and external inspections required by the CMS and other regulatory agencies, we have developed a variety of internal systems and procedures to emphasize, monitor and continuously improve the quality of our operations.

External Proficiency/Accreditations

        We participate in numerous externally-administered quality surveillance programs, and our laboratory is CAP accredited.

        The CAP accreditation program involves both unannounced on-site inspections of the laboratory and participation in CAP's ongoing proficiency testing program for all categories. CAP is an independent non-governmental organization of board-certified pathologists which accredits, on a voluntary basis, laboratories nationwide, and which has been accredited by CMS to inspect clinical laboratories to determine adherence to the CLIA standards. A laboratory's receipt of accreditation by CAP satisfies the Medicare requirement for participation in proficiency testing programs administered by an external source, one of Medicare's primary requirements for reimbursement eligibility.

Internal Quality Control

        We maintain internal quality controls by running samples with known diagnosis at the same time as patient samples are submitted for testing. We also have an extensive, internally administered program of blind sample proficiency testing (i.e., the testing laboratory does not know the sample being tested is a quality control sample). In addition, our CSCs are an integral component of our focus on quality—they are responsible for the review and quality of every test report before it is sent to the hem/onc customer and work with the hempath responsible for the report to ensure its quality, completeness and consistency. All of our CSCs have a minimum of a bachelor of science or arts degree in the biological sciences or substantial relevant industry experience.

Information Systems

        We have developed and implemented management information systems that support our operations as well as strategically position us for long term growth in light of evolving market trends. We believe our information systems are secure and robust, and we back-up all of our data and e-mail systems on a regular basis. We track the performance of our services real time and provide our customers with progress reports upon request. We have also created extensive systems and processes to measure the performance of our business operations via daily monitoring of several hundred individual variables that provide insight on quality, productivity, performance-to-plan, customer buying patterns, customer communications, market share, suppliers and reimbursement. In addition, we provide our hem/onc customers with secure web-based patient reporting through eCOMPASS, which provides HIPAA compliant, encrypted notification of report availability via e-mail, remote access to reports, various search capabilities, the ability to print reports on demand, access to all previous patient reports for a particular patient and updates on testing services.

Billing and Reimbursement

Billing

        Billing for diagnostic services is generally highly complex. We have implemented customer-friendly billing processes that permit direct billing of third party payors and that accept all payor policies for "in-network" providers in those states where this type of treatment is permitted. This billing model is designed to reduce the complexity of billing arrangements that are typical in our industry and to minimize errors in processing and administrative burdens on our hem/onc customers. However, depending on our billing arrangement with each third party payor and applicable law, we are often obligated to bill in the specific manner prescribed by the various payors, such as private insurance companies, managed care companies, governmental payors such as Medicare and Medicaid, physicians, hospitals and employer groups, each of which may have different billing requirements. Additionally, the audit requirements we must meet to ensure compliance with applicable laws and regulations as well as our internal compliance policies and procedures add further complexity to the billing process. Other factors that complicate billing include:

  •
  differences between our fee schedules and the reimbursement rates of payors;

  •
  disparity in coverage and information requirements among various payors;

  •
  missing, incomplete or inaccurate billing information provided by ordering physicians;

  •
  billings to payors with whom we do not have contracts;

  •
  disputes with payors as to which party is responsible for payment; and

  •
  disputes with payors as to the appropriate level of reimbursement.

        Billing for diagnostic services in connection with governmental payor programs is subject to numerous federal and state regulations and other requirements, resulting in additional costs to us. These additional costs include those related to: (1) increased complexity in our billing due to the additional procedures and processes required by governmental payor programs; (2) training and education of our employees and customers; (3) compliance and legal costs; and (4) costs related to, among other factors, medical necessity denials and the absence of advance beneficiary notices.

        We are focused on preparing clean claim submissions to minimize missing or incorrect information and facilitate billing and claims processing, and we have an internal billing and collections department that is devoted to mitigating due claims. Our provision for doubtful accounts was approximately 5.0% of our revenues in 2006 and approximately 5.5% of our revenues during the first quarter of 2007, and our DSO during those same periods were 70 days and 71 days, respectively.

Reimbursement

        We provide diagnostic services primarily to community-based hem/oncs; however, our diagnostic service revenues may come from several sources. Depending on the billing arrangement and applicable law, the party that reimburses us for our services may be (1) the physician or other authorized party (such as a hospital, another laboratory or an employer) who ordered the testing service or otherwise referred the services to us, (2) a third party who provides coverage to the patient, such as an insurance company, managed care organization or a governmental payor program or (3) the patient. For the year ended December 31, 2006, we derived approximately 54% of our revenues from private insurance, including managed care organizations and other healthcare insurance providers, 43% from Medicare and Medicaid and 3% from other sources.

        Because a large percentage of our revenues is derived from the Medicare program, the coverage and reimbursement rules are significant to our operations. As a Medicare-participating laboratory based in California, we bill the Medicare program's California contractor and are subject to that contractor's local coverage and reimbursement policies.

        Reimbursement under the Medicare program for diagnostic services is subject to both the national Medicare clinical laboratory fee schedule and physician fee schedule, each of which is subject to geographic adjustments and is updated annually. The clinical laboratory fee schedule sets the maximum amount payable under Medicare for each specific laboratory billing code. We bill the program directly and must accept the scheduled amount as payment in full for covered tests performed on behalf of Medicare beneficiaries. Payment under the fee schedule has been limited from year-to-year by Congressional action such as imposition of national limitation amounts and freezes on the otherwise applicable annual CPI updates. The CPI update of the clinical laboratory fee schedule for 2004 through 2008 was frozen by the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The payment amounts under the Medicare clinical laboratory fee schedule are important not only for our reimbursement under Medicare, but also because the schedule often establishes the payment amounts set by other third party payors. For example, state Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for clinical laboratory services furnished to Medicaid recipients.

        For the many anatomic pathology services we provide, we are reimbursed separately under the Medicare physician fee schedule and beneficiaries are responsible for applicable coinsurance and deductible amounts. The physician fee schedule is based on assigned relative value units for each procedure or service, and an annually determined conversion factor is applied to the relative value units to calculate the reimbursement. The formula used to calculate the fee schedule conversion factor resulted in significant decreases in payment levels in recent years, and for 2008, CMS proposed a 9.9% decrease in physician fee schedule payments. However, in past years, Congress has intervened multiple times to freeze or increase the conversion factor, including for 2007, which would otherwise have seen a 5% decrease. Future decreases in the Medicare physician fee schedule are expected unless Congress acts to change the formula used to calculate the fee schedule or continues to mandate freezes or increases each year. Because the vast majority of our diagnostic services currently are reimbursed under the physician fee schedule, changes to the physician fee schedule could result in a greater impact on our revenues than changes to the Medicare clinical laboratory fee schedule.

Governmental Regulation

Clinical Laboratory Improvement Amendments of 1988 and State Regulation

        As a diagnostic service provider, we are required to hold certain federal, state and local licenses, certifications and permits to conduct our business. Under CLIA, we are required to hold a certificate applicable to the type of work we perform and to comply with certain CLIA-imposed standards. CLIA regulates virtually all clinical laboratories by requiring they be certified by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. CLIA does not preempt state laws that are more stringent than federal law.

        To renew our CLIA certificate, we are subject to survey and inspection every two years to assess compliance with program standards, and may be subject to additional random inspections. Standards for testing under CLIA are based on the level of complexity of the tests performed by the laboratory. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex tests. Our laboratory holds a CLIA certificate to perform high complexity testing. If a laboratory is certified as "high complexity" under CLIA, the laboratory may obtain ASRs, which are used to develop in-house diagnostic tests known as "home brews."

        CLIA compliance and certification is also a prerequisite to be eligible to bill for services provided to governmental payor program beneficiaries.

        In addition to CLIA requirements, we are subject to various state laws. CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states, including California, have implemented their own more stringent laboratory regulatory schemes. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or prescribe record maintenance requirements. Our laboratory is licensed and accredited by the appropriate state agencies in the states in which we do business.

Health Insurance Portability and Accountability Act

        Under the administrative simplification provisions of HIPAA, the U.S. Department of Health and Human Services has issued regulations which establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the privacy and security of PHI, used or disclosed by healthcare providers and other covered entities. Three principal regulations with which we are currently required to comply have been issued in final form under HIPAA: privacy regulations; security regulations; and standards for electronic transactions.

        The privacy regulations cover the use and disclosure of PHI by healthcare providers. It also sets forth certain rights that an individual has with respect to his or her PHI maintained by a healthcare provider, including the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. We have also implemented policies, procedures and standards to comply appropriately with the final HIPAA security regulations, which establish requirements for safeguarding the confidentiality, integrity and availability of PHI which is electronically transmitted or electronically stored. The HIPAA privacy and security regulations establish a uniform federal "floor" and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI. As a result, we are required to comply with both HIPAA privacy regulations and varying state privacy and security laws. These laws contain significant fines and other penalties for wrongful use or disclosure of PHI. We have implemented practices and procedures to meet the requirements of the HIPAA privacy regulations and state privacy laws.

        In addition, we have taken necessary steps to comply with HIPAA's standards for electronic transactions, which establish standards for common healthcare transactions. In particular, we have completed conversion of our electronic fee-for-service claim transactions and our electronic fee-for-service remittance transactions to the final HIPAA transaction standards for electronic transmissions, including electronic transactions and code sets used for billing claims, remittance advices, enrollment and eligibility.

        Finally, we are actively working to comply with HIPAA regulations on adoption of national provider identifiers, or NPIs. This rule calls for the adoption of the national provider identifier as the standard unique health identifier for healthcare providers to use in filing and processing healthcare claims and other transactions. We were required to comply with this standard by May 23, 2007. However, on April 2, 2007, CMS announced that covered entities who do not expect to be in compliance with this standard by May 23, 2007 may implement contingency plans for an additional twelve month period through May 23, 2008. During this period, CMS will not impose penalties on covered entities who implement contingency plans if they have made reasonable and diligence efforts to become compliant with the rule. The CMS has begun issuing NPI numbers to HIPAA-covered entities in preparation for the required compliance date of May 23, 2008, and we have applied for and received our NPI number.

Federal and State Fraud and Abuse Laws

        The federal healthcare program Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under a governmental payor program. The definition of "remuneration" has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests, and providing anything at less than its fair market value. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services has issued a series of regulatory "safe harbors." These safe harbor regulations set forth certain provisions which, if met, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal penalties and civil sanctions, including fines, imprisonment and possible exclusion from the Medicare and Medicaid programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only governmental payor programs.

        In addition to the administrative simplification regulations discussed above, HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from governmental payor programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment or exclusion from governmental payor programs.

        Finally, another development affecting the healthcare industry is the increased use of the False Claims Act and, in particular, actions brought pursuant to the False Claims Act's "whistleblower" or "qui tam" provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal governmental payor program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has defrauded the federal government by submitting a false claim to the federal government and permit such individuals to share in any amounts paid by the entity to the government in fines or settlement. In addition, various states have enacted false claim laws analogous to the federal False Claims Act, although many of these state laws apply where a claim is submitted to any third party payor and not merely a governmental payor program. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim.

Physician Referral Prohibitions

        Under a federal law directed at "self-referral," commonly known as the "Stark" law, there are prohibitions, with certain exceptions, on Medicare and Medicaid payments for laboratory tests referred by physicians who personally, or through a family member, have an investment interest in, or a compensation arrangement with, the clinical laboratory performing the tests. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid programs in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal governmental payor programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts. Many states, including California, also have anti-"self-referral" and other laws that are not limited to Medicare and Medicaid referrals.

Corporate Practice of Medicine

        Numerous states, including California, have enacted laws prohibiting business corporations, such as us, from practicing medicine and employing or engaging physicians to practice medicine. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed physician. This prohibition is generally referred to as the prohibition against the corporate practice of medicine. Violation of this prohibition may result in civil or criminal fines, as well as sanctions imposed against us and/or the professional through licensing proceedings. See "Cartesian Medical Group, Inc."

California Laboratory Licensing

        In addition to our CLIA certification, licensure is required and maintained for our laboratory under California law. Such laws establish standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control. In addition, California laws mandate proficiency testing, which involves testing of specimens that have been specifically prepared for testing at our laboratory. We maintain a current license in good standing with the state of California.

New York Laboratory Licensing

        Our laboratory is required to be licensed by New York to receive specimens from New York State. We maintain such licensure for our laboratory under New York state laws and regulations, which establish standards for day-to-day operation of a clinical laboratory, physical facilities requirements, equipment and quality control. New York law also mandates proficiency testing for laboratories licensed under New York state law, regardless of whether or not such laboratories are located in New York. We maintain a current license in good standing with the New York State Department of Health.

Other States' Laboratory Testing

        Florida, Maryland and Pennsylvania each require out-of-state laboratories which accept specimens from those states to be licensed. We have obtained licenses in these states and believe we are in compliance with applicable licensing laws.

        We may become aware from time to time of other states that require out of state laboratories to obtain licensure in order to accept specimens from the state, and it is possible that other states do have such requirements or will have such requirements in the future. If we identify any other state with such requirements or if we are contacted by any other state advising us of such requirements, we intend to follow instructions from the state regulators as to how we should comply with such requirements.

Other Regulatory Requirements

        Our laboratory is subject to federal, state and local regulations relating to the handling and disposal of regulated medical waste, hazardous waste, and biohazardous waste. Typically, we use outside vendors who are contractually obligated to comply with applicable laws and regulations to dispose of such waste.

        OSHA has established extensive requirements relating to workplace safety for healthcare employers, including requirements to develop and implement programs to protect workers from exposure to blood-borne pathogens by preventing or minimizing any exposure through needle stick or similar penetrating injuries.

        Pursuant to its authority under the FDCA, the FDA has regulatory responsibility over instruments, test kits, reagents and other devices used to perform diagnostic testing by laboratories such as ours. Specifically, the manufacturers and suppliers of ASRs, which we obtain for use in diagnostic tests, are subject to regulation by FDA and are required to, among other things, register their establishments with the FDA, to conform manufacturing operations to the FDA's QSR and to comply with certain reporting and other record keeping requirements. FDA also regulates the sale or distribution, in interstate commerce, of products classified as medical devices under the FDCA, including in vitro diagnostic test kits. Such devices must undergo premarket review by FDA prior to commercialization unless the device is of a type exempted from such review by statute or pursuant to FDA's exercise of enforcement discretion. For instance, diagnostic tests that are developed and validated by a laboratory for use in examinations the laboratory performs itself are called "home brew" tests. The FDA maintains that it has authority to regulate the development and use of "home brews" as medical devices, but to date has decided not to exercise its authority with respect to most "home brew" tests as a matter of enforcement discretion. The FDA regularly considers the application of additional regulatory controls over the sale of ASRs and the development and use of "home brews" by laboratories such as ours.

Compliance Program

        Because compliance with government rules and regulations is a significant concern throughout our industry, in part due to evolving interpretations of these rules and regulations, we have established a compliance program which is overseen by our Compliance Committee. Our Compliance Committee consists of certain members of our board of directors and our management provides periodic reports on compliance operations to the Compliance Committee.

        We seek to conduct our business in compliance with all statutes and regulations applicable to our operations. To this end, we conduct both internal and external in-depth reviews of procedures, personnel and facilities to ensure regulatory compliance throughout our operations. We provide periodic and comprehensive training programs to our personnel which are intended to promote the strict observance of our policies designed to ensure compliance with the statutes and regulations applicable to our operations.

Intellectual Property Rights

        Our intellectual property consists primarily of trademarks, service marks and trade secrets. The designations Genoptix, COMPASS, CHART and eCOMPASS are our principal marks. We have registered trademarks for Genoptix and eCOMPASS, and have currently applied with the USPTO for registration in our field of use for our other principal marks. We maintain a program to protect our marks and will institute legal action where necessary to prevent others from using and/or registering confusingly similar marks.

        Although we have taken steps to protect our trade secrets, including entering into confidentiality agreements with third parties, and confidential information and invention assignment agreements with employees, consultants and advisors, third parties may still obtain this information or we may be unable to protect our rights. Because we do not hold patents covering the tests we perform, our future success in the diagnostic testing industry will depend, in part, upon our ability to license new tests, technologies and services on commercially reasonable terms.

Legal Proceedings

        We are not currently involved in any legal proceedings.

Insurance

        We maintain liability insurance for our products and services. As a general matter, providers of diagnostic services may be subject to lawsuits alleging negligence or other similar legal claims. Some of these suits involve claims for substantial damages. Any professional liability litigation could also adversely impact our customer base and reputation. Although management cannot predict the outcome of any claims made against us, management does not anticipate that the ultimate outcome of any such proceedings or claims will have a material adverse effect on our financial condition but may be material to our results of operations and cash flows in the period in which the impact of such claims is determined or the claims are paid. Similarly, although we believe that we will be able to obtain adequate insurance coverage in the future at acceptable costs, we cannot assure you that we will be able to do so.

Employees

        We currently employ 113 full-time employees who are engaged in specimen preparation, pathology, regulatory affairs, development, business development, sales and marketing, quality assurance and control and administration. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Cartesian Medical Group, Inc.

        In addition to our employees, we contract with Cartesian, a California professional medical corporation, for the services of our hempaths. Cartesian currently employs 12 full-time hempaths and an internal medicine specialist that work in our Carlsbad facility. California prohibits corporations from engaging in the practice of medicine pursuant to both statutory and common law principles commonly known as the corporate practice of medicine doctrine. Courts have interpreted this doctrine to prohibit non-professional corporations from employing physicians and certain other healthcare professionals who provide professional services. In compliance with this corporate practice of medicine doctrine, the hempaths that work with us at our laboratory are not our employees but are employees of Cartesian. We, in turn, have contracted with Cartesian to provide hematopathology and other pathology services to us as an independent contractor pursuant to the PSA between us and Cartesian. Cartesian's hempaths work in our laboratory where we provide all necessary supplies, space, non-physician staffing and other support services to those physicians. Throughout this prospectus, when we refer to "our hempaths" or words of similar import, we are referring to the physicians employed by Cartesian and working at our facility as directed by Cartesian. In exchange for the provision of such services, Cartesian reassigns its rights to receive payment for its professional services to us. We then bill for services on Cartesian's behalf in accordance with a fee schedule set by Cartesian, which is limited to the fair market value of the services. In turn, we reimburse Cartesian for, among other things, (i) expenses incurred for payment of physician dues, subscriptions, medical licenses and continuing medical education and (ii) physician salaries paid by Cartesian. We also provide both general business and professional liability insurance coverage to Cartesian and its physicians. Our PSA with Cartesian provides for a one-year term that is automatically renewed on a yearly basis. During the term of the PSA, Cartesian is obligated to seek our approval before it expands its provision of similar medical services to other laboratories, hospitals or health facilities. In addition to a limited number of special and automatic termination provisions, we may terminate the PSA at any time on 60 days' prior written notice to Cartesian and either party may terminate the PSA upon the other party's uncured material breach. Our medical director, Bashar Dabbas, M.D., is Cartesian's sole shareholder. Dr. Dabbas' shares in Cartesian may be transferred to a successor of our choice, either automatically upon the occurrence of certain events or as otherwise determined by us. Moreover, for a period of two years after the termination of the PSA, Cartesian has agreed not to solicit, recruit or otherwise induce any of our employees or independent contractors to discontinue their relationship with us.

Properties

        We lease approximately 62,000 square feet of laboratory and office space in Carlsbad, California, under a lease agreement that expires in 2012. We believe that our current facility is adequate for our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms. We intend to use a portion of the net proceeds from this offering to establish a second laboratory facility to increase our preparedness in the event of an interruption in our existing facility and to support our further penetration into selected markets.

MANAGEMENT

Executive Officers, Directors and Key Employees and Consultants

        The following table sets forth information regarding our executive officers, directors and key employees and consultants as of June 30, 2007:

Name	Age	Position
Executive Officers and Directors
Tina S. Nova, Ph.D.	54	President and Chief Executive Officer and Director
Samuel D. Riccitelli	48	Executive Vice President and Chief Operating Officer
Douglas A. Schuling	47	Senior Vice President and Chief Financial Officer
Andrew E. Senyei, M.D.(1)(2)	57	Director and Chairman of the Board
Timothy M. Buono(3)(4)	41	Director
Robert E. Curry, Ph.D.(3)(4)	60	Director
Michael A. Henos(1).	58	Director
Arda M. Minocherhomjee, Ph.D.(1)(2)	53	Director
Stephen L. Spotts(4)	52	Director
Thomas A. Waltz, M.D.(2)(3)	74	Director
Key Employees and Consultants
Susan Bailey	46	Vice President, Marketing
Cheri Caviness	59	Vice President, Human Resources
Bashar Dabbas, M.D.	48	Medical Director, Laboratory Director
Burt De Mill	47	Vice President, Sales
Jeff M. Hall, Ph.D.	51	Vice President, Cell Biology
Philippe J. Marchand, Ph.D.	44	Chief Information Officer
Michael I. Nerenberg, M.D.	52	Vice President, Business Development and Medical Affairs
Mark S. Pitts.	46	Vice President, Client Services

(1)
Member of the compensation committee.

(2)
Member of the corporate governance and nominating committee.

(3)
Member of the audit committee.

(4)
Member of the compliance committee.

Executive Officers and Directors

        Tina S. Nova, Ph.D. has served as our president and chief executive officer, and a member of our board of directors, since March 2000. From 1994 to January 2000, Dr. Nova served as chief operating officer and president of Nanogen, Inc., a provider of molecular diagnostic tests, where she was a co-founder. From 1992 to 1994, Dr. Nova served as chief operating officer of Selective Genetics, a targeted therapy biotechnology company. She currently serves as a member of the board of directors of

Arena Pharmaceuticals, Inc. and Cypress Bioscience, Inc., both publicly held clinical-stage biopharmaceutical companies. She also serves on the board of trustees of the University of San Diego and is a life science sector representative to the Independent Citizen's Oversight Committee overseeing the California Stem Cell Initiative (Proposition 71). Dr. Nova holds a B.S. degree in biological sciences from the University of California, Irvine and a Ph.D. in biochemistry from the University of California, Riverside.

        Samuel D. Riccitelli has served as our executive vice president and chief operating officer since October 2001. From 1995 to 2001, Mr. Riccitelli served in a number of positions for Becton, Dickinson and Company, a global medical technology company, including most recently as vice president & general manager and as a board member for BD Ventures, L.L.C., a venture capital fund. From 1989 to 1994, he served in a number of positions for the FOxS Division of Puritan-Bennett Corporation, a medical device company, including most recently as general manager. Mr. Riccitelli holds a B.A. in biology from Washington and Jefferson College and a M.S. Eng. degree in mechanical & biomedical engineering from The University of Texas.

        Douglas A. Schuling has served as our senior vice president and chief financial officer since April 1999. From 1997 to March 1999, Mr. Schuling held the position of chief financial and operating officer for Point-of-Care Systems, a venture capital backed clinical information systems company. From 1985 to 1997, Mr. Schuling held various positions at Nellcor Puritan Bennett, a research, development and manufacturing company, specializing in medical equipment and supplies, most recently as Hospital Group Controller. Mr. Schuling received his B.S. degree in accounting from Drake University.

        Andrew E. Senyei, M.D. has served on our board of directors as chairman of the board since April 2000. Dr. Senyei has been a managing director and a general partner of Enterprise Partners, a venture capital firm, since 1987. Dr. Senyei was a founder of Molecular Biosystems and, prior to joining Enterprise Partners, was a practicing clinician and adjunct associate professor of obstetrics, gynecology and pediatrics at the University of California, Irvine. He serves on the boards of directors of numerous private healthcare companies. Dr. Senyei obtained his M.D. from Northwestern University and residency training at the University of California Irvine, Medical Center.

        Timothy M. Buono has served on our board of directors since March 2000. Since 1997, Mr. Buono has been a vice-president of Tullis-Dickerson & Co., Inc., a healthcare focused venture capital firm, and a partner in the general partner entities of its sponsored venture capital funds. From 1994 to 1997, he served as senior vice president, business development, for Health Partners, Inc., a healthcare services company. From 1993 to 1994, Mr. Buono served as director, business development, for Occupational Health Resources, Inc., a healthcare services company. From 1990 to 1993, Mr. Buono served as an associate of Tullis-Dickerson & Co., Inc. From 1988 to 1990, Mr. Buono was a financial and operations analyst for Shaffer-Clarke. Mr. Buono is a director of a number of privately-held companies. He received his B.A. in Economics from Connecticut College in 1988, and completed an Executive Program at Columbia University's Graduate School of Business in 2003.

        Robert E. Curry, Ph.D. has served on our board of directors since February 2002. Since July 2002, Dr. Curry has served as a venture partner at Alliance Technology Ventures, L.P., based in Atlanta, Georgia. From July 2001 to July 2002, Dr. Curry was engaged as a consultant to DLJ Capital Corporation, a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc., or CSFB. He joined the Sprout Group, or Sprout, a submanager of various venture capital funds within the CSFB organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as president of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a vice president of Becton, Dickinson and Company, a pharmaceutical company, from May 1980 to July 1984, and General Manager of the Diagnostics Systems Division of Bio-Rad Laboratories Inc., a clinical diagnostic and life sciences research company, from August 1976 to May 1980. He currently is a director of numerous privately-held companies as well as the chairman of the board and a trustee of Keck Graduate Institute, a not-for-profit organization. He is also currently the acting chief executive Officer of SensysMedical, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.

        Michael A. Henos has served on our board of directors since 2001. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., based in Atlanta, Georgia. Mr. Henos served as a general partner of Aspen Ventures, an early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as chief executive officer of ProMed Technologies, Inc. Mr. Henos is the chairman of the board of directors of both Inhibitex, Inc., a publicly held clinical stage biopharmaceutical company, and AtheroGenics, Inc., a publicly held biopharmaceutical company. Mr. Henos received his B.S. and MBA from the University of California, Los Angeles.

        Arda M. Minocherhomjee, Ph.D. has served on our board of directors since July 2005. He is currently a partner of Chicago Growth Partners, a private equity firm. From 1992 to October 2004, Dr. Minocherhomjee served in various capacities for William Blair & Company, L.L.C., an investment firm affiliated with certain holders of our capital stock, including, most recently, as a principal. Since September 1998, Dr. Minocherhomjee has also served as a managing member of William Blair Capital Partners, an affiliate of William Blair & Company, L.L.C. He currently serves on the board of directors of CryoCor, Inc., a publicly held medical device company, as well as several privately-held pharmaceutical and medical device companies. Dr. Minocherhomjee received a master's degree in pharmacology from the University of Toronto and a Ph.D. and an M.B.A. from the University of British Columbia, and was a post-doctoral fellow in pharmacology at the University of Washington Medical School.

        Stephen L. Spotts has served on our board of directors since February 2005. Since April 2007, he has served as chief executive officer and managing member of ProTon International, LLC, a company focused on advanced cancer treatments. From April 2000 to April 2007, he served as president and chief executive officer of Pathology Partners and previously served as its chief development officer from 1999 to 2000. From 1996 through 1999, Mr. Spotts served as the president of the Hospital Services Group for Mariner Post-Acute Network. Prior to joining Mariner, Mr. Spotts served as director of development of Marriott Healthcare Services and as vice president of Valley Management Services. He received his bachelor of business administration degree from the University of Mississippi.

        Thomas A. Waltz, M.D. has served on our board of directors since 1999. Currently, Dr. Waltz is a neurosurgeon and is senior consultant in neurosurgery of the Scripps Clinic in La Jolla, California. Dr. Waltz was chairman and chief executive officer of the Scripps Clinic from 1991 to 2000 and president of the Scripps Clinic Medical Group from 1990 to 2000. In addition to his current clinical practice, he is on the board of directors of The Doctors Company, a mutual insurance company, and the Premera Blue Cross of Washington and Alaska, a not-for-profit Blue Cross medical insurance provider. Dr. Waltz received his undergraduate degree from the University of Cincinnati, his M.D. from Vanderbilt University, and his neurosurgical training at Baylor College of Medicine in Houston. He also had training in neurology at The National Hospital for Neurological Diseases in London, England and neuropathology at Oxford University.

Key Employees and Consultants

        Susan Bailey has served as our vice president, marketing since 2003. From 2002 to 2003, she served as vice president of marketing for IMPATH Inc., a medical diagnostic company now known as Genzyme Genetics. Prior to that, beginning in 1999, she served as director of marketing for IMPATH Inc. From 1997 to 1999, she was a marketing manager with Specialty Laboratories, Inc., a clinical reference laboratory. From 1993 to 1997, she held various positions at Microbiology Reference Laboratory and Diagnostics (Focus Technologies), a provider of testing services and diagnostic products for infectious diseases, most recently as product and marketing manager. Ms. Bailey holds a B.A. from Arizona State University in broadcast journalism.

        Cheri Caviness has served as our vice president, human resources, since August 2005. From September 1999 to August 2005, Ms. Caviness served as a consultant and interim human resources director for HR Matters, a human resources firm. From March 1996 to September 1999, she served as the director of human resources for Nanogen, Inc. Ms. Caviness is a member of the Society for Human Resources Management, the Biotech Employee Development Coalition and the North County Personnel Association. She holds a B.S. in business and management from the University of Redlands.

        Bashar Dabbas, M.D. has served as a consultant to us as our medical director since April 2006. Dr. Dabbas has also served as a senior hematopathologist to Cartesian Medical Group, the professional services corporation with whom we contract for hempath services, since August 2005 and is also the sole shareholder of Cartesian Medical Group. From March 2004 to July 2005, he was president of Utah Pathology Services, Inc., a provider of pathology services. From November 1999 to July 2005, he served as medical director of the Electron Microscopy and Immunohistochemistry Laboratories at LDS Hospital in Salt Lake City, Utah. During this time, he also served as the designated pathologist for the Bone Marrow Transplant Program, and held the position of clinical assistant professor of pathology at the University of Utah. Prior to this succession of appointments, he was medical director of the Flow Cytometry Laboratory at LDS Hospital from November 1992 to December 2002 and was an associate pathologist and section chief of immunopathology at Scott & White Hospital & Clinic in Temple, Texas from July 1991 to November 1992. Prior to this, he held academic posts at both Texas A&M University College of Medicine and Wright State University. Dr. Dabbas completed his fellowship in hematopathology at the University of Utah Medical Center after finishing his surgical pathology fellowship at Wright State University in Ohio, where he also completed his residency in anatomic and clinical pathology before being appointed chief resident of pathology. He holds his M.D. degree from Damascus University School of Medicine (Damascus, Syria), and is American board certified in anatomic and clinical pathology and hematopathology.

        Burt De Mill has served as our vice president, sales since April 2005. From 2003 to 2004, Mr. De Mill served as vice president, U.S. commercial operations at Invitrogen Corporation, a publicly held developer, manufacturer and marketer of research tools for pharmaceutical and biotechnology companies. From 2000 to 2003, Mr. De Mill served as vice president, separations, North America for Amersham Biosciences (GE Health). He received his B.S. in microbiology from the University of Maryland, College Park.

        Jeff M. Hall, Ph.D. has served as our vice president, cell biology since 2001. Prior to joining Genoptix, Dr. Hall was vice president of genomics at PPGx in La Jolla, California from 1999 to 2001. In 1998, Dr. Hall served as senior director of genomics at Axys Pharmaceuticals. From 1996 to 1997, he served as director of genetics at Sequana Therapeutics. From 1992 to 1995 Dr. Hall was the director of genetics at CellPro. He holds a B.A. in biology and chemistry from University of California, Santa Cruz and a Ph.D. in biochemistry from University of California, Berkeley.

        Philippe J. Marchand, Ph.D. has served as our chief information officer since June 2007. From 2005 to June 2007, Dr. Marchand was vice president and chief technology officer with Celula, Inc., a medical diagnostics company. From 2001 to 2005, he served as our director and senior director of engineering.

Dr. Marchand has also held various positions at Parallel Solutions, Inc., an optoelectronic technology government contractor, and Optical Micro Machines, a manufacturer of optical switch subsystems. Dr. Marchand holds degree equivalents to a B.Sc., M.Sc. and Ph.D. in electrical engineering from Université de Haute Alsace, Mulhouse, France and has served as a visiting post-doctoral scientist, associate researcher and senior lecturer at the University of California, San Diego.

        Michael I. Nerenberg, M.D. has served as a consultant to us as our vice president, business development and medical affairs since 2006, and has served as our medical director since 2004. From 2000 to 2003, he served as president and chief technology officer of Molecular Reflections, Inc., a biotechnology design and discovery company. From 1996 to 1999, he served as the senior director of molecular biology for Nanogen, Inc. From 1989 to 1996, he served as a faculty member in the department of Molecular and Experimental Medicine at the Scripps Institute. From 1984 to 1987, he was a medical staff fellow in the Laboratory of Molecular Virology at the National Cancer Institute. He is board certified in internal medicine and holds a California medical license. He received his B.A. in Chemistry from the University of Chicago and his M.D. from the Yale University School of Medicine, and completed his residency in internal medicine at the Hospital of the University of Pennsylvania. He completed his postdoctoral fellowship at the Scripps Research Institute. He is also a graduate of the University of California, San Diego Executive Program for Scientists and Engineers.

        Mark S. Pitts has served as our vice president, client services, since June 2007. Prior to joining Genoptix, Mr. Pitts was director of customer support and service of HERAE, LLC, a healthcare services company, from June 2005 to June 2007. From June 2003 to April 2005, he was director of business support for Covance Health Economics, Inc., a reimbursement and health economics consulting firm. Mr. Pitts has also held various customer and business support service positions with Nokia Corporation, a communications company, Gateway, Inc., a computer manufacturing company, and Intuit Inc., a software company. He received his B.S. in accounting from Auburn University with a minor in information systems.

Board Composition

        Our business and affairs are organized under the direction of our board of directors, which currently consists of eight members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. Written board materials are distributed in advance of meetings as a general rule, and our board of directors schedules meetings with and presentations from members of our senior management on a regular basis and as required.

        Our board of directors has determined that seven of our eight directors, Timothy M. Buono, Robert E. Curry, Ph.D., Michael Henos, Arda M. Minocherhomjee, Ph.D., Andrew E. Senyei, M.D., Stephen L. Spotts and Thomas A. Waltz, M.D., are independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD.

        Effective upon the completion of this offering, we will divide our board of directors into three classes, as follows:

  •
  Class I, which will consist of Michael A. Henos, Tina S. Nova, Ph.D. and Stephen L. Spotts, and whose terms will expire at our annual meeting of stockholders to be held in 2008;

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  Class II, which will consist of Arda M. Minocherhomjee, Ph.D. and Thomas A. Waltz, M.D., and whose terms will expire at our annual meeting of stockholders to be held in 2009; and

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  Class III, which will consist of Timothy M. Buono, Robert E. Curry, Ph.D. and Andrew E. Senyei, M.D., and whose terms will expire at our annual meeting of stockholders to be held in 2010.

        At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board is currently nine members. The authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of any holders of preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee in accordance with SEC and NASDAQ requirements. In addition, we have established a compliance committee of the board of directors.

Audit Committee

        Our audit committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Thomas A. Waltz, M.D. Our board of directors has determined that each of the members of our audit committee satisfies the NASDAQ and SEC independence requirements. Mr. Buono serves as the chair of our audit committee. The functions of this committee include, among other things:

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  evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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  reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

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  monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

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  reviewing our annual and quarterly consolidated financial statements and reports and discussing the statements and reports with our independent auditors and management;

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  reviewing with our independent auditors and management significant issues that arise regarding accounting principles and consolidated financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

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  reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

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  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

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  preparing the report that the SEC requires in our annual proxy statement;

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  reviewing and providing oversight with respect to any related party transactions;

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  reviewing reports from management, our auditors and our compliance committee regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of business conduct and ethics and our compliance with legal and regulatory requirements;

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  reviewing our investment policy on a periodic basis; and

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  reviewing and evaluating, at least annually, the performance of the audit committee and its members, including compliance of the audit committee with its charter.

        Our board of directors has determined Mr. Buono qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Marketplace Rules. In making this determination, our board has considered the formal education and nature and scope of Mr. Buono's previous experience, coupled with his past and present service on various audit committees. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

        Our compensation committee consists of Michael A. Henos, Arda M. Minocherhomjee, Ph.D. and Andrew E. Senyei, M.D. Mr. Henos serves as the chair of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Code and satisfies the NASDAQ independence requirements. The functions of this committee include, among other things:

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  reviewing and approving the compensation and other terms of employment of our executive officers;

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  reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

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  evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

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  evaluating and approving the type and amount of compensation to be paid or awarded to board members;

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  administering our equity incentive plans;

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  establishing policies with respect to equity compensation arrangements;

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  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

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  reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

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  preparing the report that the SEC requires in our annual proxy statement;

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  reviewing the adequacy of our compensation committee charter on a periodic basis; and

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  reviewing and evaluating, at least annually, the performance of the compensation committee.

Corporate Governance and Nominating Committee

        Our corporate governance and nominating committee consists of Arda M. Minocherhomjee, Ph.D., Andrew E. Senyei, M.D. and Thomas A. Waltz, M.D. Our board of directors has determined that each of the members of this committee satisfies the NASDAQ independence requirements.

Dr. Minocherhomjee serves as the chair of our corporate governance and nominating committee. The functions of this committee include, among other things:

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  identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

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  determining the minimum qualifications for service on our board of directors;

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  evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

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  interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

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  assisting the members of our compensation committee in reviewing and recommending to our board of directors the compensation arrangements for our non-employee directors;

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  evaluating nominations by stockholders of candidates for election to our board;

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  considering and assessing the independence of members of our board of directors;

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  developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our board of directors any changes to such policies and principles;

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  considering questions of possible conflicts of interest of directors as such questions arise;

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  reviewing the adequacy of its charter on an annual basis; and

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  evaluating, at least annually, the performance of the nominating and corporate governance committee.

Compliance Committee

        Our compliance committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Stephen L. Spotts. Mr. Spotts serves as the chair of our compliance committee. The functions of this committee include, among other things:

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  overseeing, monitoring, and evaluating our compliance with all regulatory obligations (with the exception of obligations relating to tax and securities-related laws);

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  reviewing our applicable standards, policies, and procedures with a focus on (1) our efforts towards continuous improvement in the quality of our laboratory and other healthcare-related services that we provide, and (2) our effort to be honest and ethical with laws governing (a) financial relationships between us and physician customers or other potential sources of referrals (e.g., anti-kickback and anti-referral laws), (b) Medicare reimbursement, and (c) conflicts of interest;

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  reviewing our efforts relating to employee education of regulatory and compliance requirements;

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  appointing, overseeing, and reviewing the activities of our chief compliance officer and reviewing periodic reports from our chief compliance officer;

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  meeting and reporting to our board of directors at least twice annually; and

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  recommending such actions or measures be adopted by the board of directors as it deems appropriate to improve the effectiveness of our compliance program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        The compensation committee of our board of directors, which is composed entirely of independent directors, administers our executive compensation program. The role of the compensation committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and approve generally on an annual basis all compensation decisions relating to all executive officers.

Compensation Philosophy

        Our executive compensation programs are designed to:

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  attract, motivate and retain executives of outstanding ability and potential;

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  reward the achievement of key performance measures; and

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  ensure that executive compensation is meaningfully related to the creation of stockholder value.

        Our compensation committee believes that our executive compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance that consistently meets or exceeds expectations. The compensation committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the diagnostic services and life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

        The compensation committee reviews and determines generally on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, we conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. As a private company, we have based this review primarily on surveys of executive compensation paid by life sciences and healthcare services companies conducted by third party providers, such as the Biotech Employee Development Coalition (BEDC) Compensation and Benefits Survey of approximately 93 public and private life sciences companies in San Diego, California, and on the extensive experience of the members on our board of directors that are affiliated with venture investment firms, many of whom sit on the boards of directors of numerous portfolio companies in the life sciences and healthcare fields in San Diego and throughout the United States. In addition, our compensation committee has typically taken into account advice from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Historically, the compensation committee has reviewed executive compensation and made compensation decisions mid-year. The compensation committee intends to transition its annual compensation review for a given year to the first quarter of the following year.

        When setting executive compensation, the compensation committee generally considers compensation paid by life sciences and healthcare services companies it considers to be comparable to us that are included in these executive compensation surveys, together with other information available to it. While this information may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the compensation committee generally believes that gathering this information is an important part of our compensation-related decision-making process and typically provides additional context and validation for executive compensation decisions.

        Our compensation committee may in the future retain the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Role of Chief Executive Officer in Compensation Decisions

        The chief executive officer typically evaluates the performance of other executive officers and employees on an annual basis and makes recommendations to the compensation committee with respect to annual salary adjustments, bonuses and annual stock option grants. The compensation committee exercises its own discretion in determining salary adjustments and discretionary cash and equity-based awards for all executive officers. The chief executive officer is not present during deliberations or voting with respect to compensation for the chief executive officer.

Elements of Executive Compensation

        The compensation program for our executive officers consists principally of base salary, annual cash incentive compensation, and long-term compensation in the form of stock options as well as severance/termination protection that we are in the process of implementing through employment agreements with our executive officers. As a private company, our compensation program has been weighted toward long-term compensation as opposed to short-term or cash-based compensation. If we achieve our corporate goals, we expect the equity awards held by our executives to be the major component of overall compensation. As discussed in more detail below, base compensation is based primarily on market factors and our annual executive bonus plan generally targets cash bonus opportunities as a percentage of base salary. The amount of cash compensation and the amount of equity awards granted to our executives are both considered in determining total compensation for our executive officers.

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The compensation committee does not apply specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer's then current base salary.

        In August 2006, in connection with our annual performance reviews, (i) the annual base salary of Dr. Tina Nova, our chief executive officer, was increased from $336,000 to $350,000, (ii) the annual base salary of Mr. Samuel Riccitelli, our chief operating officer, was increased from $312,283 to $324,775 and (iii) the annual base salary of Mr. Douglas Schuling, our chief financial officer, was increased from $237,336 to $246,829, in each case based upon market factors. In approving these increases, the compensation committee considered data from the 2006 San Diego BEDC Compensation and Benefits survey, the amount of prior year increases, and the high level of performance and significant commitment of each of our executive officers.

        In 2007, based on the actions taken by our compensation committee in August 2006 and additional actions taken by our compensation committee in June 2007 and July 2007 in connection with reviewing our cash compensation in anticipation of this offering, (i) our chief executive officer's annual base salary was increased from $350,000 to $382,825, (ii) our chief operating officer's annual base salary was increased from $324,775 to $354,654 and (iii) our chief financial officer's annual base salary was increased from $246,829 to $269,537, in each case based upon market factors.

        In approving these base salary adjustments, the compensation committee considered the amount of prior year increases, our current financial performance, in particular having obtained profitability in, and exceeded our revenue and profit objectives for, the first quarter of 2007, and the fact that we were in the process of actively pursuing this offering.

        Our compensation committee believes that the base salary levels of our executives are commensurate with the general salary levels for similar positions in life sciences and healthcare companies of similar size and stage of development and operations. Our compensation committee anticipates that future annual performance reviews will generally be conducted during the first quarter of the year rather than as a mid-year review process.

        Annual Executive Bonus Plan.    In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing appropriate incentives to our executives to achieve our financial performance and other strategic objectives. As part of our annual performance reviews, the compensation committee reviews and determines each executive officers overall performance and our performance generally against our operating plan and toward attaining financial performance goals. Final determinations as to discretionary bonus levels are primarily based on the executive officers individual performance and the executive officers' performance as a group against our operating plan, as well as the compensation committee's assessment as to the overall success of our company and the growth of our business.

        Historically, our annual performance reviews have occurred near the middle of each year. In August 2006, our compensation committee awarded discretionary bonuses of $84,000 to Dr. Nova, $68,702 to Mr. Riccitelli and $47,467 to Mr. Schuling based upon its assessment of our performance against our corporate goals, including the achievement of sales and operational objectives, and based upon competitive bonus levels. These bonuses covered the period from August 1, 2005 to July 31, 2006. In mid-2006 Mr. Riccitelli and Mr. Schuling were each also provided a one-time special bonus in the amounts of $6,734 and $6,527, respectively, in lieu of their attending our annual retreat awarded to top performing sales professionals and our executive officers.

        In February 2007, our compensation committee awarded discretionary bonuses covering the period from August 1, 2006 to December 31, 2006 in order to conduct its annual performance reviews in future periods during the first quarter of the year rather than as a mid-year review process as was the case in 2006. Based on its assessment of our performance against our operating plan as well as individual performance, our compensation committee awarded discretionary bonuses of $36,750 to Dr. Nova, $30,009 to Mr. Riccitelli and $20,734 to Mr. Schuling in February 2007.

        In July 2007, our compensation committee also reviewed the target 2007 annual bonus levels for each of our executive officers under our annual executive bonus plan and set the target 2007 annual bonus levels as a percentage of 2007 base salary for each of our executive as follows: 40% for Dr. Nova, 30% for Mr. Riccitelli and 25% for Mr. Schuling. Under the annual executive bonus plan, the compensation committee has discretion to award a bonus amount equal to 0 to 150% of the applicable target amount. The specific percentage will be determined and awarded based upon the compensation committee's assessment of individual performance and our performance against our operating plan for 2007, including achievements of revenue and profitability objectives and attainment of financial performance and other goals for 2007. In setting these target bonus levels for 2007, the compensation committee considered (1) our current financial performance, including that we obtained profitability in, and exceeded our revenue expectations for, the first quarter of 2007, (2) the fact that we are in the process of actively pursing this offering, (3) the substantial contribution and commitment that each of the executive officers has consistently demonstrated and (4) the general annual discretionary bonus levels of other companies in the life sciences and healthcare fields.

        Our compensation committee anticipates that it will review and determine annual performance for 2007 in the first quarter 2008 and will award discretionary bonuses at that time.

        Long-term Incentive Program.    We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. The stock awards enable our executive officers to participate in the appreciation of stockholder value, while personally participating in the risks of business setbacks. We have not adopted stock ownership guidelines and, with the exception of a small number of shares acquired by our executive officers early in our corporate history, our equity benefit plans have provided our executive officers the only means to acquire equity or equity-linked interests in Genoptix.

        Prior to this offering, we have granted equity awards primarily through our 2001 plan, which was adopted by our board of directors and stockholders to permit the grant of stock options, stock bonuses and restricted stock to our officers, directors, employees and consultants. The material terms of our 2001 plan are further described under "—Equity Benefit Plans" below.

        In 2006, certain named executive officers were awarded stock options under our 2001 plan in the amounts indicated in the section below entitled "Grants of Plan-Based Awards."

        In the absence of a public trading market for our common stock, our board of directors has determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions and based upon valuations obtained from an independent valuation firm in November 2006 and in June and July 2007.

        All equity awards to our employees and directors were granted at no less than the fair market value of our common stock on the date of each award. All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal months installments thereafter over three years. All options have a ten year term. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under "—Post Employment Compensation." We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our compensation committee, although our compensation committee does consider the recommendations of our chief executive officer for officers other than herself.

        In connection with this offering, our board of directors has adopted new equity benefit plans described under "—Equity Benefit Plans" below. The 2007 plan will replace our existing 2001 plan immediately following this offering and, as described below, will afford our compensation committee much greater flexibility in making a wide variety of equity awards. Participation in our 2007 purchase plan that we have adopted and will become effective immediately upon signing of the underwriting agreement for this offering will also be available to all executive officers thereafter on the same basis as our other employees.

        Stock Appreciation Rights.    Our 2007 plan authorizes us to grant stock appreciation rights, or SARs, which are more fully described below under "—Equity Benefit Plans." To date, no SARs have been awarded to any of our executive officers. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

        Restricted Stock Grants or Awards.    Our 2001 plan authorizes us to grant rights to acquire restricted stock and our 2007 plan authorizes us to grant restricted stock or restricted stock awards. Our compensation committee did not authorize the grant of restricted stock or restricted stock awards pursuant to our equity benefit plans to any of our executive officers in the year ended December 31, 2006. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

        Severance and Change in Control Benefits.    Our named executive officers, who are designated below under "—Summary Compensation Table," are entitled to certain severance and change in control benefits, the terms of which are described below under "—Post Employment Compensation." We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive's interests with the best interests of the stockholders.

        Other Compensation.    In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits for our executive officers, which are also available to all of our other employees; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

        Deductibility of Compensation under Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Summary Compensation Table

        The following table provides information regarding the compensation earned during the year ended December 31, 2006 by our chief executive officer, chief operating officer and chief financial officer, who we collectively refer to as our "named executive officers" elsewhere in this prospectus.

Name and principal position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Tina S. Nova, Ph.D. President and Chief Executive Officer(2)	2006	$342,417	$120,750	$69,536	$9,979	$542,682
Samuel D. Riccitelli Executive Vice President and Chief Operating Officer(3)	2006	318,009	105,445	28,736	16,107	468,297
Douglas Schuling Senior Vice President and Chief Financial Officer(4)	2006	241,687	74,728	27,307	15,953	359,675

(1)
Represents the stock option compensation cost that we recognized in 2006, which was calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(2)
Dr. Nova's salary was increased from $336,000 per year to $350,000 per year effective August 1, 2006. The bonus amounts paid to or earned by Dr. Nova in 2006 include a $84,000 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, and a $36,750 bonus paid in

  February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation includes $9,979 paid for healthcare, dental and vision benefits.

(3)
Mr. Riccitelli's salary was increased from $312,283 per year to $324,775 per year effective August 1, 2006. The bonus amounts paid to, or earned by, Mr. Riccitelli in 2006 include a $68,702 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, a $6,734 one-time special bonus paid in late 2006 for services in 2006 and a $30,009 bonus paid in February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation includes $16,107 paid for healthcare, dental and vision benefits.

(4)
Mr. Schuling's salary was increased from $237,336 per year to $246,829 per year effective August 1, 2006. The bonus amounts paid to, or earned by, Mr. Schuling in 2006 include a $47,467 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, a $6,527 one-time special bonus paid in late 2006 for services in 2006 and a $20,734 bonus paid in February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation includes $15,953 paid for healthcare, dental and vision benefits.

Post-Employment Compensation

        The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change in control or termination in the event of disability or death of the executive is shown below.

Option Acceleration Under The 2001 Equity Incentive Plan

        Under our 2001 plan, stock options granted to our employees and officers will immediately vest in the event a participant's service with us or a successor entity is terminated involuntarily without cause or voluntarily with good reason within 13 months following the occurrence of certain specified change in control transactions. In addition, upon the occurrence of a change in control as described in their respective stock option agreements, our executive officers are entitled to immediate accelerated vesting of 50% of their outstanding unvested stock options.

Payments Made Upon Termination

        Regardless of the manner in which a named executive officer's employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary, vested options and unused vacation pay.

Potential Payment Under Employment Arrangements

        In July 2007, our compensation committee authorized us to enter into an employment agreement with Dr. Nova, pursuant to which, if we terminate her employment at any time with or without cause, as will be defined in her employment agreement, she will be entitled to receive any of her unpaid prorated base salary along with all benefits and expense reimbursements to which she is entitled by virtue of her past employment with us. In addition, the agreement will provide that if Dr. Nova is terminated without cause prior to a change in control or if she is terminated without cause or she resigns for good reason following a change in control, she will also be entitled to be compensated at her then annual base salary for 18 months from her date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 18-month period. In addition, if Dr. Nova is terminated without cause prior to a change in control, she will be entitled to an additional 18 months of accelerated vesting of her stock options. Moreover, upon a change in control, the vesting of one half of Dr. Nova's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Dr. Nova's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Dr. Nova's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason during such six-month period.

        In July 2007, our compensation committee authorized us to enter into an employment agreement with Mr. Riccitelli, pursuant to which, if we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement will provide that if Mr. Riccitelli is terminated without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will also be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Riccitelli is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of accelerated vesting of his stock options. Moreover, upon a change in control, the vesting of one half of Mr. Riccitelli's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Riccitelli's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Riccitelli's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason during such six-month period.

        In July 2007, our compensation committee authorized us to enter into an employment agreement with Mr. Schuling, pursuant to which, if we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement will provide that if we terminate Mr. Schuling's employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Schuling is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of vesting of his stock options.

Moreover, upon a change in control, the vesting of one half of Mr. Schuling's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Schuling's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Schuling's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason during such six-month period.

        The following table and summary set forth potential payments payable to our current executive officers upon a change of control or termination of employment without cause or resignation for good reason following a change in control. Our compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our executive officers based on the employment agreements to be entered into with the executive officers as described above assuming the change of control occurred on, and their employment was terminated on, December 31, 2006:

	Upon change in control					Upon termination without cause or resignation for good reason following a change in control(1)
Name	Salary	Bonus	Benefits	Equity awards(2)	Total	Salary		Bonus	Benefits	Equity awards(2)	Total
Tina S. Nova, Ph.D.	—	—	—	$258,607	$258,607	$574,238	(3)	—	$14,968	$517,214	$1,106,420
Samuel Riccitelli	—	—	—	$105,060	$105,060	$354,654	(3)	—	$16,107	$210,119	$580,880
Douglas Schuling	—	—	—	$104,351	$104,351	$269,537	(3)	—	$15,953	$208,703	$494,193

(1)
Upon termination without cause prior to a change in control, Dr. Nova, Mr. Riccitelli and Mr. Schuling will receive the same salary and benefits referenced in the chart above and will receive an additional 18 months, in the case of Dr. Nova, or 12 months, in the case of Mr. Riccitelli and Mr. Schuling, of accelerated vesting of their stock options with equity award values (calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures) of $250,177, $74,911 and $74,070, respectively.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(3)
Represents 18 months of continued salary for Dr. Nova and 12 months of continued salary for Mr. Riccitelli and Mr. Schuling, each based upon their most recent 2007 base salary.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our board of directors on the date of the grant. All stock options were granted under our 2001 plan.

        We omitted columns related to non-equity and equity incentive plan awards as none of our named executive officers earned any such awards during 2006. The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for 2006.

Name	Grant date	All option awards: number of shares of stock or units (#)	Exercise or base price of option awards ($/share)(1)	Grant date fair value of option awards ($)(2)
Tina S. Nova, Ph.D.(3)	7/17/06	309,000	0.08	500,580
Samuel Riccitelli(3)	7/17/06	125,000	0.08	202,500
Douglas Schuling(3)	7/17/06	126,000	0.08	204,120

(1)
Represents the per share fair market value of our common stock, as determined in good faith by our board of directors on the grant date.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(3)
25% of the total number of shares subject to this executive officer's stock options vest on the 12 month anniversary of the applicable grant date with the remainder vesting in equal monthly installments over the following 36 months. If the executive officer's employment with us is terminated without cause prior to a change in control, the executive officer will be entitled to an additional 18 months, in the case of Dr. Nova, or 12 months, in the case of Mr. Riccitelli and Mr. Schuling, of accelerated vesting of the executive officer's stock options. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to this executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if the executive officer's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason during such six-month period.

Outstanding Equity Awards at December 31, 2006

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2006. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Name	Number of securities underlying unexercised options (#) exercisable	Option awards Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date(1)
Tina S. Nova, Ph.D.	7,714	—	2.00	01/14/11
	18,193	—	3.00	02/20/12
	83,994	—	0.08	10/22/13
	203,366	—	0.08	10/22/13
	479,607	—	0.08	10/22/13
	619,542	—	0.08	05/25/14
	1,082,946	—	0.08	08/18/15
	309,000	—	0.08	07/16/16
Samuel Riccitelli	11,250	—	3.00	11/13/11
	1,250	—	3.00	11/20/12
	296,570	—	0.08	10/22/13
	32,960	—	0.08	10/22/13
	287,126	—	0.08	05/25/14
	495,190	—	0.08	08/18/15
	125,000	—	0.08	07/16/16
Douglas Schuling	3,750	—	2.00	04/14/09
	7,421	—	2.00	01/14/11
	5,685	—	3.00	08/29/11
	98,860	—	0.08	10/22/13
	195,659	—	0.08	01/14/11
	149,885	—	0.08	08/29/11
	50,000	—	0.08	05/25/14
	330,418	—	0.08	08/18/15
	126,000	—	0.08	07/16/16

(1)
25% of the total number of shares subject to this executive officer's stock options vest on the 12 month anniversary of the applicable grant date with the remainder vesting over the following 36 months. If the executive officer's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason, the executive officer will be entitled to an additional twelve months of vesting of the executive officer's stock options. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to this executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if the executive officer's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason.

Option Exercises and Stock Vested

        Our named executive officers did not exercise any stock option awards during the year ended December 31, 2006.

Option Repricings

        We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during the year ended December 31, 2006.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Benefit Plans

2001 Equity Incentive Plan

        Our board of directors adopted and our stockholders approved the 2001 plan in May 2001 and July 2001, respectively. As of March 31, 2007,             shares of common stock have been issued upon the exercise of options granted under the 2001 plan, options to purchase            shares of common stock were outstanding and             shares remained available for future grant. In addition, the remaining grants under our 1999 equity incentive plan are governed by the 2001 plan. Upon the effective date of this offering, the 2001 plan will be terminated and no further option grants will be made under the 2001 plan and any shares then remaining available for future grant, plus any shares underlying outstanding options that expire or are forfeited, will be allocated to our 2007 plan.

        Administration.    Our board of directors administers the 2001 plan. Our board of directors, however, may delegate this authority to a committee of one or more board members. Our board has not delegated such authority. The board of directors has the authority to construe, interpret, amend and modify the 2001 plan as well as to determine the terms of an option. Our board of directors may amend or modify the 2001 plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding options unless the holder consents to that amendment or modification.

        Eligibility.    The 2001 plan permits us to grant stock awards, including options, restricted stock and stock bonuses to our employees, directors and consultants. Our board of directors has granted only stock options under the 2001 plan. A stock option may be an incentive stock option within the meaning of Section 422 of the Code or a nonstatutory stock option.

        Stock Option Provisions Generally.    In general, the duration of a stock option granted under the 2001 plan cannot exceed ten years. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. An incentive stock option may be transferred only on death, but a nonstatutory stock option may be transferred as permitted in an individual stock option agreement. Stock option agreements may provide that the stock options may be early exercised subject to our right of repurchase of unvested shares.

        Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

        Effect on Stock Options of Certain Corporate Transactions.    If we dissolve or liquidate, then outstanding stock options under the 2001 plan will terminate immediately prior to such dissolution or liquidation. However, we treat outstanding stock options differently in the following situations:

  •
  a sale, lease or other disposition of all or substantially all of our assets;

  •
  a merger or consolidation in which we are not the surviving corporation; or

  •
  a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

        In the event any of the above situations occurs, if the surviving entity determines not to assume or substitute for these stock options, the vesting of stock options held by persons whose service with us or our affiliates has not already terminated will accelerate in full prior to such transaction and these options will terminate if not exercised prior to effecting such transaction.

        Changes in Control.    Stock options under the 2001 plan will immediately vest as to all or any portion of the shares subject to the stock option in the event a participant's service with us or a successor entity is terminated involuntarily without cause or voluntarily with good reason within 13 months following the occurrence of certain specified change in control transactions.

        Other provisions.    If there is a transaction or event which changes our stock that does not involve our receipt of consideration, such as a merger, consolidation, reorganization, recapitalization, stock dividend or stock split, our board of directors will appropriately adjust the class and the maximum number of shares subject to the 2001 plan.

2007 Equity Incentive Plan

        Our board of directors adopted the 2007 plan in June 2007, and we expect our stockholders will approve the 2007 plan prior to the closing of this offering. The 2007 plan will become effective immediately upon the signing of the underwriting agreement for this offering. The 2007 plan will terminate in June 2017, unless sooner terminated by our board of directors.

        Stock Awards.    The 2007 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2007 plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors and consultants.

        Share Reserve.    Following this offering, the aggregate number of shares of our common stock that may be issued initially pursuant to stock awards under the 2007 plan is            shares. In addition, the

number of shares of our common stock reserved for issuance will automatically increase (i) on January 1 of each calendar year, from January 1, 2008 through January 1, 2017, by the least of (a)         percent of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)              shares, or (c) a number determined by our board of directors that is less than (a) or (b) and (ii) from time to time by shares that are issuable pursuant to options under the 2001 plan that are forfeited or expire. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2007 plan is equal to            shares, as increased from time to time pursuant to annual increases.

        No person may be granted stock awards covering more than            shares of our common stock under the 2007 plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than            shares or a performance cash award covering $            in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

        If a stock award granted under the 2007 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2007 plan. In addition, the following types of shares under the 2007 plan may become available for the grant of new stock awards under the 2007 plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income or employment withholding taxes; (c) shares used to pay the exercise price of an option in a net exercise arrangement; and (d) shares tendered to us to pay the exercise price of an option. Shares issued under the 2007 plan may be previously unissued shares or reacquired shares bought on the open market. As of the date hereof, no shares of our common stock have been issued under the 2007 plan.

        Administration.    Our board of directors has delegated its authority to administer the 2007 plan to our compensation committee. Subject to the terms of the 2007 plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights.

        The plan administrator has the authority to reprice any outstanding stock award under the 2007 plan without the approval of our stockholders.

        Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2007 plan vest at the rate specified by the plan administrator.

        The plan administrator determines the term of stock options granted under the 2007 plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder's stock option agreement provide otherwise, if an optionholder's relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder's service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionholder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

        Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder's death.

        Tax Limitations on Incentive Stock Options.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

        Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

        Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2007 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

        The plan administrator determines the term of stock appreciation rights granted under the 2007 plan, up to a maximum of ten years. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or the participant's beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

        Performance Awards.    The 2007 plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum number of shares that may be granted to a participant in any calendar year attributable to performance stock awards may not exceed                  shares of common stock and the maximum value that may be granted to a participant in any calendar year attributable to performance cash awards may not exceed $                  .

        Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2007 plan, (b) the maximum number of shares by which the share reserve may increase automatically each year, (c) the maximum number of options, stock appreciation rights and performance stock awards and performance cash awards that can be granted in a calendar year, (d) the number of shares for which options are subsequently to be made as initial and annual grants to new and continuing non-employee directors and (e) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

        Corporate Transactions.    In the event of certain significant corporate transactions, awards under the 2007 plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors has the discretion to:

  •
  arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;

  •
  accelerate the vesting of a stock award and provide for its termination prior to the effective time of the corporate transaction; or

  •
  provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the optionholder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

        Changes in Control.    Our board of directors has the discretion to provide that a stock award under the 2007 plan will immediately vest as to all or any portion of the shares subject to the stock award

(a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2007 plan will not vest automatically on such an accelerated basis unless specifically provided by the participant's applicable award agreement.

2007 Non-Employee Directors' Stock Option Plan

        Our board of directors adopted the directors' plan in June 2007 and we expect our stockholders will approve our directors' plan prior to the closing of this offering. The directors' plan will become effective immediately upon the signing of the underwriting agreement for this offering. The directors' plan will terminate at the discretion of our board of directors. The directors' plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors.

        Share Reserve.    An aggregate of            shares of our common stock are reserved for issuance under the directors' plan. This amount will be increased annually on the first day of our fiscal year, from 2008 until 2017, by the aggregate number of shares of our common stock subject to options granted as initial grants and annual grants under the directors' plan during the immediately preceding year. However, our board of directors will have the authority to designate a lesser number of shares by which the authorized number of shares of our common stock will be increased.

        Shares of our common stock subject to stock options that have expired or otherwise terminated under the directors' plan without having been exercised in full shall again become available for grant under the directors' plan. Shares of our common stock issued under the directors' plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If the exercise of any stock option granted under the directors' plan is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered shall again become available for the grant of awards under the directors' plan.

        Administration.    Our board of directors has delegated its authority to administer the directors' plan to our compensation committee.

        Stock Options.    Stock options will be granted pursuant to stock option agreements. The exercise price of the options granted under the directors' plan will be equal to 100% of the fair market value of our common stock on the date of grant. Initial grants vest in equal monthly installments over three years after the date of grant and annual grants vest in equal monthly installments over 12 months after the date of grant.

        In general, the term of stock options granted under the directors' plan may not exceed ten years. If an optionholder's service relationship with us, or any affiliate of ours, ceases, then the optionholder or his or her beneficiary may exercise any vested options for such period as provided under the terms of the stock option agreement.

        Acceptable consideration for the purchase of our common stock issued under the directors' plan may include cash, a "net" exercise, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board.

        Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. However, an optionholder may transfer an option under certain circumstances with our written consent if a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. In addition, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

        Automatic Grants.

  •
  Initial Grant. Any person who becomes a non-employee director after the completion of this offering will automatically receive an initial grant of an option to purchase            shares of our common stock upon his or her election, subject to adjustment by our board of directors from time to time. These options will vest in equal monthly installments over three years.

  •
  Annual Grant. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders automatically will be granted, on the annual meeting date, beginning with our 2008 annual meeting, an option to purchase            shares of our common stock, or the annual grant, subject to adjustment by our board of directors from time to time. However, the size of an annual grant made to a non-employee director who is elected after the completion of this offering and who has served for less than 12 months at the time of the annual meeting will be reduced by 25% for each full quarter prior to the date of grant during which such person did not serve as a non-employee director. These options will vest in equal monthly installments over 12 months.

        Changes to Capital Structure.    In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the directors' plan and the number of shares and exercise price of all outstanding stock options will be appropriately adjusted.

        Corporate Transactions.    In the event of certain corporate transactions, including change in control transactions, the vesting of options held by non-employee directors whose service is terminated generally will be accelerated in full and all options outstanding under the directors' plan will be terminated if not exercised prior to the effective date of the corporate transaction.

        Plan Amendments.    Our board of directors will have the authority to amend or terminate the directors' plan. However, no amendment or termination of the directors' plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the directors' plan as required by applicable law.

2007 Employee Stock Purchase Plan

        Our board of directors adopted our 2007 purchase plan in June 2007, and we expect our stockholders will approve the 2007 purchase plan prior to the completion of this offering. The 2007 purchase plan will become effective immediately upon the signing of the underwriting agreement for this offering.

        Share Reserve.    Following this offering, the 2007 purchase plan authorizes the issuance of             shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2008 through January 1, 2017, by the least of (a)             % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)             shares or (c) a number determined by our board of directors that is less than (a) or (b). The 2007 purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the 2007 purchase plan.

        Administration.    Our board of directors has delegated its authority to administer the 2007 purchase plan to our compensation committee. The 2007 purchase plan is implemented through a series of offerings of purchase rights to eligible employees. Under the 2007 purchase plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

        Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the 2007 purchase plan and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the 2007 purchase plan. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the 2007 purchase plan at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

        Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the 2007 purchase plan, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time not to exceed two years. No employee may purchase shares under the 2007 purchase plan at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 2007 purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2007 purchase plan, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

        Corporate Transactions.    In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the 2007 purchase plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants' accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

401(k) Plan

        We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provides that each participant may contribute up to the lesser of 100% of his or her pre-tax compensation or the statutory limit, which is $15,500 for calendar year 2007. Participants that are 50 years or older can also make "catch-up" contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested by the plan's trustee.

Non-Employee Director Compensation

        The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2006 to each of our non-employee directors:

Name	Option Awards ($) (1)(2)
Robert E. Curry, Ph.D.(3)	$109
Stephen L. Spotts(3)	691
Thomas A. Waltz, M.D.(3)	221

(1)
Represents the stock option compensation cost that we recognized in 2006, which was calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(2)
One quarter of the common stock underlying each option vests on the one year anniversary of the date of grant with the remainder vesting in equal installments on a monthly basis over the next three years. In addition, if a change in control occurs and within 13 months after the effective date of such change in control the director's continuous service to us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason, then the vesting and exercisability of the director's options will accelerate in full.

(3)
The aggregate number of shares subject to each director's outstanding option awards as of December 31, 2006 was 168,925.

        In the past, we have not provided cash compensation to directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

        In July 2007, the compensation committee of our board of directors adopted a compensation program for our non-employee directors, or the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy will be effective for all of our other non-employee directors on the effective date of this offering. Pursuant to the Non-Employee Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

  •
  $30,000 per year for service as a board member; and

  •
  $30,000 per year for service as the chairman of the board and $10,000 per year for service as chairperson of the audit committee, the compensation committee or the compliance committee.

        The Non-Employee Director Compensation Policy requires that our board members endeavor to attend at least 75% of the meetings of the board of directors and the committees on which a particular director serves.

        In addition, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of our directors' plan, which will become effective immediately upon the signing of the underwriting agreement for this offering.

        Each non-employee director joining our board of directors after the closing of this offering will automatically be granted a non-statutory stock option to purchase            shares of common stock with an exercise price equal to the then fair market value of our common stock under our directors' plan. On the date of each annual meeting of our stockholders beginning in 2008, each non-employee director will also automatically be granted a non-statutory stock option to purchase            shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock under our directors' plan. Initial grants will vest monthly over three years and annual grants will vest in twelve equal monthly installments. All stock options granted under our directors' plan will have a term of ten years and vesting will automatically accelerate upon the closing of a change in control transaction.

        For a more detailed description of our directors' plan, see "—Equity Benefit Plans" above.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. We have had a compensation committee for eight years. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  •
  breach of their duty of loyalty to the corporation or its stockholders;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we will indemnify our directors and officers, and may indemnify employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors' and officers' liability insurance.

        We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSACTIONS WITH RELATED PERSONS

        The following includes a summary of transactions since January 1, 2004 and certain transactions prior to that date to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under "Executive Compensation." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Policies and Procedures for Transactions with Related Persons

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the terms of the transaction;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and that of our stockholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Sales of Securities

Series 1-C Preferred Stock Financing

        In August 2004, and in a second closing in January 2005, we issued an aggregate of 6,718,940 shares of Series 1-C preferred stock at $0.893 per share for aggregate consideration of $6,000,013 to certain of our 5% stockholders listed below and other parties. In connection with the sale of these securities, we effected a recapitalization through which the holders of Series B-1 preferred stock and Series B-2 preferred stock whose Series 1-C investment exceeded certain pro-rata minimum investment amounts were provided the opportunity to exchange their shares of Series B-1 preferred stock and Series B-2 preferred stock for an equal number of shares of Series 1-A preferred stock and Series 1-B preferred stock, respectively. Holders of Series B-1 preferred stock and B-2 preferred stock whose Series 1-C investment failed to surpass the minimum investment amounts were provided the opportunity to exchange only a portion (or, in the case of failure to participate, none of) their shares of Series B-1 preferred stock or Series B-2 preferred stock into shares of Series 1-A preferred stock and 1-B preferred stock, respectively. Following the closing of the 1-C preferred stock financing, each 20 of the then outstanding shares of Series B-1 preferred stock and Series B-2 preferred stock were automatically converted and combined into one share of our common stock. Enterprise Partners purchased an aggregate of 2,796,072 shares of Series 1-C preferred stock for aggregate consideration of $2,496,892. Alliance Technology Ventures III, L.P. and its affiliates purchased an aggregate of 2,048,281 shares of Series 1-C preferred stock for aggregate consideration of $1,829,115. Tullis-Dickerson Capital Focus II, L.P. and its affiliates purchased an aggregate of 921,729 shares of Series 1-C preferred stock for aggregate consideration of $823,104. Excelsior Venture Partners III, LLC purchased an aggregate of 620,580 shares of Series 1-C preferred stock for aggregate consideration of $554,178. In connection with the financing, each of Enterprise Partners, Alliance Technology Ventures III, L.P. and its affiliates, Tullis-Dickerson Capital Focus II, L.P. and its affiliates and Excelsior Venture Partners III, LLC exchanged their shares of Series B-1 preferred stock and Series B-2 preferred stock for an equal number of shares of our Series 1-A preferred stock and our Series 1-B preferred stock, respectively.

Series 1-D Preferred Stock Financing

        In May 2005, we issued an aggregate of 7,886,437 shares of Series 1-D preferred stock at $0.634 per share for aggregate consideration of $5,000,000 to certain of our 5% stockholders listed in the table below and other parties. In August 2005, in a follow-on sale of our Series 1-D preferred stock, we issued an aggregate of 12,618,296 shares of Series 1-D preferred stock at $0.634 per share for aggregate consideration of $8,000,000 to Chicago Growth Partners, L.P. and William Blair Capital Partners VII QP, L.P. and its affiliate, as indicated in the table below.

        The following table sets forth the aggregate number of shares of our common stock and preferred stock acquired by the holders of more than 5% of our common stock, or their affiliates, listed below in connection with our Series 1-C and Series 1-D preferred stock financings and certain prior financings as indicated below:

Purchaser	Common stock (1)	Series 1-A preferred stock purchased(2)	Series 1-B preferred stock purchased(3)	Series 1-C preferred stock purchased	Series 1-D preferred stock purchased
5% stockholders
Enterprise Partners	108,114	3,759,398	6,737,746	2,796,072	3,281,923
Alliance Technology Ventures III, L.P. and its affiliates	—	3,759,399	3,930,349	2,048,281	2,404,194
Tullis-Dickerson Capital Focus II, L.P. and its affiliates	63,294	1,691,730	1,768,654	921,729	1,081,891
Chicago Growth Partners, L.P.	—	—	—	—	6,309,148
William Blair Capital Partners QP, L.P. and its affiliate	—	—	—	—	6,309,148
Excelsior Venture Partners III, LLC	46,860	942,481	1,403,696	620,580	728,413

(1)
These shares include the number of shares of Series A preferred stock and Series B preferred stock converted into shares of our common stock pursuant to the recapitalizations that took place in connection with our Series B-2 preferred stock financing in July 2003.

(2)
These shares represent the number of shares of Series 1-A preferred stock issued upon exchange of shares of Series B-1 preferred stock pursuant to the recapitalization in connection with the Series 1-C preferred stock financing.

(3)
These shares represent the number of shares of Series 1-B preferred stock issued upon exchange of shares of Series B-2 preferred stock pursuant to the recapitalization in connection with the Series 1-C preferred stock financing.

        In connection with our preferred stock financings, we entered into various stockholder agreements with the holders of our preferred stock relating to voting rights, information rights and registration rights, among other things. These stockholder agreements will terminate upon the completion of this offering, except for the registration rights granted under our amended and restated investor rights agreement, as more fully described below in "Investor Rights Agreement" and in "Description of Capital Stock—Registration Rights."

        Some of our directors are associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Andrew E. Senyei, M.D.	Enterprise Partners
Timothy M. Buono	Tullis-Dickerson Capital Focus II, L.P. and its affiliates
Michael Henos	Alliance Technology Ventures III, L.P. and its affiliates
Robert E. Curry, Ph.D.	Alliance Technology Ventures III, L.P. and its affiliates
Arda M. Minocherhomjee, Ph.D.	Chicago Growth Partners, L.P. and William Blair Capital Partners QP, L.P. and its affiliate

Sale of Assets

        In June 2005, we executed an Asset Purchase Agreement with Celula, Inc. whereby we sold certain tangible and intangible assets associated with our cellular analysis technology to Celula. The agreement provided for $425,000 in initial milestone-based cash payments and future royalty based compensation tied to net sales of products and services that make use of valid and outstanding patents or patent applications sold to Celula. Enterprise Partners V L.P., one of our principal stockholders, is a significant stockholder in Celula. Andrew E. Senyei, M.D., Enterprise Partners' representative on our board of directors, recused himself from our and our board of directors' negotiations and approval of the terms of the transaction with Celula. The terms and conditions of the asset sale transaction were negotiated by a special committee of our board of directors that excluded Dr. Senyei. Dr. Senyei is also a member of the board of directors of Celula. The definitive agreement was submitted for final approval to the members of the board of directors, including each of the disinterested members, and a majority of our stockholders.

Investor Rights Agreement

        We have entered into an amended and restated investor rights agreement with the purchasers of our outstanding preferred stock, including entities with which certain of our directors are affiliated, that provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their preferred stock. These rights will continue following this offering and will terminate four years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act. Holders of our preferred stock are party to this agreement. See "Description of Capital Stock—Registration Rights" for additional information.

Employment Agreements

        We are in the process of entering into employment arrangements with our executive officers, as more fully described in "—Post Employment Compensation—Potential Payment Under Employment Arrangements."

Stock Options Granted to Executive Officers and Directors

        We have granted stock options to our executive officers and directors, as more fully described in "Executive Compensation."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers, as described in "Executive Compensation—Limitation of Liability and Indemnification."

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our capital stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The percentage ownership information shown in the table is based upon            shares of common stock outstanding as of July 15, 2007, which assumes (i) the conversion of all outstanding shares of preferred stock into                        shares of common stock, and (ii) the issuance of            shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' option to purchase additional shares.

        Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before September 13, 2007, which is 60 days after July 15, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o Genoptix, Inc., 2110 Rutherford Road, Carlsbad, CA 92008.

Percentage of shares beneficially owned
Name and address of beneficial owner	Number of shares beneficially owned	Before offering		After offering
5% or greater stockholders
Enterprise Partners V, L.P.(1). 2223 Avenida de la Playa, Suite 300 La Jolla, California 92037			%
Chicago Growth Partners, L.P.(2) 303 West Madison Street, Suite 2500 Chicago, Illinois 60606			%
William Blair Capital Partners QP, L.P. and its affiliate(3) 303 West Madison Street, Suite 2500 Chicago, Illinois 60606			%
Alliance Technology Ventures III, L.P.(4) 8995 Westside Parkway, Suite 200 Alpharetta, Georgia 30004			%
Tullis-Dickerson Capital Focus II, L.P. and its affiliates(5) Two Greenwich Plaza, Fourth Floor Greenwich, Connecticut 06830			%
Excelsior Venture Partners III, LLC(6) 225 High Ridge Road, East Building Stamford, Connecticut 06950			%
Directors and named executive officers
Andrew E. Senyei, M.D.(1)			%
Arda M. Minocherhomjee, Ph.D.(2)(3)			%
Robert E. Curry, Ph.D.(4)(7)			%
Michael Henos(4)			%
Timothy M. Buono(5)			%
Tina S. Nova, Ph.D.(8)			%
Samuel D. Riccitelli(9)			%
Douglas Schuling(10)			%
Thomas A. Waltz, M.D.(11)		*
Stephen L. Spotts(12)		*
All executive officers and directors as a group (10 persons)(13)			%

*
Represents beneficial ownership of less than 1%.

(1)
Andrew E. Senyei, M.D. is an employee of Enterprise Partners V, L.P. Dr. Senyei has voting and investment power with respect to the shares held by Enterprise Partners V, L.P. Dr. Senyei disclaims beneficial ownership over the shares held by Enterprise Partners V, L.P., except to the extent of his pecuniary interest therein.

(2)
Chicago Growth Management, LLC is the general partner of Chicago Growth Management, L.P., the general partner of Chicago Growth Partners, L.P. Arda M. Minocherhomjee, Ph.D. is a managing director of Chicago Growth Management, LLC and Chicago Growth Management, L.P. and has voting and investment power with respect to these shares. Dr. Minocherhomjee disclaims beneficial ownership over the shares held by Chicago Growth Partners, L.P., except to the extent of his pecuniary interest therein.

(3)
Includes            shares of common stock held by William Blair Capital Partners VII QP, L.P. and            shares of common stock held by William Blair Capital Partners VII, L.P. William Blair Capital Management VII, LLC is the general partner of William Blair Capital Management VII, L.P., the general partner of William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P. Arda M. Minocherhomjee, Ph.D. is a managing director of William Blair Capital Management VII, LLC and William Blair Capital Management VII, L.P. and has voting and investment power with respect to these shares. Dr. Minocherhomjee disclaims beneficial ownership over the shares held by William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P., except to the extent of his pecuniary interest therein.

(4)
Includes                        shares of common stock held by Alliance Technology Ventures III, L.P. and            shares of common stock held by ATV III Affiliates, L.P. Michael Henos and Robert E. Curry, Ph.D. are employees of Alliance Technology Ventures III, L.P. and have voting and investment power with respect to the shares held by Alliance Technology Ventures III, L.P. and ATV III Affiliates, L.P. Mr. Henos and Dr. Curry disclaim beneficial ownership over the shares held by Alliance Technology Ventures III, L.P., except to the extent of their pecuniary interest therein.

(5)
Includes            shares of common stock held by TD Javelin Capital Fund II, L.P.,            shares of common stock held by TD Lighthouse Capital Fund, L.P. and            shares of common stock held by Tullis-Dickerson Capital Focus II, L.P. TD Javelin Capital Fund II, L.P. and TD Lighthouse Capital Fund, L.P. are managed by TD II Regional Partners, Inc. Tullis-Dickerson Capital Focus II, L.P. is managed by Tullis-Dickerson Partners II, L.L.C. Timothy M. Buono, Joan P. Neuscheler, James L. L. Tullis, Thomas P. Dickerson and Lyle A. Hohnke share the voting and/or dispositive power over all such shares. Mr. Buono disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(6)
UST Advisers, Inc. serves as the investment advisor to Excelsior Venture Partners III, LLC and is a direct, wholly owned subsidiary of United States Trust Company, N.A. United States Trust Company, N.A. was recently acquired by Bank of America Corporation on July 1, 2007. Bank of America Corporation is also the parent entity of one of our underwriters, Banc of America Securities LLC. Excelsior Venture Partners III, LLC is an investment company registered under the Investment Company Act of 1940, as amended.

(7)
Includes            shares that Dr. Curry has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(8)
Includes            shares that Dr. Nova has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(9)
Represents                        shares that Mr. Riccitelli has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(10)
Includes            shares that Mr. Schuling has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(11)
Includes            shares help by Thomas & Nell Waltz Family L.P. and            shares that Dr. Waltz has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(12)
Represents            shares that Mr. Spotts has the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

(13)
Includes            shares that all executive officers and directors as a group have the right to acquire from us within 60 days of July 15, 2007 pursuant to the exercise of stock options,            of which would be initially unvested and subject to a right of repurchase by us as of September 13, 2007 that would lapse over the vesting schedule.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        Outstanding Shares.    On July 15, 2007, there were            shares of common stock outstanding, held of record by 93 stockholders. This amount excludes our outstanding shares of preferred stock as of July 15, 2007, which will convert into            shares of common stock upon completion of this offering. Based on            shares of common stock outstanding as of July 15, 2007, which assumes (i) the conversion of all outstanding shares of our preferred stock, and (ii) the issuance of            shares of common stock in this offering, there will be            shares of common stock outstanding upon completion of this offering.

        As of July 15, 2007, there were            shares of common stock subject to outstanding options, and up to            shares of common stock subject to outstanding warrants.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

        Rights and Preferences.    Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

        Fully Paid and Nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

        On July 15, 2007, there were            shares of preferred stock outstanding, held of record by 19 stockholders. Upon completion of this offering, all outstanding shares of preferred stock will have been converted into                  shares of our common stock. Immediately prior to completion of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to                   shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

        As of July 15, 2007, there were outstanding warrants to purchase the following shares of our capital stock:

Description	# of shares of common stock after this offering	Weighted average exercise price after this offering
Series 1-A Preferred Stock	60,120	$1.330
Series 1-B Preferred Stock	16,798	$0.893
Series 1-D Preferred Stock	331,230	$0.634

        In April 2002, in connection with a loan and security agreement with General Electric Capital Corporation, we issued a warrant to purchase 39,189 shares of our Series B preferred stock. In connection with our Series B-2 preferred stock financing, this warrant was amended and restated to become a warrant to purchase 39,189 shares of our Series B-1 preferred stock. In August 2004 in connection with our Series 1-C preferred stock financing, this warrant was further amended and restated to become a warrant to purchase 39,189 shares of our Series 1-A preferred stock, at an initial exercise price of $1.33 per share.

        In July 2002, in connection with the same loan and security agreement with General Electric Capital Corporation, we issued a warrant to purchase 8,931 shares of our Series B preferred stock. In connection with our Series B-2 preferred stock financing, this warrant was amended and restated to become a warrant to purchase 8,931 shares of our Series B-1 preferred stock. In August 2004 in connection with our Series 1-C preferred stock financing, this warrant was further amended and restated to become a warrant to purchase 8,931 shares of our Series 1-A preferred stock, at an initial exercise price of $1.33 per share.

        In November 2002, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase 12,000 shares of our Series B preferred stock. In connection with our Series B-2 preferred stock financing, this warrant was amended and restated to become a warrant to purchase 12,000 shares of our Series B-1 preferred stock. In August 2004 in connection with our Series 1-C preferred stock financing, this warrant was further amended and restated to become a warrant to purchase 12,000 shares of our Series 1-A preferred stock, at an initial exercise price of $1.33 per share.

        In March 2004, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase 16,798 shares of Series B-2 preferred stock. In August 2004 in connection with our Series 1-C preferred stock financing, this warrant was amended and restated to become a warrant exercisable for 16,798 shares of Series 1-B preferred stock, at an initial exercise price of $0.893 per share.

        In May 2005, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase approximately 276,025 shares of our Series 1-D preferred stock, at an initial exercise price of $0.634 per share.

        In May 2006, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase approximately 55,205 shares of our Series 1-D preferred stock, at an initial exercise price of $0.634 per share.

        Each of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

        The holders of certain of these warrants are entitled to registration rights under our amended and restated investor rights agreement, as described in "—Registration Rights" below.

Registration Rights

        Under our amended and restated investor rights agreement, 180 days after the effective date of this offering, the holders of                  shares of common stock, and warrants to purchase up to            shares of common stock that do not expire if unexercised at or prior to the closing of this offering, or their transferees, have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file.

        Demand Registration Rights.    At any time beginning 180 days after the effective date of this offering, the holders of at least 30% of the shares having registration rights have the right to demand that we file up to two registration statements. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

        Form S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, each holder of shares having registration rights has the right to demand that we file up to three registration statements for the holders on Form S-3 within a year of such request so long as the aggregate offering price, net of any underwriters' discounts or commissions, of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions, conditions and limitations.

        "Piggyback" Registration Rights.    If we register any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 25% of the total number of shares included in the registration statement, except for this offering in which the holders have waived any rights to be included.

        Expenses of Registration.    We will pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations.

        Expiration of Registration Rights.    The registration rights described above will terminate upon the earlier of either four years following the completion of this offering or, as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder's registrable securities pursuant to Rule 144 promulgated under the Securities Act within a single 90-day period.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the completion of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  divide our board of directors into three classes;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

Transfer Agent

        The transfer agent and registrar for our common stock is                  .

NASDAQ Global Market Listing

        We have applied to list our shares of common stock on the NASDAQ Global Market under the symbol "GXDX."

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

        Based on the number of shares of common stock outstanding as of July 15, 2007, upon the completion of this offering,            shares of our common stock will be outstanding, assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable unless held by one of our affiliates. Except as set forth below, the remaining            shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  shares of common stock will be eligible for immediate sale upon the completion of this offering;

  •
  shares of common stock will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the date of this prospectus, unless the lock-up is otherwise extended; and

  •
  shares of common stock will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holders exercise any available registration rights.

Rule 144

        In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        In July 2007, the SEC announced proposed revisions to Rule 144. If the proposed changes to Rule 144 are approved, the holding period for restricted shares of our common stock after the completion of this offering may be reduced to six months under specified circumstances, the restrictions on the sale of restricted shares of our common stock held by our affiliates may be reduced and certain other restrictions on resale of the shares of our common stock under Rule 144 may be modified to make it easier for our stockholders under specified circumstances to sell their shares upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus. We do not know whether these proposed revisions to Rule 144 will be adopted as proposed or in a modified form, or at all.

Rule 144(k)

        Pursuant to Rule 144(k) promulgated under the Securities Act as in effect on the date of this prospectus, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.             shares of our common stock will qualify for resale under Rule 144(k) within 180 days of the date of this prospectus. The proposed revisions to Rule 144 would also effect certain changes to Rule 144(k) permitting unlimited resales of restricted securities of Exchange Act reporting companies after holding the securities for six months under specified circumstances.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

        We, all of our directors and executive officers and holders of substantially all of our outstanding stock have agreed that, subject to certain limited exceptions, including certain dispositions made to family members and charitable organizations and certain transactions relating to our common stock acquired from the underwriters or in the open market, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus; provided that, we may, in connection with the acquisition of or a joint venture, collaboration, licensing arrangement or other strategic transaction with another company, issue shares that do not exceed 5% of the aggregate shares of our common stock outstanding immediately following this offering, so long as the recipient agrees to be bound by the lock-up restrictions for the remainder of the 180-day restricted period.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless such extension is waived in writing by Lehman Brothers Inc.

        Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice, except that each of our executive officers, directors and holders of more than 5% of our capital stock have agreed not to permit any release of shares from their lock-up agreement without the prior consent of a majority of the members of our board of directors. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

        Upon expiration of the 180-day restricted period, certain of our directors, warrantholders and holders of more than 5% of our capital stock have the right to require us to register their shares under the Securities Act. See "—Registration Rights" below.

Registration Rights

        Upon the completion of this offering, the holders of                        shares of common stock, and warrants to purchase up to            shares of common stock that do not expire if unexercised at or prior to the completion of this offering will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights" for additional information.

Equity Incentive Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2001 plan, 2007 plan, directors' plan and 2007 purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the 180-day lock-up arrangement described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. holder. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is not a U.S. person. For purposes of this discussion, the term U.S. person means:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or other entity taxable as a corporation or a partnership or entity taxable as a partnership created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated a U.S. person.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their tax advisors.

        This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder's special tax status or special tax situations. U.S. expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Code and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-U.S. holder to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

        We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's adjusted tax basis in the common stock, but not below zero, and then will be treated as gain from the sale of the common stock.

        Any dividend (out of earnings and profits) paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of Form W-8 certifying qualification for the reduced rate.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the graduated tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-U.S. holder of common stock may obtain a refund of any excess amounts withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (which gain, in the case of a corporate non-U.S. holder, must also be taken into account for branch profits tax purposes), and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

  •
  the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We believe that we are not currently, and that we will not become, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding tax. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

UNDERWRITING

        Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Banc of America Securities LLC
Cowen and Company, LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share
Total

        Lehman Brothers Inc. has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                              per share. After the offering, the representative may change the offering price and other selling terms.

        The expenses of the offering that are payable by us are estimated to be $                               (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of            shares at the public offering price less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than             shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, all of our directors and executive officers and holders of substantially all of our outstanding stock have agreed that, subject to certain limited exceptions, including certain dispositions made to family members and charitable organizations and certain transactions relating to our common stock acquired from the underwriters or in the open market, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus; provided that, we may, in connection with the acquisition of or a joint venture, collaboration, licensing arrangement or other strategic transaction with another company, issue shares that do not exceed 5% of the aggregate shares of our common stock outstanding immediately following this offering, so long as the recipient agrees to be bound by the lock-up restrictions for the remainder of the 180-day restricted period.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless such extension is waived in writing by Lehman Brothers Inc.

        Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice, except that each of our executive officers, directors and holders of more than 5% of our capital stock have agreed not to permit any release of shares from their lock-up agreement without the prior consent of a majority of the members of our board of directors. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The NASDAQ Global Market

        We have applied to list our shares of common stock on the NASDAQ Global Market under the symbol "GXDX."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Excelsior Venture Partners III, LLC holds approximately 6% of our common stock on an as-converted basis. UST Advisers, Inc. serves as the investment advisor to Excelsior Venture Partners III, LLC and is a direct, wholly owned subsidiary of United States Trust Company, N.A. United States Trust Company, N.A. was recently acquired by Bank of America Corporation on July 1, 2007. Bank of America Corporation is also the parent entity of one of our underwriters, Banc of America Securities LLC.

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of shares described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, has been approved in another Relevant Member State and notified the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of shares to the public may be made in that Relevant Member State at any time:

  •
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression, "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

United Kingdom

        This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (as amended), or FSMA) as received in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward Kronish LLP, San Diego, California. The underwriters are being represented by Latham & Watkins LLP, San Diego, California. As of the date of this prospectus, GC&H Investments, LLC, an entity comprised of partners and associates of Cooley Godward Kronish LLP, beneficially owns an aggregate of 241,879 shares of our preferred stock, which will convert into an aggregate of            shares of our common stock upon the completion of this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.genoptix.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

GENOPTIX, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Genoptix, Inc.

        We have audited the accompanying consolidated balance sheets of Genoptix, Inc. as of December 31, 2005 and 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genoptix, Inc. at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, on January 1, 2006, Genoptix, Inc. changed its method of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123 (revised in 2004), Share-Based Payment.

                      /s/ Ernst & Young LLP

San Diego, California
July 3, 2007

Genoptix, Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)

	December 31,		March 31,
	2005	2006	2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,926	$3,865	$4,015
Accounts receivable, net of allowance for doubtful accounts of $102, $1,360 and $1,936 at December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively	2,315	4,766	6,322
Other current assets	264	270	435

Total current assets	11,505	8,901	10,772
Property and equipment, net	1,194	1,287	1,332
Other long-term assets	15	14	11

Total assets	$12,714	$10,202	$12,115

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	1,199	1,987	3,092
Accrued compensation	368	1,058	752
Deferred revenue	33	39	22
Current portion of deferred rent	81	—	—
Current portion of long-term debt	1,373	1,524	1,511

Total current liabilities	3,054	4,608	5,377
Deferred rent, net of current portion	—	267	276
Long-term debt, net of current portion	2,136	1,262	965
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.001 par value; 54,519,000 shares authorized; 52,401,450 shares issued and outstanding at December 31, 2005 and 2006 and March 31, 2007 (unaudited); aggregate liquidation preference of $38,012 at December 31, 2006 and March 31, 2007 (unaudited)	52	52	52
Common stock, $0.001 par value; 70,500,000 shares authorized; 710,079 shares, 936,705 shares and 939,205 shares issued and outstanding at December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively	1	1	1
Additional paid-in capital	59,061	59,361	59,468
Accumulated deficit	(51,590)	(55,349)	(54,024)

Total stockholders' equity	7,524	4,065	5,497

Total liabilities and stockholders' equity	$12,714	$10,202	$12,115

See accompanying notes.

Genoptix, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Revenues	$730	$5,193	$24,018	$4,009	$10,651
Cost of revenues	1,600	5,189	13,131	2,479	4,637

Gross profit	(870)	4	10,887	1,530	6,014
Operating expenses:
Sales and marketing expenses	1,522	4,225	6,264	1,179	2,321
General and administrative expenses	3,078	3,782	6,930	1,329	2,134
Research and development expenses	4,323	1,105	1,080	330	178
Impairment and lease exit costs	317	—	542	—	—

Total operating expenses	9,240	9,112	14,816	2,838	4,633

(Loss) income from operations	(10,110)	(9,108)	(3,929)	(1,308)	1,381
Interest income	32	205	246	75	48
Interest expense	(160)	(291)	(384)	(96)	(82)
Other income	16	22	308	5	29

(Loss) income before income taxes	(10,222)	(9,172)	(3,759)	(1,324)	1,376
Provision for income taxes	—	—	—	—	(51)

Net (loss) income	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$1,325

Net (loss) income per share:
Basic	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Diluted	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

Shares used to compute net (loss) income per share:
Basic	388	391	529	392	730

Diluted	388	391	529	392	730

Pro forma net (loss) income per share:
Basic			$(0.07)		$0.02

Diluted			$(0.07)		$0.02

Shares used to compute pro forma net (loss) income per share:
Basic			52,930		53,131

Diluted			52,930		60,405

See accompanying notes.

Genoptix, Inc.
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2004, 2005 and 2006 and the Three Months Ended March 31, 2007 (unaudited)
(in thousands, except per share data)

	Convertible Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2003	25,401,741	$25	384,093	$—	$40,087	$(32,196)	$7,916
Issuance costs associated with Series 1-B convertible preferred stock	—	—	—	—	(2)	—	(2)
Issuance of Series 1-C convertible preferred stock at $0.893 per share, net of issuance costs of $79	3,329,850	3	—	—	2,892	—	2,895
Conversion of 223,964, shares of Series 1-B convertible preferred stock into 11,198 shares of common stock	(223,964)	—	11,198	—	—	—	—
Exercise of stock options for cash	—	—	26,956	—	2	—	2
Repurchase of common stock	—	—	(21,706)	—	—	—	—
Issuance of warrants in connection with line of credit	—	—	—	—	11	—	11
Issuance of stock options to consultants	—	—	—	—	1	—	1
Net loss and comprehensive loss	—	—	—	—	—	(10,222)	(10,222)

Balance at December 31, 2004	28,507,627	28	400,541	—	42,991	(42,418)	601
Issuance of Series 1-C convertible preferred stock at $0.893 per share, net of issuance costs of $2	3,389,090	3	—	—	3,021	—	3,024
Issuance of Series 1-D convertible preferred stock at $0.634 per share, net of issuance costs of $82	20,504,733	21	—	—	12,897	—	12,918
Exercise of stock options for cash	—	—	318,659	1	25	—	26
Repurchase of common stock	—	—	(9,121)	—	—	—	—
Issuance of warrants in connection with Loan Agreement	—	—	—	—	127	—	127
Net loss and comprehensive loss	—	—	—	—	—	(9,172)	(9,172)

Balance at December 31, 2005	52,401,450	52	710,079	1	59,061	(51,590)	7,524
Stock-based compensation	—	—	—	—	201	—	201
Exercise of stock options for cash	—	—	265,520	—	21	—	21
Repurchase of common stock	—	—	(38,894)	—	—	—	—
Issuance of warrants in connection with Loan Agreement	—	—	—	—	78	—	78
Net loss and comprehensive loss	—	—	—	—	—	(3,759)	(3,759)

Balance at December 31, 2006	52,401,450	52	936,705	1	59,361	(55,349)	4,065
Stock-based compensation (unaudited)	—	—	—	—	106	—	106
Exercise of stock options for cash (unaudited)	—	—	3,700	—	2	—	2
Repurchase of common stock (unaudited)	—	—	(1,200)	—	(1)	—	(1)
Net income and comprehensive income (unaudited)	—	—	—	—	—	1,325	1,325

Balance at March 31, 2007 (unaudited)	52,401,450	$52	939,205	$1	$59,468	$(54,024)	$5,497

See accompanying notes.

Genoptix, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Operating activities
Net (loss) income	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$1,325
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation	1,049	815	630	209	120
Loss (gain) on sale of property and equipment	3	(1)	—	—	—
Loss on impairment of fixed assets	317	—	235	—	—
Provision for doubtful accounts	5	97	1,258	266	576
Stock-based compensation expense	1	—	201	4	106
Non-cash interest expense	21	36	85	17	19
Changes in operating assets and liabilities:
Accounts receivable	(83)	(2,235)	(3,709)	(1,260)	(2,132)
Other current and long-term assets	11	(111)	(36)	(76)	(165)
Deferred rent	(16)	(53)	186	(18)	9
Deferred revenue	92	(59)	6	(33)	(17)
Accounts payable and accrued expenses	(33)	829	788	484	1,105
Accrued compensation	5	218	690	56	(306)

Net cash (used in) provided by operating activities	(8,850)	(9,636)	(3,425)	(1,675)	640
Investing activities
Proceeds from sale of property and equipment	—	258	24	—	—
Purchase of property and equipment	(389)	(465)	(982)	(178)	(165)

Net cash used in investing activities	(389)	(207)	(958)	(178)	(165)
Financing activities
Proceeds from issuance of notes payable	478	3,416	715	46	108
Principal payments on notes payable	(908)	(740)	(1,308)	(318)	(423)
Principal payments on capital lease obligations	(41)	(111)	(106)	(25)	(11)
Net proceeds from issuance of preferred stock	2,893	15,942	—	—	—
Proceeds from exercise of stock options, net	2	26	21	—	1

Net cash provided by (used in) financing activities	2,424	18,533	(678)	(297)	(325)

Net (decrease) increase in cash and cash equivalents	(6,815)	8,690	(5,061)	(2,150)	150
Cash and cash equivalents at beginning of period	7,051	236	8,926	8,926	3,865

Cash and cash equivalents at end of period	$236	$8,926	$3,865	$6,776	$4,015

Supplemental information:
Cash paid for interest during the period	$139	$255	$299	$79	$63

Issuance of warrants to purchase convertible preferred stock	$11	$127	$78	$—	$—

Fixed assets acquired under capital leases	$141	$—	$—	$—	$—

See accompanying notes.

Genoptix, Inc.
Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts. Information as of March 31, 2007 and thereafter and for the Three Months Ended March 31, 2006 and 2007 is unaudited)

1. Organization and Summary of Significant Accounting Policies

Organization and Principles of Consolidation

        Genoptix, Inc., or the Company, was incorporated in Delaware on January 20, 1999. Genoptix, Inc. does business as Genoptix Medical Laboratory. The Company operates as a certified "high complexity" clinical laboratory in accordance with the federal government's Clinical Laboratory Improvement Amendments of 1988, or CLIA, and is dedicated to the delivery of clinical diagnostic services to hematologist/oncologist physician customers.

Basis of Presentation and Principles of Consolidation

        The Company's industry is highly regulated. The manner in which licensed physicians can organize to perform and bill for medical services is governed by state laws and regulations. Business corporations, like the Company, often are not permitted to employ physicians to practice medicine or to own corporations that employ physicians to practice medicine or to otherwise exercise control over the medical judgments or decisions of physicians.

        In California, where the Company's revenue is generated, the Company is not permitted to directly own a medical operation, it performs only non-medical administrative and support services and does not exercise influence or control over the practice of medicine. The Company facilitates the provision of medical services through an entity that it manages, and it is this associated entity that employs the physicians who practice medicine. The Company has entered into a succession agreement that requires the owner of the associated entity to transfer his ownership interests in the entity at the exclusive direction of the Company. The Company's management interest in the entity was obtained in 2005 pursuant to a professional services agreement between the Company and the associated entity. Under the professional services agreement, the associated entity provides all medical services and the Company exclusively manages all non-medical aspects of the operation, including entering into all contracts. The professional services agreement is automatically renewed on a yearly basis but may be terminated by the Company at any time on 60 days' prior notice, and either party may terminate the professional services agreement upon an uncured material breach. The associated entity has no operating assets since the Company provides all such assets. The Company has met the criteria to consolidate the associated entity in accordance with Emerging Issues Task Force, or EITF, Issue No. 97-2, Physician Practice Management Entities and Certain Other Entities with Contractual Management Agreements, and as such, the results of operations of the associated entity are included in the consolidated financial statements of Genoptix, Inc. All intercompany accounts have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes to the consolidated financial statements. The most significant estimates in the Company's consolidated financial statements relate to revenue recognition, allowance for doubtful accounts and stock-based compensation. Actual results could differ from those estimates.

Unaudited Interim Consolidated Financial Statements

        The accompanying interim consolidated balance sheet as of March 31, 2007, the consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2007 and the consolidated statement of stockholders' equity for the three months ended March 31, 2007 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company's consolidated financial position as of March 31, 2007 and its consolidated results of operations and cash flows for the three months ended March 31, 2006 and 2007. The consolidated results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other interim period or for any other future year.

Cash and Cash Equivalents

        The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

        Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term. Depreciation expense is reported in the statement of operations based on the nature of the underlying assets and the functional area to which the assets have been assigned.

Revenue Recognition

        The Company recognizes revenues in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, Revenue Recognition, when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility of the resulting receivable is reasonably assured.

        The Company's specialized diagnostic services are performed based on a written test requisition form and revenues are recognized once the diagnostic services have been performed, the results have been delivered to the ordering physician and the payor has been identified. These diagnostic services are billed to various payors, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals, and individuals. The Company reports revenues from contracted payors, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, the published fee schedules. The Company reports revenues from non-contracted payors, including certain insurance companies and individuals, based on the amount expected to be collected. The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate. In each reporting period, the Company reviews its historical collection experience for non-contracted payors and adjusts its expected revenues accordingly. For the years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2007, the Company did not make any significant adjustments to its original revenue estimates.

        From inception through May 2005, the Company recorded revenues related to several research agreements with the United States Government or its agencies on a cost-plus basis. Revenues from these agreements were recognized as research costs were incurred over the period specified in the related agreement. For the years ended December 31, 2004 and 2005, these revenues were $486 and $282, respectively. Subsequent to May 2005, the Company has had no active research agreements with the United States Government or its agencies and does not intend to enter into any such agreements in the future.

Allowance for Doubtful Accounts

        An allowance for doubtful accounts is recorded, at the same time revenues are recognized, for estimated uncollectible amounts due from the Company's payors. The process for estimating the collection of receivables associated with the Company's specialized diagnostic services involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically, based upon an evaluation of historical collection experience with specific payors and other relevant factors. The realization cycle for certain governmental and managed care payors can be lengthy, involving denial, appeal and adjudication processes, and are subject to periodic adjustments which may be significant. Provision for doubtful accounts are charged to general and administrative expense. Accounts receivable are written off as uncollectible and deducted from the allowance after appropriate collection efforts have been exhausted. Through March 31, 2007 the Company's write-offs have been minimal as the Company continues to pursue collection efforts.

        The Company's provision for doubtful accounts was approximately 5.0% and 5.5% of revenues for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

Research and Development Costs

        Costs incurred in connection with research and development activities are charged to operations as incurred.

Impairment of Long-Lived Assets

        The Company regularly reviews the carrying amount of its long-lived assets, as well as the useful lives, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, if indications of impairment exist, projected future undiscounted cash flows associated with the asset are compared to the carrying amount to determine whether the asset's value is recoverable. If the carrying value of the asset exceeds such projected undiscounted cash flows, the asset will be written down to its estimated fair value. During 2004, the Company determined that impairment of certain assets had occurred and, as a result, recorded an adjustment to the carrying value of such assets of $317, based on the estimated proceeds from the sale of the assets. During 2005, the assets were sold at the adjusted carrying value.

Fair Value of Financial Instruments

        The carrying value of cash equivalents, accounts receivable, accounts payable, accrued expenses and liabilities and other current assets and liabilities are considered to be reasonable estimates of their respective fair values due to their short-term nature. Based on the borrowing rates currently available to the Company for loans with similar terms, the Company believes the fair value of long-term debt approximates its carrying value.

Concentrations of Risk

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable.

        The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company believes the financial positions of the depository institutions holding the Company's deposits significantly reduce the exposure to credit risk. Additionally, the Company has established guidelines regarding diversification of its investments and their maturities, which are designed to maintain safety and liquidity.

        Substantially all of the Company's accounts receivable are with entities in the health care industry. However, concentrations of credit risk are limited due to the number of the Company's clients as well as their dispersion across many different geographic regions. The Company has significant accounts receivable balances whose collectibility is dependent on the availability of funds from certain governmental programs, primarily Medicare, and compliance with the regulations of that agency. Upon audit by a Medicare intermediary, a condition of non-compliance could result in the Company having to refund amounts previously collected. The Company does not believe there is a significant credit risk associated with these governmental programs and an adequate allowance has been recorded for the possibility of these receivables proving uncollectible. The Company does not require collateral or other security to support accounts receivable. Accounts receivable balances from Medicare were approximately $800, $2,200 and $3,400 at December 31, 2005 and 2006 and March 31, 2007, respectively.

        For the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007, approximately 53%, 48%, 43% and 41%, respectively, of the Company's revenues were derived from tests performed for the beneficiaries of the Medicare program.

Stock-based Compensation

Stock-Based Compensation Under SFAS No. 123

        Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements using the intrinsic value method of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and related interpretations. Prior to January 1, 2006, the Company utilized the minimum value method to comply with the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS No. 123. The pro forma net losses disclosed under the disclosure-only provisions of SFAS No. 123 were less than $30 greater than the reported net losses for the years ended December 31, 2004 and 2005. Under APB No. 25, compensation expense for employees is based on the excess, if any, of the fair value of the

Company's common stock over the exercise price of the option on the date of grant. No stock-based compensation expense was recorded under APB No. 25 for the years ended December 31, 2004 and 2005.

Stock-Based Compensation Under SFAS No. 123R

        Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, or SFAS No. 123R, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the Company's consolidated financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, and supersedes APB No. 25. The Company adopted SFAS No. 123R using the prospective approach. Under the prospective approach, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. The Company recognizes compensation expense over the vesting period using the straight-line method and classifies these amounts in the consolidated statements of operations based on the department to which the related employee reports.

        The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant date using the following assumptions:

	Year Ended December 31,	Three Months Ended March 31,
	2006	2006	2007
Employee stock options
Risk-free interest rate	4.75%	4.75%	4.71%
Dividend yield	—	—	—
Expected life of options (years)	6.08	6.08	6.08
Volatility	68.00%	68.00%	65.00%

        The weighted-average grant date fair value per share of employee stock options granted during the year ended December 31, 2006 and the three months ended March 31, 2007 was $1.55 and $2.17, respectively.

        As a result of the Company's Black-Scholes option fair value calculations and the allocation of value to the vesting periods using the straight-line vesting attribution method, the Company recognized employee stock-based compensation in the consolidated statements of operations as follows:

	Year Ended December 31,	Three Months Ended March 31,
	2006	2006	2007
Cost of revenues	$38	$—	$20
Sales and marketing expenses	24	1	16
General and administrative expenses	92	—	47
Research and development expenses	31	—	16

	$185	$1	$99

        The adoption of SFAS No. 123R caused basic and diluted net loss per common share to increase by $0.35 in 2006. No income tax benefit was recognized in the consolidated statement of operations for 2006.

        The total compensation cost related to unvested stock option grants not yet recognized as of December 31, 2006 was $1,270, and the weighted-average period over which these grants are expected to vest is 3.48 years.

        The total compensation cost related to unvested stock option grants not yet recognized as of March 31, 2007 was $1,350, and the weighted-average period over which these grants are expected to vest is 3.29 years.

        The Company derived the risk-free interest rate assumption from the United States Treasury's rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company based the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. The Company calculated the weighted average expected life of options using the simplified method as prescribed by Securities and Exchange Commission Staff Accounting Bulletin, or SAB, No. 107, Share-Based Payment, or SAB No. 107. This decision was based on the lack of relevant historical data due to the Company's limited operating experience. In addition, due to the Company's limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies with publicly-available share prices. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company utilized its historical forfeitures to estimate its future forfeiture rate at 7% for 2006 and the three months ended March 31, 2007. Prior to adoption of SFAS No. 123R, the Company accounted for forfeitures of stock option grants as they occurred.

        The Company records equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with SFAS No. 123R and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and periodically revalues the equity instruments as they vest.

Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The Company measures tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in income in the period that includes the enactment date. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        In June 2006, the FASB issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, or FIN No. 48. FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        The Company adopted the provisions of FIN No. 48 on January 1, 2007. As of the date of adoption, the Company's unrecognized tax benefits totaled $840, all of which, if recognized, would affect the effective tax rate. The adoption of FIN No. 48 did not result in an adjustment to accumulated deficit. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company has recognized no interest or penalties upon the adoption of FIN No. 48. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date.

        The Company is subject to U.S. federal and California income tax. The Company is no longer subject to U.S. federal and California income tax examinations for years before 2003 and 2002, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. The Company is not currently under Internal Revenue Service or California tax examinations.

        At January 1, 2007, the Company had net deferred tax assets of $23,010. A significant component of the Company's deferred tax assets are federal and state tax net operating loss carryforwards and federal and state research and development credit carryforwards. Due to uncertainties surrounding the Company's ability to generate sufficient future taxable income to realize these assets, a full valuation has been established to offset its net deferred tax asset. Additionally, the future utilization of the Company's net operating loss and research and development credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company is in the process of completing an analysis to determine the impact of prior changes in ownership. The Company believes that there have been prior changes in ownership and that there will be limitations on the future utilization of federal and state net operating loss and research and development credit carryforwards. Until the Company has determined the amount subject to limitation, no amounts are being presented as an uncertain tax position in accordance with FIN 48. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including unrealized gains and losses on investments, shall be reported net of their related tax effect to arrive at comprehensive income (loss). Comprehensive income (loss) has equaled the reported net loss for all periods through March 31, 2007.

Net Income (Loss) Per Share

        The Company follows EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, or EITF No. 03-6, which established standards regarding the computation of earnings per share, or EPS, by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF Issue No. 03-6 requires earnings available to common stockholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends, whether or not declared. Basic net income (loss) per share is then calculated by dividing income allocable to common stockholders (after the reduction for any preferred stock dividends assuming current income for the period had been distributed) by the weighted average number of shares of common stock outstanding, net of shares subject to repurchase by the Company, during the period. EITF Issue No. 03-6 does not require the presentation of basic and diluted net income (loss) per share for securities other than common stock; therefore, the following net income (loss) per share amounts only pertain to the Company's common stock. The Company calculates diluted net income (loss) per share under the as-if-converted method unless the conversion of the preferred stock is anti-dilutive to basic net income (loss) per share. To the extent preferred stock is anti-dilutive, the Company calculates diluted net income (loss) per share under the two-class method. The net income (loss) per share amounts presented below are based on share and net income amounts that are not rounded and, as such, may result in minor differences from the amounts computed based on the equivalent information presented in thousands.

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Numerator:
Net (loss) income	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$1,325
Income allocable to preferred stockholders	—	—	—	—	(1,325)

Net (loss) income allocable to common stockholders	$(10,222)	$(9,172)	$(3,759)	$(1,324)	$—

Denominator:
Weighted average shares of common stock outstanding	396	474	802	711	938
Weighted average unvested shares of common stock subject to repurchase	(8)	(83)	(273)	(319)	(208)

Weighted average shares of common stock outstanding—basic and diluted	388	391	529	392	730

Net income (loss) per share—basic and diluted	$(26.36)	$(23.43)	$(7.10)	$(3.38)	$—

        Potentially dilutive securities not included in the calculation of diluted net (loss) income per share because to do so would be anti-dilutive are as follows (in common equivalent shares, in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Preferred stock	28,508	52,401	52,401	52,401	52,401
Preferred stock warrants	336	353	408	353	408
Common stock warrants	3	3	3	3	3
Common stock options	4,298	7,414	7,757	7,373	7,795
Common stock subject to repurchase	247	320	216	318	199

	33,392	60,491	60,785	60,448	60,806

Pro Forma Net (Loss) Income Per Share (unaudited)

        Pro forma basic and diluted net (loss) income per share has been computed to give effect to the conversion of convertible preferred stock into common stock upon the closing of the Company's initial public offering on an as-if-converted basis for the year ended December 31, 2006 and the three months ended March 31, 2007 as follows:

	Year Ended December 31,	Three Months Ended March 31,
	2006	2007
Numerator:
Net (loss) income allocable to common stockholders	$(3,759)	$1,325

Denominator (in thousands):
Weighted average shares of common stock outstanding	802	938
Weighted average unvested shares of common stock subject to repurchase	(273)	(208)
Adjustments to reflect the weighted average effect of the assumed conversion of convertible preferred stock from the date of issuance	52,401	52,401

Pro forma weighted average shares of common stock outstanding—basic	52,930	53,131
Pro forma common equivalent shares from common and preferred stock warrrants	—	268
Pro forma common equivalent shares from options to purchase common stock and unvested shares of common stock subject to repurchase	—	7,006

Pro forma weighted average shares of common stock outstanding—diluted	52,930	60,405

Pro forma net (loss) income per share:
Basic	$(0.07)	$0.02

Diluted	$(0.07)	$0.02

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on the consolidated financial statements. Because SFAS No. 157 does not require any new fair value measurements or remeasurements of previously computed fair values, the Company does not believe the adoption of this Statement will have a material effect on its results of operations or financial condition.

2. Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2005	2006
Computers and equipment	$2,017	$2,691
Furniture and office equipment	392	445
Leasehold improvements	1,936	14

	4,345	3,150
Less accumulated depreciation	(3,151)	(1,863)

	$1,194	$1,287

        The cost and accumulated depreciation of equipment under capital lease at December 31, 2005 was $141 and $77, respectively. No significant amounts of leased equipment are included in the property and equipment balance as of December 31, 2006. Depreciation expense was $1,049, $815, $630, $209 and $120 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.

        In May 2006, the Company sub-leased its then corporate headquarters under a non-cancelable operating lease that expired in November 2006. In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a charge of approximately $542 related to the present value of the expected loss on the sub-lease of the facility that was vacated in May 2006, including $235 related to tenant improvements.

3. Long-Term Debt

        The Company has entered into a series of loan and security agreements with Comerica Bank, and its predecessors, or the Loan Agreements, whereby Comerica has loaned the Company amounts for equipment purchases and working capital. As of March 31, 2007, the Company had $223 available for future equipment purchases which expired on May 30, 2007 and $1,000 available for future draws under an accounts receivable revolving line of credit which expired on June 30, 2007. On June 20, 2007, the

Loan Agreements were extended such that $1,000 is available through August 30, 2007 under the accounts receivable revolving line of credit. No credit is available for future equipment purchases.

        The Company borrowed $500, $478, $416 and $715 under the Loan Agreements to finance equipment purchases in 2002, 2004, 2005 and 2006, respectively. The loans generally bear interest at prime plus 1% (9.25% at December 31, 2006) and are payable in monthly installments of principal and interest over a period of 30 to 36 months.

        In 2005, the Company borrowed $3,000 under the Loan Agreements to provide additional working capital to the Company. The note bears interest at prime plus 1.25% (9.50% at December 31, 2006) and is payable in monthly installments of principal and interest over a period of 36 months.

        In connection with the Loan Agreements, the Company granted a security interest in substantially all personal property of the Company with the exception of intellectual property and those assets financed by another third party under a separate security agreement. The Loan Agreements contain covenants regarding working capital ratios and require a minimum cash balance of $2,000 to be held at Comerica. Upon the occurrence of an event of default, including a material adverse effect (as defined in the Loan Agreements), Comerica may declare all outstanding amounts due and payable.

        Additionally, in connection with the Loan Agreements, the Company issued warrants to purchase 12,000 shares, 16,798 shares, 276,025 shares and 55,205 shares of convertible preferred stock during the years ended December 31, 2002, 2004, 2005 and 2006, respectively (see Note 5).

        Future principal payments due under long-term debt and capital lease agreements consist of the following at December 31, 2006:

	Years Ending December 31,
	2007	2008	2009	Total
Notes payable	$1,566	$1,199	$134	$2,899
Capital lease	19	—	—	19
Non-cash debt discount	(61)	(52)	(19)	(132)

Total long-term debt	$1,524	$1,147	$115	$2,786

4. Commitments and Contingencies

Leases

        The Company leased its laboratory and office facilities under a noncancelable operating lease that terminated in 2006. In May 2006, the Company subleased approximately 47,000 square feet of laboratory and office facilities under a noncancelable operating lease that terminates in 2012. In May 2007, the Company amended its sublease agreement to take an additional 15,000 square feet (See Note 8). The sublease is subject to rent holidays and rent increases. The Company has a $450 standby letter of credit with a financial institution in connection with the office facility lease.

        Rent expense totaled $864, $683, $874, $151 and $253 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.

        Future minimum payments under operating leases as of December 31, 2006 are as follows:

Operating Leases
2007	$992
2008	1,021
2009	1,052
2010	1,084
2011 and thereafter	1,683

Total minimum lease payments	$5,832

Contingencies

        The Company is reimbursed for services provided to patients under certain programs administered by governmental agencies. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance in all material respects with all applicable laws and regulations and it is not aware of any significant pending or threatened inquiries involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

        The Company is insured for medical malpractice risks on a claims-made basis under traditional professional liability insurance policies. No malpractice claims have been made against the Company as of March 31, 2007.

5. Stockholders' Equity

Convertible Preferred Stock

        On August 30, 2004, the Company issued an aggregate of 3,329,850 shares of Series 1-C convertible preferred stock at $0.893 per share for cash proceeds of $2,974. The Company incurred offering costs of $79, resulting in net cash proceeds of $2,895. On January 10, 2005, the Company issued an aggregate of 3,389,090 shares of Series 1-C convertible preferred stock at $0.893 per share for cash proceeds totaling $3,026. The Company incurred offering costs of $2, resulting in net cash proceeds of $3,024. In connection with the issuance of the Series 1-C preferred stock in 2004, the outstanding shares of Series B-1 and B-2 preferred stock were exchanged for an aggregate of 10,701,383 and 14,476,394 shares of Series 1-A preferred stock and 1-B preferred stock, respectively, and an aggregate of 11,198 shares of common stock were issued upon conversion of an aggregate of 223,964 shares of Series B-1 and B-2 preferred stock.

        In May and August 2005, the Company issued an aggregate of 20,504,733 shares of Series 1-D convertible preferred stock at $0.634 per share for cash proceeds of $13,000. The Company incurred offering costs of $82, resulting in net cash proceeds of $12,918.

        The authorized, issued and outstanding shares of convertible preferred stock, as of December 31, 2005 and 2006, are as follows:

	Authorized	Issued and Outstanding	Liquidation Preference
Series 1-A	10,800,000	10,701,383	$9,963
Series 1-B	15,000,000	14,476,394	9,049
Series 1-C	6,719,000	6,718,940	6,000
Series 1-D	22,000,000	20,504,733	13,000

	54,519,000	52,401,450	$38,012

        In connection with the issuance of the Series 1-D convertible preferred stock, the redemption right associated with the Series 1-C convertible preferred stock was eliminated.

        The holders of Series 1-D convertible preferred stock are entitled to receive annual noncumulative dividends of $0.05 per share when and if declared by the Board of Directors prior and in preference to the holders of Series 1-A, Series 1-B and Series 1-C preferred and to the holders of common stock. The holders of the Series 1-C convertible preferred stock are entitled to receive annual noncumulative dividends of $0.07 per share when and if declared by the Board of Directors, prior and in preference to the holders of the Series 1-A preferred and Series 1-B preferred and to the holders of common stock. The holders of the Series 1-A and Series 1-B convertible preferred stock are entitled to receive annual noncumulative dividends of $0.07 per share and $0.05 per share, respectively, when and if declared by the Board of Directors, prior and in preference to the holders of common stock. After satisfaction of the annual noncumulative preferred stock dividends noted above, the preferred stockholders would participate in any common stock dividends on an as-if-converted to common stock basis. As of December 31, 2006, no dividends have been declared.

        As of December 31, 2006, in the event of a liquidation of the Company, holders of Series 1-A, 1-B, 1-C and 1-D convertible preferred stock are entitled to a liquidation preference of $0.931, $0.6251, $0.893 and $0.634 per share, respectively, plus any declared but unpaid dividends (subject to appropriate adjustments for stock splits, stock dividends, or other recapitalizations) prior to and in preference to any distribution of the assets of the corporation. The remaining assets of the Company are to be distributed to the preferred and common stockholders, pro rata based on the number of shares of stock held on an as-if-converted to common stock basis by each stockholder.

        At the option of the holder, the shares of preferred stock are convertible into shares of common stock on a one-for-one basis, subject to adjustment. The preferred stock will automatically convert into shares of common stock upon the earlier of the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, in which the per share price is at least $2.68, (as adjusted for stock splits, dividends, recapitalizations), and the Company receives at least $35,000 in gross proceeds or on the date specified by written consent or agreement of the holders of 55% of the then outstanding shares of preferred stock, voting together as a separate class on an as-if-converted to common stock basis. The holders of preferred stock have antidilution protection for certain dilutive issuances below the respective conversion price of their preferred stock. Through March 31, 2007, no antidilution adjustments have occurred.

        The preferred stockholders have voting rights equal to the shares of common stock that the preferred stockholders would own upon conversion.

Warrants

        During April and July 2002, the Company issued warrants to purchase an aggregate of 48,120 shares of Series 1-A preferred stock. The warrants have an exercise price of $1.33 per share and expire at various dates through July 2009.

        In November 2002, March 2004, May 2005 and May 2006, the Company issued warrants to purchase preferred stock in connection with certain Loan Agreements. The fair value of the warrants was estimated based on the Black-Scholes valuation model with the fair value recorded as debt discount and amortized over the term of the related loans.

        The warrant issuances are summarized as follows:

Series	1-A	1-A	1-D	1-D
Issuance date	November 2002	March 2004	May 2005	May 2006
Shares	12,000	16,798	276,025	55,205
Exercise price per share	$1.33	$0.893	$0.634	$0.634
Risk-free interest rate	5%	6%	4.3%	5.09%
Dividend yield	0%	0%	0%	0%
Expected life (years)	10	10	10	10
Volatility	60%	60%	60%	68%
Total fair value	$12	$11	$127	$78

Stock Options

        All options outstanding as of March 31, 2007 are governed by the Company's 2001 Equity Incentive Plan, as amended, or 2001 Plan. As of March 31, 2007, there are 9,363,667 shares of common stock reserved under the 2001 Plan. Generally the options are exercisable for up to 10 years from the date of grant and vest over a four-year period, with 25% of the grant vesting on the first anniversary of the vesting base date and the remaining 75% vesting in equal monthly installments over the remaining three years. In addition, options under the 2001 Plan will immediately vest in the event a participant's service with the Company or a successor entity is terminated involuntarily without cause or voluntarily with good reason within 13 months following the occurrence of certain specified change in control transactions.

        Following is a summary of stock option activity under the 2001 Plan:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2003	2,686,581	2,905,863	$0.16
Options granted	(1,724,648)	1,724,648	$0.08
Options cancelled	305,376	(305,376)	$0.08
Options exercised	—	(26,956)	$0.15

Balance at December 31, 2004	1,267,309	4,298,179	$0.13
Additional shares reserved	3,740,610	—
Options granted	(3,702,592)	3,702,592	$0.08
Options cancelled	267,666	(267,666)	$0.12
Options exercised	—	(318,659)	$0.08
Repurchases	3,708	—	$0.07

Balance at December 31, 2005	1,576,701	7,414,446	$0.10
Options granted	(1,008,800)	1,008,800	$0.10
Options cancelled	400,703	(400,703)	$0.17
Options exercised	—	(265,520)	$0.08
Repurchases	1,298	—	$0.08

Balance at December 31, 2006	969,902	7,757,023	$0.11	7.99	$13,898

Options granted	(87,950)	87,950	$0.45
Options cancelled	46,111	(46,111)	$0.09
Options exercised	—	(3,700)	$0.45
Repurchases	1,200	—	$0.45

Balance at March 31, 2007	929,263	7,795,162	$0.11	7.76	$18,274

Exercisable at March 31, 2007		7,795,162	$0.11	7.76	$18,274

        In connection with the preparation of the Company's consolidated financial statements for the year ended December 31, 2006 and the three months ended March 31, 2007, for the preparation of a registration statement for the Company to sell shares of its common stock in an initial public offering, management, all of whom are related parties, reassessed the fair value of the Company's common stock. At the time of the issuances of stock options, the Company believed its estimates of the fair value of its common stock was reasonable and consistent with its understanding of how similarly situated companies in its industry were valued. The Company undertook to prepare an in-depth retrospective valuation at each quarter-end in 2006 and the first quarter of 2007 by reviewing each critical estimate in its valuation. Due to the retrospective nature of the analysis, the Company adjusted its original determination of the fair value of its common stock and related underlying assumptions as a result of increasing the likelihood of a liquidity event in the form of an initial public offering. As a result of the consistent and significant growth of its business at each quarterly reporting period, the Company reduced its estimated weighted average cost of capital and also reduced the discount for incremental lack of control and illiquidity. In addition, the Company increased the probability of achieving the high end of its performance scenarios. The Company's reassessment using its updated analysis resulted in the increase of its common stock value in each quarter in 2006 and the first quarter of 2007. The Company made no adjustments to its original determination of the fair market value of its common stock during 2004 and 2005 since substantially all of the Company's enterprise value was allocated to preferred stock in those periods due to: significant operating losses in 2004 and increasing losses in each quarter of 2005; weak financial condition in 2004 and continuing into 2005; low likelihood of a liquidity event; liquidation preferences of participating preferred stock in excess of enterprise value throughout 2004 and 2005; a decline in enterprise value in 2005 as represented by a decrease in the preferred stock per share price from $0.839 in the first quarter of 2005 to $0.634 in the third quarter of 2005; risks affecting the Company's business; and the lack of marketability of the Company's common stock.

        Quarterly information on stock options granted from January 1, 2006 through March 31, 2007 is summarized as follows:

Grants Made During the Three Months Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Reassessed Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2006	73,500	$0.08	$1.08	$1.00
June 30, 2006	92,750	$0.08	$1.37	$1.29
September 30, 2006	778,900	$0.08	$1.68	$1.60
December 31, 2006	63,650	$0.45	$1.89	$1.44
March 31, 2007	87,950	$0.45	$2.45	$2.00

        Based on the reassessed fair values of the Company's common stock, the Company concluded that the 1,008,800 and 87,950 common stock options granted during the year ended December 31, 2006 and the three months ended March 31, 2007, respectively, were at exercise prices below their reassessed values as indicated in the table above.

        The aggregate exercise date intrinsic value of options exercised during the year ended December 31, 2006 was approximately $428. The weighted average grant-date fair value of the vested options at December 31, 2006 was $0.01 per share. The total fair value of options vested during 2006 was insignificant since the underlying options were all granted prior to the adoption of SFAS No. 123R and were valued using the minimum value method. The weighted average grant-date fair value of the options cancelled during the year ended December 31, 2006 was $0.11 per share.

        At December 31, 2006, 4,166,212 options are vested and 216,112 shares are subject to repurchase for less than $20.

Shares of Common Stock Reserved for Issuance

        Shares of common stock were reserved for future issuance at December 31, 2006 as follows (in thousands):

Convertible preferred stock	52,401
Preferred stock warrants	408
Common stock warrants	3
Common stock options outstanding	7,757
Common stock options available for grant	970

Total shares of common stock reserved for future issuance	61,539

6. Income Taxes

        The provision for income taxes for the three months ended March 31, 2007 consists of $51 of current federal and state income tax expense related to alternative minimum taxes. The Company reported net losses for all periods through December 31, 2006 and therefore, no provision for income taxes was recorded.

        The effective tax rate on income taxes is reconciled to the statutory income tax rate as follows:

	Years Ended December 31,
	2004	2005	2006
Tax computed at the federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	6.3%	5.8%	5.5%
Stock-based compensation	0.0%	0.0%	(1.9)%
Tax credits	0.9%	0.2%	0.6%
Permanent differences and other	(0.2)%	(0.4)%	(1.5)%
Change in valuation allowance	(42.0)%	(40.6)%	(37.7)%

Actual rate	0.0%	0.0%	0.0%

        Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the deferred tax assets are as follows:

	December 31,
	2005	2006
Deferred tax assets:
Net operating loss carryforwards	$18,301	$19,819
Credit carryforwards	795	834
Accrued expenses	146	808
Intangible assets	1,823	1,563
Fixed assets	525	—
Other	3	26

	21,593	23,050
Valuation allowance	(21,593)	(23,010)

Total deferred tax assets, net of valuation allowance	—	40

Deferred tax liabilities:
Fixed assets	—	(40)

Net deferred tax assets	$—	$—

        A valuation allowance of $21,593 and $23,010 at December 31, 2005 and 2006, respectively, has been recorded to offset net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

        At December 31, 2006, the Company had federal tax net operating loss carryforwards of $48,733 and state tax net operating loss carryforwards of $48,082. The federal and state tax net operating loss carryforwards will begin to expire in 2019 and 2008, respectively. At December 31, 2006, the Company had federal research and development credit carryforwards of $449 and state research credit carryforwards of $485. The federal research and development credit carryforward begins to expire in 2020. The state research credit carryforwards do not expire.

        Utilization of net operating loss carryforwards, credit carryforwards, and certain deductions may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company is in the process of completing an analysis to determine the impact of prior changes in ownership. The Company believes that there have been prior changes in ownership and that there may be limitations on the future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets. Until the Company has determined the amount subject to limitation, the deferred tax assets will not be reduced. Additionally, such a limitation may occur as a result of a change in ownership upon the planned initial public offering. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities. Currently, the Company is not under examination by any taxing authorities. Any net operating loss or credit carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

        Significant judgment is required in determining the Company's provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company's belief that the tax return positions are fully supportable, the Company believes that certain positions may be challenged and may not be sustained on review by tax authorities. No assurance can be given that the final resolution of these matters will not be materially different than those reflected in the Company's historical income tax provisions and accruals. Such determinations could have a material effect on the Company's income tax provisions or benefits in the period in which such determination is made.

7. Employee Savings Plan

        The Company has a 401(k) program, which allows participating employees to contribute up to 100% of their salary, subject to annual limits. The Company's board of directors may, at its sole discretion, approve Company contributions. No such contributions have been approved or made as of December 31, 2006.

8. Subsequent Events

Sublease Extension

        In May 2007, the Company subleased an additional 15,000 square feet in its existing laboratory and office facility under a noncancelable operating lease that terminates in 2012. The sublease is subject to rent holidays and rent increases. Future minimum payments under the operating lease are as follows:

2007	$134
2008	272
2009	280
2010	289
2011 and thereafter	448

Total minimum lease payments	$1,423

Changes in Capitalization

        On June 15, 2007, the Company's board of directors approved the adoption of the 2007 Equity Incentive Plan, the 2007 Non-Employee Directors' Stock Option Plan and the 2007 Employee Stock Purchase Plan. Each of these plans will become effective immediately upon the signing of the underwriting agreement for the Company's planned initial public offering.

                  Shares

Common Stock

PROSPECTUS
                                , 2007

Sole Book-Running Manager

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

COWEN AND COMPANY

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the National Association of Securities Dealers, or NASD, filing fee and the NASDAQ Global Market filing fee.

Amount to be paid
SEC registration fee	$2,648
NASD filing fee	9,125
NASDAQ Global Market filing fee	100,000
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous expenses	*
Total	*

*
To be provided by amendment.

Item 14. Indemnification of directors and officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Genoptix or any of its affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

  •
  indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

  •
  indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our securities or a final judgment that the director's or officer's conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty;

  •
  indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

  •
  indemnification for settlements the director or officer enters into without our written consent; or

  •
  indemnification in violation of any undertaking required by the Securities Act or in any registration statement that we file.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

        We plan to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering	3.2
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.4
Amended and Restated Investor Rights Agreement dated May 9, 2005 between the Registrant and certain of its stockholders	4.9
First Amendment to Amended And Restated Investors' Rights Agreement, dated August 3, 2005, by and among the Registrant and certain of its stockholders	4.10
Form of Indemnity Agreement	10.1

Item 15. Recent sales of unregistered securities.

        The following sets forth information regarding all unregistered securities sold since January 1, 2004:

          (1)   In August 2004, in connection with our Series 1-C preferred stock financing, we issued an aggregate of 6,718,940 shares of our Series 1-C preferred stock to 16 accredited investors, at $0.893 per share, for an aggregate purchase price of approximately $6.0 million. These shares will convert into an aggregate of            shares of our common stock upon the completion of this offering.

          (2)   In May and August 2005, in connection with our Series 1-D preferred stock financing, we issued an aggregate of 20,504,733 shares of our Series 1-D preferred stock to 18 accredited investors, at $0.634 per share, for an aggregate purchase price of approximately $13.0 million. These shares will convert into an aggregate of            shares of our common stock upon the completion of this offering.

          (3)   In May 2005, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase approximately 276,025 shares of our Series 1-D preferred stock, at an initial exercise price of $0.634 per share. This warrant will become exercisable for an aggregate of            shares of our common stock at an exercise price equal to $        per share, upon completion of this offering.

          (4)   In May 2006, in connection with a debt financing with Comerica Bank, we issued a warrant to purchase approximately 55,205 shares of our Series 1-D preferred stock, at an initial

  exercise price of $0.634 per share. This warrant will become exercisable for an aggregate of            shares of our common stock at an exercise price equal to $            per share, upon completion of this offering.

          (5)   We have granted options under our amended and restated 2001 equity incentive plan to purchase            shares of common stock (net of expirations and cancellations) to employees, directors and consultants, having exercise prices ranging from $            to $            per share. Of these, options to purchase            shares of common stock have been exercised for aggregate consideration of $            , at exercise prices ranging from $            to $            per share.

        The offers, sales, and issuances of the securities described in paragraphs (1) through (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us.

        The offers, sales and issuances of the securities described in paragraph (5) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our amended and restated 2001 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a)    Exhibits.

Exhibit number	Description of document
1.1†	Form of Underwriting Agreement.
3.1	Registrant's Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	Form of the Registrant's Amended and Restated Certificate of Incorporation to become effective upon completion of this offering.
3.3	Registrant's Amended and Restated Bylaws, as currently in effect.
3.4	Form of the Registrant's Amended and Restated Bylaws to become effective upon completion of this offering.
4.1	Reference is made to exhibits 3.1 through 3.4.
4.2†	Form of Common Stock Certificate of the Registrant.
4.3	Amended and Restated Warrant to Purchase Stock issued by the Registrant on April 19, 2002 to General Electric Corporation.
4.4	Amended and Restated Warrant to Purchase Stock issued by the Registrant on July 29, 2002 to General Electric Corporation.
4.5	Amended and Restated Warrant to Purchase Stock issued by the Registrant on November 26, 2002 to Comerica Bank.

4.6	Amended and Restated Warrant to Purchase Stock issued by the Registrant on March 8, 2004 to Comerica Bank.
4.7	Warrant to Purchase Stock issued by the Registrant on May 9, 2005 to Comerica Bank.
4.8	Warrant to Purchase Stock issued by the Registrant on May 30, 2006 to Comerica Bank.
4.9	Amended and Restated Investors' Rights Agreement, dated May 9, 2005, by and among the Registrant and certain of its stockholders.
4.10	First Amendment to Amended and Restated Investors' Rights Agreement, dated August 3, 2005, by and among the Registrant and certain of its stockholders.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and executive officers.
10.2+	2001 Equity Incentive Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Notice of Exercise and Early Exercise Stock Purchase Agreement and Notice of Exercise and other exhibits thereto thereunder.
10.3+†	2007 Equity Incentive Plan and Form of Stock Option Agreement, Form of Stock Option Grant Notice and Notice of Exercise thereunder.
10.4+†	2007 Employee Stock Purchase Plan and Form of Offering Document thereunder.
10.5+†	2007 Non-Employee Directors' Stock Option Plan and Form of Stock Option Agreement, Form of Initial and Annual Stock Option Grant Notice and Notice of Exercise thereunder.
10.6+†	Non-Employee Director Compensation Policy.
10.7+†	2007 Annual Executive Bonus Plan.
10.8	Amended and Restated Sublease Agreement, dated May 1, 2006, by and between the Registrant and CancerVax Corporation.
10.9	Amendment No. 1 to Sublease, dated April 2, 2007, by and between the Registrant and Micromet, Inc.
10.10	Amended and Restated Loan and Security Agreement, dated May 9, 2005, between the Registrant and Comerica Bank.
10.11	First Amendment to Amended and Restated Loan and Security Agreement, dated May 30, 2006, between the Registrant and Comerica Bank.
10.12	Second Amendment to Amended and Restated Loan and Security Agreement, dated October 24, 2006, between the Registrant and Comerica Bank.
10.13	Letter Agreement, dated June 25, 2007, between the Registrant and Comerica Bank.
10.14	Clinical Laboratory Professional Services Agreement, dated December 31, 2005, between Registrant and Cartesian Medical Group, Inc.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.
+
Indicates management contract or compensatory plan.

(b)    Financial statement schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 31st day of July, 2007.

GENOPTIX, INC.
By:	/s/ TINA S. NOVA Tina S. Nova, Ph.D. President and Chief Executive Officer

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tina S. Nova, Ph.D. and Douglas A. Schuling, and each of them, as her or his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for her or him and in her or his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ TINA S. NOVA Tina S. Nova, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	July 31, 2007
/s/ DOUGLAS A. SCHULING Douglas A. Schuling	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2007
/s/ ANDREW E. SENYEI Andrew E. Senyei, M.D.	Chairman of the Board of Directors	July 31, 2007
/s/ TIMOTHY M. BUONO Timothy M. Buono	Member of the Board of Directors	July 31, 2007
/s/ ROBERT E. CURRY Robert E. Curry, Ph.D.	Member of the Board of Directors	July 31, 2007
/s/ MICHAEL A. HENOS Michael A. Henos	Member of the Board of Directors	July 31, 2007
/s/ ARDA M. MINOCHERHOMJEE Arda M. Minocherhomjee, Ph.D.	Member of the Board of Directors	July 31, 2007
/s/ STEPHEN L. SPOTTS Stephen L. Spotts	Member of the Board of Directors	July 31, 2007
/s/ THOMAS A. WALTZ Thomas A. Waltz, M.D.	Member of the Board of Directors	July 31, 2007

EXHIBIT INDEX

Exhibit number	Description of document
1.1†	Form of Underwriting Agreement.
3.1	Registrant's Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	Form of the Registrant's Amended and Restated Certificate of Incorporation to become effective upon completion of this offering.
3.3	Registrant's Amended and Restated Bylaws, as currently in effect.
3.4	Form of the Registrant's Amended and Restated Bylaws to become effective upon completion of this offering.
4.1	Reference is made to exhibits 3.1 through 3.4.
4.2†	Form of Common Stock Certificate of the Registrant.
4.3	Amended and Restated Warrant to Purchase Stock issued by the Registrant on April 19, 2002 to General Electric Corporation.
4.4	Amended and Restated Warrant to Purchase Stock issued by the Registrant on July 29, 2002 to General Electric Corporation.
4.5	Amended and Restated Warrant to Purchase Stock issued by the Registrant on November 26, 2002 to Comerica Bank.
4.6	Amended and Restated Warrant to Purchase Stock issued by the Registrant on March 8, 2004 to Comerica Bank.
4.7	Warrant to Purchase Stock issued by the Registrant on May 9, 2005 to Comerica Bank.
4.8	Warrant to Purchase Stock issued by the Registrant on May 30, 2006 to Comerica Bank.
4.9	Amended and Restated Investors' Rights Agreement, dated May 9, 2005, by and among the Registrant and certain of its stockholders.
4.10	First Amendment to Amended and Restated Investors' Rights Agreement, dated August 3, 2005, by and among the Registrant and certain of its stockholders.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and executive officers.
10.2+	2001 Equity Incentive Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Notice of Exercise and Early Exercise Stock Purchase Agreement and Notice of Exercise and other exhibits thereto thereunder.
10.3+†	2007 Equity Incentive Plan and Form of Stock Option Agreement, Form of Stock Option Grant Notice and Notice of Exercise thereunder.
10.4+†	2007 Employee Stock Purchase Plan and Form of Offering Document thereunder.
10.5+†	2007 Non-Employee Directors' Stock Option Plan and Form of Stock Option Agreement, Form of Initial and Annual Stock Option Grant Notice and Notice of Exercise thereunder.
10.6+†	Non-Employee Director Compensation Policy.
10.7+†	2007 Annual Executive Bonus Plan.
10.8	Amended and Restated Sublease Agreement, dated May 1, 2006, by and between the Registrant and CancerVax Corporation.
10.9	Amendment No. 1 to Sublease, dated April 2, 2007, by and between the Registrant and Micromet, Inc.

10.10	Amended and Restated Loan and Security Agreement, dated May 9, 2005, between the Registrant and Comerica Bank.
10.11	First Amendment to Amended and Restated Loan and Security Agreement, dated May 30, 2006, between the Registrant and Comerica Bank.
10.12	Second Amendment to Amended and Restated Loan and Security Agreement, dated October 24, 2006, between the Registrant and Comerica Bank.
10.13	Letter Agreement, dated June 25, 2007, between the Registrant and Comerica Bank.
10.14	Clinical Laboratory Professional Services Agreement, dated December 31, 2005, between Registrant and Cartesian Medical Group, Inc.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.
+
Indicates management contract or compensatory plan.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GENOPTIX, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Genoptix, Inc. Consolidated Balance Sheets (in thousands, except par value and share data)
Genoptix, Inc. Consolidated Statements of Operations (in thousands, except per share data)
Genoptix, Inc. Consolidated Statements of Cash Flows (in thousands)
Genoptix, Inc. Notes to Consolidated Financial Statements (Dollars in thousands, except per share amounts. Information as of March 31, 2007 and thereafter and for the Three Months Ended March 31, 2006 and 2007 is unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX